Exhibit 4.13

Dated: 23 December 2010

THE MINISTER FOR FINANCE

and

THE NATIONAL PENSIONS RESERVE FUND COMMISSION

and

THE NATIONAL TREASURY MANAGEMENT AGENCY

and

ALLIED IRISH BANKS, P.L.C.

PLACING AGREEMENT

Contents		Page

1	INTERPRETATION	4
2	PAYMENT OF BONUSES	12
3	BOARD AND SHAREHOLDER AUTHORISATIONS	13
4	THE COMMISSION SUBSCRIPTION	13
5	WARRANTS	14
6	THE CNV SHARES	15
7	FEES, COMMISSIONS, EXPENSES AND VAT	15
8	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	18
9	INDEMNITIES	19
10	CONTRIBUTION	23
11	EXCLUSIONS OF LIABILITY	24
12	THE TRANSACTION	24
13	COVENANTS TO STATE ENTITIES	27
14	GENERAL	27
15	ASSIGNMENT OR NOVATION	29
16	NOTICES	29
17	GOVERNING LAW AND SUBMISSION TO JURISDICTION	30

SCHEDULE 1
DOCUMENTS TO BE DELIVERED ON THE CLOSING DATE		32

SCHEDULE 2
REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE BANK		33

SCHEDULE 3
COVENANTS BY RANK TO STATE ENTITIES		51
1	Measures to Promote Availability of Credit	51
2	Restructuring Plan	51
3	Related Party Transactions	52
4	Dividends	52
5	Reserves	53
6	Corporate Governance	53
7	Remuneration/Fees	53
8	Relationship Framework	56
9	Disclosure of Information	56
10	Matters of Public Interest	56
11	Use of Proceeds	56
12	Prohibition on the Use of “Cash Box” Structures	57
13	Equity Transactions	57
14	Reference to Subscription Amount for Promotional Purposes	58
15	Acquisitions, Disposals, Investments or Other Transactions	59
16	Confidentiality	59

SCHEDULE 4
CNV SHARES		60
1	Share Capital	60
2	Listing	60
3	Transactions	61
4	Information	61
5	Transfer	62

SCHEDULE 5
ARTICLES OF ASSOCIATION	63

SCHEDULE 6
BONUS PAYMENTS	64

THIS AGREEMENT is made on 23rd December 2010 among:

1.	THE MINISTER FOR FINANCE OF IRELAND of Upper Merrion Street, Dublin 2, Ireland (the “Minister”);

2.	THE NATIONAL PENSIONS RESERVE FUND COMMISSION, acting in its capacity as controller and manager of the National Pensions Reserve Fund of Treasury Building, Grand Canal Street, Dublin 2, Ireland (the “Commission”);

3.	THE NATIONAL TREASURY MANAGEMENT AGENCY of Treasury Building, Grand Canal Street, Dublin 2, Ireland acting on behalf of the Minister (the “NTMA”); and

4.	ALLIED IRISH BANKS, P.L.C., a company incorporated in Ireland with registered number 24173 and whose registered office is at Bankcentre, Ballsbridge, Dublin 4, Ireland (the “Bank”).

WHEREAS:

1.	Further to a direction order made pursuant to the provisions of the Credit Institutions (Stabilisation) Act 2010 (the “CIS Legislation”), and on the terms and subject to the conditions set out in this Agreement, the Commission agrees to subscribe for and the Bank agrees to allot and issue New Ordinary Shares and CNV Shares for an aggregate subscription price of EUR 3,818,438,297.54 (three billion eight hundred and eighteen million four hundred and thirty eight thousand two hundred and ninety seven euro and fifty four cent).

2.	Pursuant to Section 19A of the National Pensions Reserve Fund Act 2000, and on the terms and subject to the conditions set out in this Agreement, the Minister has directed the Commission, subject to the provisions of this Agreement, to subscribe for the New Ordinary Shares and the CNV Shares.

3.	The Minister is a party to this Agreement so that the Minister may have the benefit of and entitlement to enforce the rights, covenants and undertakings given to the Minister, the NTMA or the Commission set out in this Agreement, and the other parties to this Agreement hereby agree that the Minister will be so entitled.

4.	The NTMA is a party to this Agreement for the purpose of performing the functions delegated by the Minister in the National Treasury Management Agency Act 1990 (Delegation of Banking System Functions) Order 2010, and any other delegations of functions or directions by the Minister to the NTMA from time to time. References to the NTMA in this Agreement should be construed accordingly.

NOW THEREFORE IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“2009 Subscription Agreement” means the subscription agreement among the Minister, the Commission and the Bank dated 13 May 2009;

“Accounts” means the audited consolidated accounts of the Group for the three years ended 31 December 2007, 2008 and 2009 (including, without limitation, the related directors’ and auditors’ reports, the consolidated income statement, the consolidated statement of financial position (balance sheet), the statement of financial position of the Bank, the consolidated statement of cash flows, the consolidated statement of comprehensive income, and the consolidated statement of changes in equity, the statement of changes in equity for the Bank, the accounting policies and the notes to the accounts) (whether set out, or incorporated by reference, therein);

“Accounts Date” means 31 December 2009;

“Admission” means the admission of the New Ordinary Shares to trading on the ESM;

“Agreement” means this agreement and the schedules;

“Arrangements” has the meaning given in Clause 12.3(a);

“Articles of Association” means the articles of association of the Bank in the agreed form, to be adopted as set out in Schedule 5;

“Auditors” means KPMG;

“Board” means the Board of Directors of the Bank or a duly authorised committee thereof;

“Business Day” means any day (other than a Saturday or Sunday or public holiday in Ireland) on which clearing banks are open for a full range of banking transactions in Dublin and London;

“BZWBK Disposal” means the proposed disposal of the 51,413,790 Bank Zachodni WBK S.A. shares held by the Group and the 67,500 BZWBK AIB Asset Management S.A. shares held by AIB Capital Markets p.I.c. to Banco Santander S.A.;

“Central Bank” means the Central Bank of Ireland;

“Claims” means any and all claims, actions, liabilities, demands, proceedings, investigations, judgements or awards whatsoever (and in each case whether or not successful, compromised or settled and whether joint or several) brought, made, threatened, alleged, asserted, established or instituted against or otherwise involving any person and “Claim” will be construed accordingly;

“Closing Date” means the date of this Agreement;

“CNV Shares” means the 10,489,899,564 (ten billion four hundred and eighty nine million eight hundred and ninety nine thousand five hundred and sixty four) convertible non-voting shares of EUR0.32 (thirty-two cent) each in the capital of the Bank having the rights set out in the Articles of Association;

“Commission Shares” has the meaning given in Clause 4.3(b);

“Companies Acts” means the Companies Acts, 1963 to 2009 (as amended) of Ireland;

“Company Offering” has the meaning given in paragraph 13.2 of Schedule 3;

“Consent Party” has the meaning given in Clause 12.4;

“Core Tier 1 Capital” means any obligations or instruments or shares or other securities which, under the regulatory capital framework or requirements then applicable to the Bank, are treated, or will upon issue be treated, as core tier 1 capital (as determined by the Central Bank’s requirements at such time or equivalent);

“CREST” means the relevant system (as defined in the Regulations) in respect of which Euroclear is the operator (as defined in the Regulations);

“Directors” means the directors of the Bank from time to time;

“Disposal Transactions” means the disposal of 26,700,000 shares of common stock of M&T Bank Corporation by the Bank, and the BZWBK Disposal;

“EEA” means the European Economic Area;

“Encumbrance” means pledge, lien, option, security interest, claim, equity, trust, mortgage, charge, encumbrance or third party right or interest of any nature whatsoever and including for the avoidance of doubt any pre-emptive or similar right;

“Environmental Laws” has the meaning given in Paragraph 14 of Schedule 2;

“ESM” means the Enterprise Securities Market operated by the Irish Stock Exchange;

“ESM Rules” means the rules for companies with a class of securities admitted to the ESM published by the Irish Stock Exchange;

“Euroclear” means Euroclear UK & Ireland Limited;

“EU” means the European Union;

“Foreign Proceedings” has the meaning given to it in Clause 17.3;

“Foreign Jurisdiction” has the meaning given to it in Clause 17.3;

“FSA” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA;

“FSMA” means the UK Financial Services and Markets Act 2000 including any regulations made pursuant thereto;

“Group” means the Bank and its subsidiaries (within the meaning of Section 155 of the Companies Act 1963), subsidiary undertakings (including, for the avoidance of doubt, Bank Zachodni WBK S.A. and BZWBK AIB Asset Management S.A.) and any other entity in respect of which financial information is included in the Accounts, and “Group Company” means any of them;

“Half-Year Report” means the Bank’s 2010 half-year financial report published on 4 August 2010;

“Hazardous Materials” has the meaning given to it in Paragraph 14 of Schedule 2;

“IFRS” means International Financial Reporting Standards as adopted by the European Union;

“Incentive Schemes” means any share or share option or incentive schemes conducted or operated by any Group Company relating to the issuance of shares to, or the purchase of shares for, officers or employees of the Group or any incentive scheme or arrangement that may involve the receipt of any asset (including cash or any security) by a director or employee of any Group Company;

“Indemnified Government Persons” means:

(a)	the Minister, the Commission, the NTMA and any subsidiaries, associates, agencies or Affiliates of the foregoing persons;

(b)	any entity to which the Commission transfers its rights and obligations under this Agreement pursuant to Clause 14; and

(c)	any director, officer, official, partner, agent or employee of any person specified in paragraph (a) or (b) above;

and “Indemnified Government Person” will be construed accordingly;

“Innovative Tier 1 Instruments” means an instrument meeting the requirements of the Central Bank’s paper entitled “Credit Institutions – Alternative Capital Instruments Eligibility as Tier 1 Capital (BSD 1/04)” dated 7 September 2004;

“Intellectual Property Rights” means patents (including supplementary protection certificates), trade marks, service marks, logos, get-up, trade names, rights in designs, registered designs, design rights, copyright (including rights in computer software), Internet domain names, moral rights, utility models, rights in know how, rights in databases and all other intellectual property rights and neighbouring rights and rights of a similar or corresponding character (including all associated goodwill), in each case whether registered or unregistered or capable of registration and including applications for the grant or protection of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Interim Accounts” means the Bank’s unaudited condensed consolidated accounts for the six months ended, and as at, 30 June 2010;

“Investment Company Act” means the United States Investment Company Act of 1940, as amended;

“Irish Stock Exchange” means The Irish Stock Exchange Limited;

“Issue Price” means the price of EUR 0.3793 per New Ordinary Share and EUR 0.3396 per CNV Share;

“KPMG” means KPMG, 1 Harbourmaster Place, International Financial Services Centre, Dublin 1;

“Listing Rules” means the listing rules of the Irish Stock Exchange and/or where appropriate the listing rules made under Section 73A of the FSMA, as amended from time to time;

“London Stock Exchange” means London Stock Exchange plc;

“Losses” means any and all losses, damages, costs, liabilities, demands, charges, duties or expenses (including legal fees) and Taxation, in each case whether joint or several, which any person may suffer or incur (including, but not limited to all Losses suffered or incurred in investigating, preparing for or disputing or defending or providing evidence in connection with, or settling any Claim and/or in establishing its right to be indemnified pursuant to Clause 9 and/or in seeking advice regarding any Claim or in any way related to or in connection with the indemnity contained in Clause 9) and “Loss” will be construed accordingly;

“Management Accounts” means the unaudited consolidated accounts of the Group for the nine month period ended 30 September 2010;

“Material Adverse Effect” means a material adverse change, or any event or development occurring or reasonably likely to occur which results in or may result in a material adverse change or is reasonably likely to involve a prospective material adverse change, in or affecting the condition (financial, operational, legal or otherwise), earnings, profitability, prospects, solvency, liquidity, credit rating, management, business affairs, financial affairs, or operations of the Group, taken as a whole, whether or not arising in the ordinary course of business;

“Money Laundering Laws” has the meaning given in Paragraph 18(d) of Schedule 2;

“NewCo Scheme” means a scheme of arrangement or analogous proceeding (“Scheme of Arrangement”) which effects the interposition of a limited liability company (“Newco”) between the Shareholders of the Bank immediately prior to the Scheme of Arrangement (the “Existing Shareholders”) and the Bank; provided that (i) only Ordinary Shares of Newco or depositary or other receipts or certificates representing Ordinary Shares of Newco are issued to Existing Shareholders; (ii) immediately after completion of the Scheme of Arrangement the only shareholders of Newco or, as the case may be, the only holders of depositary or other receipts or certificates representing Ordinary Shares of Newco are Existing Shareholders; (iii) immediately after completion of the Scheme of Arrangement, Newco is (or one or more wholly-owned subsidiaries of Newco are) the only shareholder of the Bank; (iv) all subsidiary undertakings of the Bank immediately prior to the Scheme of Arrangement (other than Newco, if Newco is then a subsidiary undertaking of the Bank) are subsidiary undertakings of the Bank (or of Newco) immediately after the Scheme of Arrangement; and (v) immediately after completion of the Scheme of Arrangement the Bank (or Newco) holds, directly or indirectly, the same percentage of the ordinary share capital and equity share capital of those subsidiary undertakings as was held by the Bank immediately prior to the Scheme of Arrangement;

“New Ordinary Shares” means the 675,107,845 (six hundred and seventy five million one hundred and seven thousand eight hundred and forty five) new Ordinary Shares that are to be allotted and issued to the Commission pursuant to this Agreement;

“New Shares” means the New Ordinary Shares and the CNV Shares to be issued pursuant to Clause 4.1;

“OECD Convention” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

“Offer/Listing Document” has the meaning given in Paragraph 13.1 (iii) of Schedule 3;

“Ordinary Shareholders” means holders of Ordinary Shares;

“Ordinary Shares” means ordinary shares in the capital of the Bank having a nominal value of EUR0.32 (thirty-two cent);

“Pension Improvement” has the meaning given in Paragraph 7.1(f) of Schedule 3;

“Previous Announcements” means all documents issued and announcements (other than the Transaction Announcement) made by or on behalf of the Bank or any member of the Group through a Regulatory Information Service or by way of a public regulatory filing since the Accounts Date and before the date of this Agreement;

“Proceedings” has the meaning given to it in Clause 17.2;

“Registration Rights Agreement” means the registration rights agreement between the Bank and the Commission to be entered into on the date of this Agreement;

“Regulations” means the Companies Act 1990 (Uncertified Securities) Regulations 1996 (SI No. 68/1996) of Ireland (as amended by the Companies Acts 1990 (Uncertificated Securities (Amendment) Regulations 2005) (SI No. 693 of 2005);

“Regulation D” means Regulation D under the Securities Act;

“Regulation S” means Regulation S under the Securities Act;

“Regulatory Information Service” has the meaning given in the Listing Rules;

“Relationship Framework” means a relationship framework regulating the relationship between the Minister (or the NTMA as agent for the Minister) and the Bank;

“Relevant Cost” has the meaning given in Clause 7.2;

“Relevant Documents” has the meaning given to it in Clause 12.2(a);

“Restructuring Plan” has the meaning given in Paragraph 2.1(b) of Schedule 3;

“Sanctions” has the meaning given in Paragraph 18(f)(i)(A) of Schedule 2;

“SEC” means the United States Securities and Exchange Commission;

“Securities” means any securities of any Group Company including, without limitation, options, warrants or other rights to subscribe for or purchase or acquire such securities or any depository or other receipts or certificates representing such securities;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Senior Executives” means every person who holds the position from time to time of the Group Chief Executive (or equivalent of such person from time to time), or who is a member of the Group Executive Committee (“GEC”) or who holds an executive grade and reports directly to a member of the GEC (or, in each case, the equivalent of the GEC from time to time) or who otherwise holds a position in the Group that is at, or above, general manager level (or the equivalent of such level from time to time) being a total of 70 persons on the date of this Agreement;

“State Entities” means the Minister, the Commission, the NTMA, the National Asset Management Agency, or any other entity or agency of or related to the Government of Ireland;

“Stamp Taxes” means all stamp, documentary, registration or capital duty or tax (including without limitation, stamp duty and any other similar duty or similar tax), stamp duty reserve tax, companies capital duty or any other levy or fiscal imposition and in each case any interest, fines or penalties thereon;

“Tax” and “Taxation” means all forms of taxation, rates, fines, duties, imposts, charges, contributions, withholdings and levies and includes (without limiting the generality of the foregoing) corporation tax, income tax, dividend withholding tax, capital gains tax, development land tax, advance corporation tax, capital acquisitions tax, corporation profits tax, rates, water rates, capital transfer tax, inheritance tax, gift tax, estate duty, residential property tax, value added tax, pay related social insurance, national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, any stamp, documentary, registration or capital duty or tax (including, without limitation, stamp duty, and any other similar duty or similar tax), stamp duty reserve tax, companies capital duty, tax on turnover or profits, sales tax, and any other amounts corresponding or similar thereto and all other taxes, rates, fines, duties, imposts, charges, contributions, withholdings, levies or other fiscal impositions of any kind whatsoever, whether imposed by government, municipal or local authority or otherwise, or other sums paid in respect of any of them (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, additional taxation, surcharge or penalty) whether arising under the laws of Ireland or those of any other jurisdiction or territory and whether incurred as principal, agent, trustee, indemnitor, warrantor or otherwise, and regardless of whether such taxes, penalties, rates, levies, fines, duties, imports, charges, contributions, withholdings, levies, impositions, interest, fine, charge, additional taxation, surcharge or penalty are directly or primarily chargeable against or attributable to the relevant taxpayer or any other person, firm or company and whether or not the relevant taxpayer is or may be entitled to claim reimbursement thereof from any other person or persons and “Taxable” will be construed accordingly;

“Tax Authority” and “Taxation Authority” means, in Ireland, the Revenue Commissioners, and any other local, municipal, governmental, state, federal or other fiscal authority or body anywhere in the world competent to levy and/or collect Taxation;

“Transaction” means the subscription for New Shares by the Commission, the Warrant Cancellation and Admission;

“Transaction Announcement” means the announcement in the agreed form to be dated the date of this Agreement announcing and giving details of, inter alia, the Transaction;

“Transaction Documents” means this Agreement (or any amendment or supplement to it), any document or agreement (as amended or supplemented from time to time) referred to herein, and any other agreement relating to the Transaction;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“Upper Tier 2 Instruments” means instruments issued by the Bank that fall within the scope of Regulation 8(2) of (S.I. No. 661 of 2006) the European Communities (Capital Adequacy of Credit Institutions) Regulations 2006;

“US Offering” has the meaning given in Paragraph 13.4 of Schedule 3;

“US Person” means a “US Person” as defined in Regulation S;

“VAT” means any tax imposed in conformity with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and any other tax of a similar nature (whether imposed in a member state of the

European Union in substitution for or in addition to the tax referred to above or imposed elsewhere), and when construing any provision relating to VAT, any reference in this Agreement to any person will (where appropriate) be deemed, at any time when such person is a member of a group of companies for VAT purposes, to include a reference to the representative member of such group at such time;

“VATA” means the Value Added Tax Act, 1972 of Ireland as amended from time to time;

“Warrant Cancellation” means the cancellation of the Warrants referred to in Clause 5;

“Warrant Cancellation Payment” means EUR 52,525,194 (fifty-two million, five hundred and twenty two thousand, one hundred and ninety four euro);

“Warrant Instrument” means the warrant instrument entered into between the Bank and the Commission on 13 May 2009;

“Warranties” means the representations, warranties and undertakings contained in Schedule 2, each a “Warranty”;

“Warrants” means the warrants to subscribe for up to 294,251,819 Ordinary Shares constituted and regulated by the Warrant Instrument and issued by the Bank to the Commission on 13 May 2009; and

“Working Hours” means 9.00 am to 5.00 pm on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

(a)	Any reference to a document being “in the agreed form” or “agreed form” means in the form of the draft or proof thereof signed or initialled for the purpose of identification by Arthur Cox or Cravath Swaine & Moore LLP (on behalf of the Minister, the Commission and the NTMA) and McCann FitzGerald or Linklaters LLP (on behalf of the Bank), or as otherwise evidenced as being in the agreed form by communications between the parties to this Agreement or their legal advisers. No such initialling shall imply approval for all or any part of its contents by or on behalf of the person initialling it or any of the parties to this Agreement.

(b)	a reference to:

(i)	any party includes its successors in title and permitted assigns;

(ii)	a “person” includes any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns;

(iii)	a “company” will be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(iv)	a Clause, paragraph, or Schedule, unless otherwise specified, is a reference to a Clause, paragraph of or Schedule to this Agreement;

(v)	writing or similar expressions includes, unless otherwise specified, transmission by facsimile but excludes email;

(vi)	the singular includes the plural and vice versa and references to one gender includes all genders;

(vii)	“day” or a “Business Day” will mean a period of 24 (twenty-four) hours running from midnight to midnight;

(viii)	a “month” will mean a calendar month;

(ix)	times are to time in Ireland;

(x)	expressions defined or used in the Regulations will have the same meaning in this Agreement;

(xi)	a reference to a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland and a “subsidiary” or “holding company” is to be construed in accordance with Section 155 of the Companies Act 1963 of Ireland; and

(xii)	any other document referred to in this Agreement is a reference to that document as amended, varied, novated or supplemented at any time.

(c)	a reference to a statute or statutory provision will be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)	any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

in each case, prior to the date of this Agreement.

(d)	any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding those terms.

1.3	The table of contents and headings in this Agreement are inserted for convenience only, and they are to be ignored in the interpretation of this Agreement.

1.4	For the avoidance of doubt any reference in this Agreement to the agreement or consent of, or any notice or waiver by, the Minister, the Commission and/or the NTMA will be construed as the agreement or consent of, or any notice or waiver by (as the case may be), each of them, except where expressly provided to the contrary.

2.	PAYMENT OF BONUSES

The Bank confirms that it has decided that no performance bonuses (meaning any addition to basic salary that is earned by reference to performance) shall be paid, no matter when they may have been earned. The obligations of the Minister, the Commission and the NTMA under this Agreement are conditional on the Bank having complied, and continuing to comply, with the Minister’s letters to the Bank dated 13 and 22 December 2010, which state that the provision of further State funding to AIB will be conditional, inter alia, on the Board’s decision not to pay any bonuses to staff no matter when they may have been earned, since the Bank could not be in a position to pay without State support, past, present and future. Nothing in this Agreement shall prevent the Bank meeting its obligations on foot of a Court Order.

3.	BOARD AND SHAREHOLDER AUTHORISATIONS

3.1	The Bank confirms to the NTMA and the Commission that a meeting of the Board or a duly constituted committee of the Board has been held which has:

(a)	approved the Transaction;

(b)	authorised the Bank to enter into and perform its obligations under this Agreement and any other obligations necessary to effect the Transaction;

(c)	approved the form and release of the Transaction Announcement;

(d)	approved all other documents connected with the Transaction, as appropriate; and

(e)	authorised all necessary steps to be taken by the Bank in connection with each of the above matters.

3.2	With effect from the Closing Date, further to a Direction Order of the High Court of Ireland issued pursuant to Section 9 of the Credit Institutions (Stabilisation) Act 2010, the Articles of Association will be amended as set out in Schedule 5 to this Agreement.

3.3	The Bank acknowledges and agrees that the Minister, the Commission and the NTMA are acting solely pursuant to a contractual relationship with the Bank on an arm’s length basis with respect to the Transaction. Additionally, the Bank acknowledges that neither the Minister, the Commission nor the NTMA are advising the Bank or any other person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. None of the Minister, the Commission and the NTMA owe any duties or obligations to the Bank of any nature whatsoever, save as expressly set out in this Agreement. The Bank will consult with its own advisers concerning such matters and will be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and neither the Minister, the Commission nor the NTMA will have any responsibility or liability to the Bank or any other person with respect thereto. The Bank further acknowledges and agrees that any review by the Minister and/or the Commission and/or NTMA of the Transaction Documents or other matters relating thereto will be performed solely for the benefit of the Minister, the Commission or the NTMA (as the case may be) and will not be on behalf of the Bank or any other person.

4.	THE COMMISSION SUBSCRIPTION

4.1	Upon the terms of this Agreement the Commission agrees to subscribe for, and the Bank agrees to allot the New Ordinary Shares PROVIDED THAT to the extent that the Commission’s subscription for New Ordinary Shares would result in the Commission holding more than 49.9 per cent of the Ordinary Shares in issue on the Closing Date, CNV Shares shall be allotted to the Commission on the terms, subject to the conditions, and on the basis of the information, contained in the Transaction

Documents and in reliance on the Warranties and the other covenants and undertakings given by the Bank in this Agreement in lieu of the New Ordinary Shares the Commission would otherwise have been issued pursuant to this Clause so that following such allotment the Commission does not acquire more than 49.9 per cent of the Ordinary Shares then in issue, and for these purposes the respective numbers of New Ordinary Shares and CNV Shares to be received by the Commission shall be agreed between the Bank and the NTMA prior to any allotment of New Shares to the Commission pursuant to this Clause 4.

4.2	The consideration for any acquisition of the New Shares by the Commission pursuant to Clause 4.1 will be the payment of the Issue Price in cash, up to an aggregate cash amount of EUR 3,818,438,297.54 (three billion eight hundred and eighteen million four hundred and thirty eight thousand two hundred and ninety seven euro and fifty four cent), to an account nominated by the Bank.

4.3	Closing shall take place immediately following execution by the parties of this Agreement. On the Closing Date, the Bank will:

(a)	deliver to the NTMA a copy of the minutes of a duly held meeting of the directors of the Bank (or a duly constituted committee thereof) authorising the allotment and issue of the New Shares (where such actions are authorised by a committee of the Directors, a copy of the minutes of a duly held meeting of the Directors constituting such committee will also be delivered);

(b)	allot and issue a number of New Shares equal to the number of New Ordinary Shares and CNV Shares agreed to be issued to the Commission under Clause 4.1 (the “Commission Shares”) fully paid and free from Encumbrances;

(c)	enter the Commission in its register of members as a shareholder of the Bank in respect of the Commission Shares;

(d)	at the election of the Commission, credit the CREST account specified in advance by the Commission with the Commission Shares and/or issue the Commission with a share certificate for the Commission Shares;

(e)	enter into a Registration Rights Agreement in a form acceptable to the Commission; and

(f)	deliver to the NTMA and the Commission the documents specified in Schedule 1.

4.4	The Bank agrees that it will, as soon as possible after the date of this Agreement and, in any event, within one month of the date of this Agreement procure that the New Ordinary Shares are admitted to trading on the Enterprise Securities Market of the Irish Stock Exchange.

5.	WARRANTS

5.1	Upon the terms of this Agreement, in reliance on the warranties, representations, covenants and undertakings set out or incorporated by reference herein, the Commission agrees to the extinguishment and cancellation of the Warrants by the Bank on the Closing Date in consideration for the payment to an account specified in advance by the Commission of the Warrant Cancellation Payment.

5.2	On the Closing Date, and subject to payment by the Bank to the Commission of the Warrant Cancellation Payment, the Commission will deliver to the Bank the certificates evidencing its ownership of the First Tranche Warrants and the Second Tranche Warrants (each as defined in the Warrant Instrument).

6.	THE CNV SHARES

6.1	For so long as the Commission holds any CNV Shares, the Bank shall not amend, or seek to amend, the terms of the CNV Shares set out in the Articles of Association without the prior consent of the NTMA.

6.2	The Bank will use its best endeavours to procure the completion of the BZWBK Disposal as soon as possible after the date of this Agreement. Except where the Minister in the public interest directs the Commission to do so pursuant to Section 19B(l)(c) of the National Pensions Reserve Fund Act 2000, the Commission agrees not to convert any CNV Shares to increase its holding of Ordinary Shares in the Bank above 49.9% until the earlier of:

(a)	completion of the BZWBK Disposal in accordance with the terms of an agreement dated 10 September 2010 among Allied Irish Banks, p.l.c. AIB European Investments Limited, AIB Capital Markets, p.l.c. and Banco Santander S.A. (as amended from time to time with the prior consent of the NTMA) (the “Sale Agreement”); or

(b)	the date when the Sale Agreement is terminated; or

(c)	10 September 2011;

and immediately thereafter the Commission will convert all of the CNV Shares to Ordinary Shares, and the Bank will do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the NTMA that are necessary to effect such increase in the Commission’s ordinary shareholding.

6.3	For so long as the Commission holds any CNV Shares, the Bank shall comply with the provisions of Schedule 4.

6.4	For the avoidance of doubt, the provisions of this Clause are without prejudice to the rights attaching to the CNV Shares in the Articles of Association.

7.	FEES, COMMISSIONS, EXPENSES AND VAT

7.1	Subject to Clause 7.2, in consideration for the Commission agreeing to perform its obligations under this Agreement, the Bank will pay:

(a)	to the Commission a commission of EUR 3,463,651.56 in respect of the New Ordinary Shares (excluding expenses and the Warrants Cancellation Fee) subscribed for by the Commission at the Issue Price pursuant to Clause 4;

(b)	to the Commission a commission of EUR 62,449,452.98 in respect of the CNV Shares (excluding expenses and the Warrants Cancellation Fee) subscribed for by the Commission at the Issue Price pursuant to Clause 4; and

(c)

the costs and expenses (including the costs and expenses of their legal and, where relevant, financial or other professional advisers) of each of the Minister, the Commission, and the NTMA, in each case incurred for the purpose of or in connection with the Transaction, or any arrangements referred to in, or contemplated by, this Agreement (including, for the avoidance of doubt, the Disposal Transactions and the now-halted disposal of AIB(UK) and First Trust Bank).

7.2	The commissions referred to in Clauses 7.1(a) and 7.1(b) will be payable on the date of this Agreement.

7.3	The Commission may deduct the amount of the commissions and expenses payable under this Clause 7 together with, in each case, any VAT chargeable thereon, from any cash payment to be made by the Commission to the Bank under Clause 4.

7.4	The costs and expenses set out in Clause 7.1(c) shall be payable in full as soon as practicable following, and in no circumstances later than the second Business Day following, a demand for reimbursement being received by the Bank.

7.5	The Bank will bear all costs and expenses of or incidental to the Transaction (including, for the avoidance of doubt, any applicable amounts in respect of VAT thereon, in accordance with Clause 7.8). The Bank will forthwith (and, in relation to VAT that is payable, in accordance with Clause 7.8) upon demand by any other party to this Agreement (accompanied by the relevant receipt therefor) reimburse such person the amount of any such expenses. This Clause 7.5 will not apply to any Tax provision for which is, for the avoidance of doubt, made in Clauses 7.6, 7.7, 7.8, 7.10, except to the extent provided for in Clauses 7.6, 7.7, 7.8, 7.10.

7.6	The Bank will pay within seven (7) days of receiving a demand an amount equal to any Stamp Taxes which are payable or paid (whether by the Minister, the Commission, the NTMA, or otherwise) in connection with the allotment and issue of the New Shares, the delivery of the New Shares and/or the acquisition of the New Shares in the manner contemplated by this Agreement or the execution, delivery, performance or enforcement of this Agreement and shall indemnify and hold harmless each Indemnified Government Person from and against any such Stamp Taxes, provided that this Clause 7.6 will not apply to either: (i) any Stamp Taxes payable in respect of re-offers, resales transfers of, or agreements to transfer, New Shares subsequent to their initial allotment and issue in the manner contemplated by this Agreement; or (ii) any Stamp Taxes payable as a result of the wilful default or gross negligence of any of the Minister, the Commission, and the NTMA in the performance of their obligations under this Agreement. References in this Clause 7.6 to New Shares include any interest in or rights to allotment of New Shares.

7.7	If any Indemnified Government Person is subject to Tax (or brings an amount into any computation of income profits or gains for the purposes of Taxation) in respect of any sum payable under this Agreement, other than any fees or commissions payable under Clause 7.1 or Clause 7.2, or if any such sum is taken into account in computing the taxable profits or income of any Indemnified Government Person, save to the extent that such Tax has already been taken into account in determining the amount payable under this Agreement, the sum payable will be increased to such amount as will ensure that (after payment of such Tax, including, for the avoidance of doubt, any additional Tax payable as a result of such increase) each Indemnified Government Person retains a sum equal to the sum that it would have received and retained in the absence of such Tax. This Clause 7.7 shall apply in respect of any additional amounts paid pursuant to Clause 7.10 as it applies to other amounts paid to an Indemnified Government Person.

7.8

All sums (including, for the avoidance of doubt, any fees or commissions or expenses payable under Clause 7.1,7.2, 7.4 or 7.5) payable by the Bank (the “Payer”) to any Indemnified Government Person (the “Payee”) pursuant to this Agreement are expressed exclusive of any amount in respect of VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) is or are the whole or part of the consideration for VAT purposes. If any Payee makes (or is deemed for VAT purposes to make) any supply to the Payer pursuant to this Agreement and VAT is or becomes chargeable in respect of such supply, the Payer will pay to the Payee (within 14 (fourteen) days of the receipt of a valid VAT invoice) an additional sum equal to the amount of such VAT.

7.9	In any case where the Bank is obliged to pay a sum to any Indemnified Government Person under this Agreement by way of indemnity, reimbursement, damages or compensation for or in respect of any fee, liability, cost, charge or expense (the “Relevant Cost”), the Bank will pay to the Indemnified Government Person at the same time an additional amount determined as follows:

(a)	if the Relevant Cost is for VAT purposes the consideration for a supply of goods or services made to the Indemnified Government Person (including, for the avoidance of doubt, where such supply is made to the Indemnified Government Person acting as agent for the Bank within the terms of Section 5(4) VATA or any equivalent provision in another jurisdiction), such additional amount will be equal to any input VAT which was incurred by the Indemnified Government Person in respect of that supply and which it is not able to recover from the relevant Tax Authority; and

(b)	if the Relevant Cost is for VAT purposes a disbursement incurred by any Indemnified Government Person as agent on behalf of the Bank and the relevant supply is made to the Bank for VAT purposes, such additional amount will be equal to any amount in respect of VAT which was paid in respect of the Relevant Cost by any Indemnified Government Person, and the relevant Indemnified Government Person will use reasonable endeavours to procure that the relevant third party issues a valid VAT invoice in respect of the Relevant Cost to the Bank.

7.10	All payments by the Bank under this Agreement will be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of Tax, unless required by law. If any Tax is required by law to be deducted or withheld from or in connection with any such payment, the Bank will:

(a)	promptly upon becoming aware thereof, notify the Commission and the NTMA thereof;

(b)	make that deduction or withholding and any payment of Tax required in connection with that deduction or withholding within the time allowed and in the minimum amount required by law;

(c)	deliver to the payee such receipts, statements or other documents as the payee may reasonably request by way of evidence that the deduction or withholding has been made and any appropriate payment of Tax made to the relevant Tax Authority; and

(d)	increase the amount payable so that the amount received by the payee (after such deduction or withholding, including for the avoidance of doubt any additional deduction or withholding required as a result of such increase) is equal to the amount that the payee would have received if no such deduction or withholding had been made.

(e)	If the Bank makes an increased payment to an Indemnified Government Person in accordance with Clause 7.7 or 7.10 and the relevant Indemnified

Government Person determines in good faith that it has obtained, utilised and retained a relief from Tax or a refund of Tax which is attributable to either such increased payment (or the payment of which it forms part) made by the Bank or the circumstances giving rise to the obligation to make that payment, then that Indemnified Government Person will reimburse to the Bank as soon as reasonably practicable an amount equal to such proportion of the Tax so saved or refunded as will leave the Indemnified Government Person, after such reimbursement, in the same after-Tax position (having regard to the time value of money) that it would have been in if the circumstances giving rise to such additional payment had not arisen. For the avoidance of doubt, nothing in this Agreement will require any Indemnified Government Person to disclose any information in relation to its Tax affairs to the Bank or any person acting for or on behalf of the Bank.

8.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

8.1	The Bank represents, warrants and undertakes to each of the Minister, the Commission, and the NTMA that each of the Warranties is true, accurate and not misleading. The Bank acknowledges that each of the other parties to this Agreement are entering into this Agreement in reliance on such Warranties and each such Warranty will be construed separately and will not be limited by reference (express or implied) to the terms of any other representation, warranty or undertaking or any other term of this Agreement.

8.2	The Warranties given pursuant to Clause 8.1 are given as of the date of this Agreement, and will be deemed to be repeated and given as of 8.00 am on the date of Admission in each case by reference to the facts and circumstances then existing, and will be treated as Warranties given and/or repeated on such dates. Warranties shall be deemed to be repeated under this Clause in relation to the relevant document, announcement or event on the basis that any reference in any such Warranty to something being done or something being the case in relation to such document, announcement or event which is expressed in the future tense shall be regarded as being expressed in the present tense.

8.3	The Bank undertakes to each of the Minister, the Commission, and the NTMA;:

(a)	that it will not cause or permit, and will procure (insofar as it is within its power) that none of its Group Companies, or the officers, employees and agents of any such Group Company (including the Directors and Senior Executives and the officers, employees and agents of the Bank) cause or permit any event to occur, or omit to do, anything that would, or would be reasonably likely to cause:

(I)	any Warranty to become untrue, inaccurate, misleading or breached; or

(II)	a breach of this Agreement to occur,

in each case, before Admission;

(b)	immediately to give notice and reasonable details to each of the other parties to this Agreement if the Bank or any of its Directors becomes aware of a fact or circumstance that:

(I)	constitutes a breach of the Warranties given by it or has caused or would or would be reasonably likely to cause any Warranty given by it to become untrue, inaccurate or misleading if it were to be repeated by reference to the facts and circumstances (or the knowledge, opinions, intentions or expectations of any of the Directors) existing at any time before Admission; or

(II)	would cause any breach of this Agreement by the Bank.

8.4	For the purpose of Clauses 8.3(a) and 8.3(b):

(a)	each of the Warranties and the undertakings contained in this Clause 8 will take effect as if any qualification contained therein with respect to the knowledge, information, awareness or belief of the Bank or any of the Directors or any other person was excluded; and

(b)	the Bank will make reasonable enquiries to ascertain whether any of the Warranties was, or if so repeated would be, breached or untrue or inaccurate or whether a breach of the Agreement has occurred.

8.5	All representations, warranties and undertakings given or deemed to be given under this Agreement or any document delivered under it will remain in full force and effect notwithstanding the completion of the Placing and all other matters and arrangements referred to or contemplated by this Agreement.

8.6	For the purposes of this Clause 8 and Schedule 2, references to the knowledge, awareness or belief of the Directors or the Bank in respect of matters relating to the Group will be read and construed as references to such knowledge, awareness or belief after having made all due and careful enquiry.

9.	INDEMNITIES

9.1	The Bank agrees to fully and effectively indemnify and hold harmless each Indemnified Government Person from and against any and all Losses or Claims whatsoever, as incurred (and whether or not the relevant Loss or Claim is suffered or incurred or arises in respect of circumstances or events existing or occurring before, on or after the date of this Agreement, or is suffered or incurred or arises in investigating, preparing for, disputing or defending, or providing evidence in connection with, any such Claims (whether or not the Indemnified Government Person is an actual or potential party to such Claims) or Losses or in establishing any Claim or mitigating any Loss on its part or otherwise enforcing its rights under this Clause 9, and regardless of the jurisdiction in which such Loss or Claim is suffered or incurred) if such Losses or Claims, arise, directly or indirectly, out of, or are attributable to, or connected with, anything done or omitted to be done by any person (including by the relevant Indemnified Government Person) in connection with the Transaction, or this Agreement (or any amendment or supplement to it), or any other agreement relating to the Transaction including but not limited to:

(a)	any and all Losses or Claims whatsoever, as incurred, arising out of any breach or alleged breach by the Bank of any of its obligations, including any of the Warranties, or the representations, covenants and undertakings set out in any Transaction Document; and/or

(b)	any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of the issue, publication or distribution of any other documents or materials relating to the application for Admission; and/or

(c)	any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of any failure or alleged failure by the Bank or any of the Directors or any of its or his agents, employees or advisers to comply with any requirement or statute or regulation in any jurisdiction in relation to the Transaction, or this Agreement (or any amendment or supplement to it) or any other agreement relating to the Transaction; and/or

(d)	any and all Losses or Claims in connection with or arising out of the carrying out or performance (whether as an agent to the Bank or otherwise) by an Indemnified Government Person of any of its duties and obligations under or in connection with this Agreement either before, on or after the date of this Agreement,

PROVIDED THAT, the indemnity contained in this Clause 9.1 will not apply to any Losses or Claims:

(I)	in respect of the Commission (otherwise than in connection with the matters referred to in Clauses 9.1(a), 9.1(b), 9.1(c), and 9.l(d)) to the extent finally and judicially determined to have arisen primarily as a result of the fraud, bad faith or wilful default of that Indemnified Government Person;

(IV)	if and to the extent arising out of a decline in market value of the New Shares suffered or incurred by the Commission save to the extent such decline is caused by or results from or is attributable to or would not have arisen in whole or in part but for (in each case directly or indirectly) any breach by the Bank of its legal or regulatory obligations or any of its obligations under this Agreement, including any of the Warranties, representations, undertakings or covenants.

This Clause 9.1 will not apply to any Loss or Claim in respect of Tax which is covered by Clauses 7.6, 7.7, 7.8, and 7.10 (or which would have been so covered but for any exclusion contained therein) or any Tax which is payable by an Indemnified Government Person on the fees and commissions payable pursuant to Clause 7.1.

9.2	The conduct of any Claim will be entirely at the discretion of the relevant Indemnified Government Person. Notwithstanding this, each Indemnified Government Person will:

(a)	give notice as promptly as reasonably practicable to the Bank of any action commenced against it after receipt of a written notice of any Claim or the commencement of any action, claim, suit, investigation or proceeding in respect of which a Claim for indemnification may be sought under this Clause 9; and

(b)	as promptly as reasonably practicable notify the Bank after any such action is formally commenced (by way of service with a summons or other legal process giving Information as to the nature and basis of the claim), and will keep the Bank informed of, and, to the extent reasonably practicable, consult with the Bank in relation to, all material developments in respect thereof, but in each case, only insofar as may be consistent with the terms of any relevant insurance policy and provided (in each case) that to do so would not, in such Indemnified Government Person’s view (acting in good faith), be prejudicial to it (or to any Indemnified Government Person connected to it) or to any obligation of confidentiality or other legal or regulatory obligation which that Indemnified Government Person owes to any third party or to any regulatory request that has been made of it. However, the failure to so notify the Bank and keep the Bank informed will not relieve the Bank from any liability set out in this Clause 9 or otherwise.

9.3	Legal advisers for Indemnified Government Persons will be selected by the NTMA. Subject to Clause 9.4, the Bank will be liable for the full fees and expenses of all such legal advisers.

9.4	The Bank will not be liable for fees and expenses for more than one firm of legal advisers (in addition to the Bank’s own separate firm of legal advisers) in each jurisdiction relating to or connected with any Claim for each of the Indemnified Government Persons in connection with any one action, or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, except where, in the opinion of the Indemnified Government Person, there arises for a firm of legal advisers a conflict of interest, in which case the relevant instructing party may instruct alternative counsel in that jurisdiction and the Bank will be liable for the fees of all firms instructed.

9.5	The Bank agrees that if it becomes aware of any Claim (including but not limited to a Claim which would or would be reasonably likely to give rise to a claim under any of the indemnities as contained in, or given pursuant to Clause 9 or any other provision of this Agreement) or any matter which may give rise to a Claim, it will promptly notify and provide reasonable details to each of the Indemnified Government Persons thereof, save where to do so would:

(a)	breach any statutory or regulatory obligation which the Bank owes to any third party; or

(b)	be inconsistent with any regulatory request that has been made of it.

9.6	The Bank will not, without the prior written consent of the relevant Indemnified Government Persons, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Clause 9 or Clause 10 (whether or not the Indemnified Government Persons are actual or potential parties thereto), unless such settlement, compromise or consent:

(a)	includes an unconditional release of each Indemnified Government Person from all liability arising out of such litigation, investigation, proceeding or claim; and

(b)	does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Government Person.

9.7	If the Bank or any of its Group Companies enters into any agreement or arrangement with any adviser or any other person for the purpose of or in connection with the Transaction, or this Agreement (or any amendment or supplement to it) or any other agreement relating to the Transaction, the terms of which provide that the liability of the adviser or such other person to the Bank or any other person, or the liability of the Bank or any of its Group Companies to any other person, is excluded or limited in any manner, and any Indemnified Government Person may have joint or joint and several liability with such adviser or such other person to the Bank or any of its Group Companies or to any other person arising out of the performance of its duties under this Agreement, the Bank or any of its Group Companies will:

(a)	not be entitled to recover any amount from an Indemnified Government Person in respect of any Loss suffered by the Bank, in excess of the amount that would have been recoverable had such agreement or arrangement not been entered into;

(b)	indemnify the Indemnified Government Person in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

(c)	take such other action as the Indemnified Government Person may require to ensure that the Indemnified Government Person is not prejudiced as a consequence of such agreement or arrangement.

The degree to which any Indemnified Government Person may rely on the work of any adviser to the Bank or any of its Group Companies or any other third party will be unaffected by any limitation which the Bank or any of its Group Companies may have agreed with any third party, unless agreed otherwise in writing by such Indemnified Government Person.

9.8	If the Bank, or any Group Company, receives a request from the Indemnified Government Person to make, dispute, resist, appeal, compromise, defend, remedy or mitigate any claim against any other person, the Bank will, and shall procure that any Group Company will, (at the Group’s expense) take any action and institute any proceedings so requested.

9.9	The provisions of this Clause 9 will remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement or any termination of this Agreement.

9.10	Each Indemnified Government Person will have the right to enforce its rights against the Bank under this Clause 9, Clause 10, Clause 14 or Clause 17, provided that the Minister and/or the Commission and/or the NTMA will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Government Persons. The Minister, the Commission, the NTMA, and the Bank may agree to terminate this Agreement or vary any of its terms without the consent of any Indemnified Government Person or any other third party. None of the Minister, the Commission, or the NTMA, will have any responsibility to any Indemnified Government Person or any other third party under or as a result of this Agreement.

9.11	The indemnities contained in this Clause 9 are in addition to any rights which any Indemnified Government Person may have at common law or otherwise, including any right of contribution.

9.12	Each of the Indemnified Government Persons will have an absolute discretion whether or not to exercise or enforce any right under this Agreement, will be free to deal with its rights under this Agreement without regard to the interests of any other Indemnified Government Person and will not be required to account to any other Indemnified Government Person in respect of any amount which it receives under this Agreement and will not be liable to any Indemnified Government Person for any Losses arising from any act or omission with respect to this Agreement.

9.13	The Indemnified Government Persons will be entitled to take, at their absolute discretion, any and all steps (including instituting proceedings) against the Bank in relation to any Claims and Losses that may arise under this Agreement.

10.	CONTRIBUTION

10.1	If and to the extent that the Indemnification provided for in Clause 7.5 and 7.6 or Clause 9 is unavailable to or insufficient to hold harmless (to the extent specified in Clause 9) an Indemnified Government Person in respect of any Loss or Claim referred to therein, then the Bank, in lieu of indemnifying such Indemnified Government Person thereunder, will contribute to the amount paid or payable by such Indemnified Government Person as a result of such Loss or Claim:

(a)	in such proportion as is appropriate to reflect the relative benefits received by the Bank on the one hand and the relevant Indemnified Government Person(s) on the other hand from the Transaction; or

(b)	if the allocation provided by Clause 10.1(a) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Clause 10.l(a) but also the relative fault of the Bank on the one hand and the relevant Indemnified Government Person(s) on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

The relative benefits received by the Bank on the one hand and the Commission on the other in connection with the Transaction will be deemed to be in the same respective proportions respectively as the total commissions received by the Commission pursuant to Clauses 7.1(a) and 7.1(b) of this Agreement bear to the amount which is equal to the Issue Price multiplied by the number of New Shares issued by the Bank to the Commission pursuant to Clause 4 of this Agreement.

The relative fault of the Bank on the one hand and an Indemnified Government Person on the other will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Bank or by the Indemnified Government Person and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

10.2	Notwithstanding the provisions of this Clause 10 neither the Minister, nor the Commission, nor the NTMA will be entitled to recover from the Bank by way of contribution under Clause 10.1 any amount in excess of the amount that the Bank would have been liable to pay to the Minister, the Commission, or the NTMA (as the case may be) had the indemnification provided for in Clause 9 been available to the extent provided in that Clause in respect of the relevant Loss or Claim.

10.3	The parties hereto agree that it would not be just and equitable if contribution pursuant to this Clause 10 were determined by pro rata allocation (even if the Minister, the Commission, and the NTMA were treated as one entity for such purposes) or by any other method of allocation that does not take account of the equitable considerations referred to in Clause 10.1. The amount paid or payable by an Indemnified Government Person as a result of the Loss or Claim referred to in Clause 10.1 will be deemed to include, any legal or other expenses incurred by such Indemnified Government Person in connection with investigating or defending any such action or claim.

10.4	The aggregate amount of Losses or Claims incurred by an Indemnified Government Person and referred to above in this Clause 10 will be deemed to include any legal or other expenses properly incurred by such Indemnified Government Person in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such act or alleged act or untrue or inaccurate or alleged untrue or inaccurate statement or omission or alleged omission.

10.5	The indemnity and contribution agreements contained in this Clause 10 are in addition to and will not be construed to limit, affect or prejudice any liability which the Bank may otherwise have to the Indemnified Government Persons referred to above or any other right or remedy in law or otherwise available to any Indemnified Government Person.

11.	EXCLUSIONS OF LIABILITY

11.1	The Bank agrees not to (and will procure that none of its Group Companies nor any persons asserting claims on behalf of or in right of the Bank or any of its Group Companies will) bring, make, threaten or allege any Claims against any Indemnified Government Person (in whatever capacity) to recover any Losses suffered or incurred (including all Losses which the Bank may incur in investigating, preparing for, disputing or defending, or providing evidence in connection with, any such Claims or Losses or in establishing any Claims or mitigating any Loss on its part) by reason of, or arising out of, directly or indirectly attributable to, or in connection with, the carrying out or the performance by any Indemnified Government Persons, or on their behalf, of their obligations or services under or in connection with this Agreement or the Transaction, or any of them (or any amendment or supplement to any of them), or this Agreement (or any amendment or supplement to it) on, before or after the date of this Agreement unless and to the extent that a court of competent jurisdiction renders a judgment which is not subject to further appeal that such Claims or Losses (otherwise than in connection with the matters referred to in Clauses 9.1(a) to 9.1(d) (inclusive) and otherwise than as a result of a payment made or an obligation or liability to make payment arising under Clause 9.1) have arisen primarily out of the gross negligence, fraud or wilful default on the part of such Indemnified Government Person.

11.2	Notwithstanding any rights or claims which the Bank or any of its Group Companies, or any of the directors, officers or employees of any of them may have or assert against the Indemnified Government Persons in connection with this Agreement, the Transaction, or any of the other arrangements contemplated by this Agreement or any amendment or supplement thereto, no claim will be brought by any such person against any Indemnified Government Person in respect of any conduct, action or omission by any Indemnified Government Person concerned in connection with this Agreement, or any of the other arrangements contemplated by this Agreement or any amendment or supplement thereto. Without prejudice to the foregoing, each of the Bank and the Directors agrees with and acknowledges to the Indemnified Government Persons that none of the Indemnified Government Persons have been requested to verify, nor will they be responsible for verifying, the accuracy, completeness or fairness of any information in any documents published or caused to be published by or on behalf of the Bank in connection with the Transaction.

12.	THE TRANSACTION

12.1	Authorisation, Due Diligence and Laws of Other Jurisdictions

(a)

For the avoidance of doubt, the Bank acknowledges and agrees that it is responsible for any due diligence and verification carried out in relation to the Transaction and that none of the Minister, the Commission, or the NTMA, will be responsible to the Bank or any Director for any due diligence in relation thereto unless it or they have agreed in writing to take specific responsibility for such due diligence.

(b)	The Bank agrees that for the purpose of the Transaction, none of the Minister, the Commission, or the NTMA will be responsible for the provision of or obtaining advice as to the requirements of any applicable laws or regulations of any jurisdictions other than Ireland nor will any such person be responsible or liable where it or the Bank has acted in the absence of such advice or in reliance on any advice obtained by the Bank in respect thereof.

12.2	References to State Entities

(a)	The prior consent of the NTMA should be obtained prior to the release or publication or any document or announcement to be executed, published or filed in connection with the Transaction that refers to any State Entity, or refers to any actions that are contemplated or have been or will be taken by any of the State Entities, or refers to the restructuring plan for the Group to be approved by the European Commission (“Relevant Documents”).

(b)	Prior to seeking the consent of the NTMA pursuant to Clause 12.2(a), the Bank agrees and undertakes that it will:

(i)	afford the NTMA such time as it may reasonably require to consider the Relevant Documents to give such consent; and

(ii)	submit drafts and revised drafts of the Relevant Documents for review and comment by the NTMA, having afforded the NTMA appropriate time pursuant to Clause 12.2(b)(i) to consider such drafts, discuss such comments with the NTMA for the purposes of preparing revised drafts.

12.3	Co-operation, Consultation and Consent

(a)	The Bank will promptly provide such reasonable assistance and information, and will co-operate and consult with the Commission, and the NTMA, in connection with the transactions and arrangements contemplated by or referred to in this Agreement (the “Arrangements”).

(b)	The Bank will promptly update the NTMA about any proposed amendment, addition or revision to the timing or structure of the Arrangements, and will immediately supply any documents or information that the NTMA reasonably require to assist in its consideration of such proposals.

(c)	Where any proposed amendment, addition or revision to the timing or structure of the Arrangements would, or could be reasonably expected to, vary or increase the obligations or actual or potential liabilities of the Minister and/or the Commission and/or the NTMA, the Bank will not implement any such proposed amendment, addition or revision to the timing or structure of the Arrangements without the prior written consent of the NTMA.

12.4	Clearances and Consents

Where clearance or consent from any third party (each a “Consent Party”) is required for the Transaction, the Bank agrees to:

(a)	promptly update the NTMA on its discussions and negotiations with any Consent Parties, and to immediately supply any documents or information that the NTMA reasonably requires to assist in its consideration of the implications of such discussions and negotiations; and

(b)	if requested by the NTMA and where it is possible to so do, to arrange for persons nominated by the NTMA to observe or participate in the Bank’s discussions with Consent Parties.

12.5	Information

The Bank will provide, and procure that each Group Company will provide, the NTMA with:

(a)	any publications, reports and other information with respect to any Group company and/or their businesses; and

(b)	access to the books and records and management and other employees of any Group company and/or their businesses,

as may be required in order to allow the Commission and the NTMA (including any agent or adviser of the foregoing parties) to obtain clearance or consent for a Consent Party or to comply fully with all legal and regulatory and other requirements under any applicable laws and regulations of any jurisdiction applicable to the Commission as a direct or indirect consequence of its shareholdings in the Bank, including the acquisition of New Shares.

12.6	Change of Control

The Bank hereby warrants, represents and undertakes to the Minister, the Commission and the NTMA that the execution or performance of the Arrangements and/or the publication, execution or performance of any documents relating thereto does not and will not:

(a)	conflict with or result in the breach of or constitute a default under any of the terms, conditions or other provisions of any material contract, permit, authorisation, consent, requirement, instrument or arrangement to which any Group Company is a party or which any Group Company is bound by; or

(b)	relieve any person from any material obligation to any Group Company or enable any person to determine or avoid any such obligation or any material right or benefit enjoyed by any Group Company or enable any person to exercise any right under any of the terms, conditions or other provisions of any material contract, permit, authorisation, consent, requirement, instrument or arrangement to which any Group Company is a party or which any Group Company is bound by; or

(c)	vary or accelerate the rights of any person, or enable any person to exercise any right, under any Incentive Scheme; or

(d)	constitute a change of control or any other event provided for in any correspondence, contract, permit, authorisation, consent, requirement, instrument or arrangement to which any Group Company is a party or by which any Group Company is bound so as to enable or entitle any Director, Senior Executive or employee of any Group Company to receive any form of financial compensation, cash payment or severance arrangement.

12.7	Performance of Bank’s Obligations

The performance of the Bank’s obligations pursuant to the provisions of this Agreement, including the issue of the New Shares, complies or will comply (as applicable) in all respects with all agreements to which any Group Company is a party or by which any such Group Company is bound, the memorandum and articles of association and other constitutional documentation of the Bank or any Group Company, and all applicable laws and regulations in Ireland and elsewhere.

12.8	New Shares

(a)	The New Ordinary Shares will, as from the date when they are issued, rank part passu in all respects with, and be identical to, the Ordinary Shares then in issue and will rank part passu with respect to all dividends and other distributions declared, made or paid on the Ordinary Shares after such date of issue. The New Ordinary Shares will be allotted and issued free from all Encumbrances.

(b)	Any CNV Shares issued pursuant to Clause 4.1 shall, as from the date when they are issued, rank pari passu in all respects with, and be identical to, the Ordinary Shares then in issue save as explicitly set out in the Articles of Association and rank in full for all dividends and other distributions declared, made or paid on the Ordinary Shares after such date of issue. The CNV Shares will be allotted and issued free from all Encumbrances.

13.	COVENANTS TO STATE ENTITIES

13.1	With effect from the Closing Date, the Bank undertakes to the Minister, the Commission and the NTMA that the Bank will comply with the covenants set out in Schedule 3.

13.2	Where the consent of any State Entity is required under the terms of this Agreement:

(a)	that State Entity may, from time to time, issue, amend and revoke general or specific consents, instructions or policies to the Bank in relation to the matter for which its consent is required, and may specify materiality and/or de minimis thresholds that will apply before a consent otherwise within the scope of this Agreement is required; and

(b)	that State Entity may, from time to time, prescribe the format for seeking its consent to be used by the Bank, which shall include a statement of the reasons why the matter is considered to fall within the scope of this Agreement.

14.	GENERAL

14.1	Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by any party in its absolute discretion as regards any other person under such liability without in any way prejudicing or affecting the first party’s rights against such other person under the same or a similar liability, whether joint and several or otherwise.

14.2

No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right. Any express waiver of any breach of this Agreement will not be deemed a waiver of any subsequent breach.

14.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law; in particular, the Bank agrees that damages would not be an adequate remedy for any breach by it of this Agreement and that accordingly the Minister, the Commission, and the NTMA will be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

14.4	Except to the extent already performed, all the provisions of this Agreement will, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding the passing of the Closing Date, Admission or the conclusion of any or all of the constituent parts of the Transaction.

14.5	With regard to the obligations of the Bank, time will be of the essence in this Agreement, both as regards any dates, times or periods mentioned and as regards any dates, times or periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties. For the avoidance of doubt, time will not be of the essence in relation to the obligations of any other party to this Agreement.

14.6	This Agreement may be entered into in any number of counterparts and by any one or more of the parties to it on separate counterparts but will not be effective until each party has executed at least one counterpart. Each counterpart when executed and delivered will be an original, but all the counterparts will together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

14.7	This Agreement and any other documents referred to herein constitute the whole agreement and understanding between the parties in relation to the Transaction. All previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties or any of them with any bearing on the Transaction are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent they have such a bearing.

14.8	No variation of this Agreement will be effective unless in writing (not including email) and signed by or on behalf of each of the parties.

14.9	The Bank will, from time to time on request and at its own expense, do and execute or procure to be done and executed (including by any Group Company) all necessary acts, deeds, documents and things (as are reasonably within its power) in a form satisfactory to the Minister, the Commission and/or the NTMA that the Minister, the Commission, and/or the NTMA reasonably consider necessary to: (a) give full effect to this Agreement; (b) secure to the Minister, the Commission and/or the NTMA the full benefit of the rights, powers and remedies conferred upon the Minister, the Commission and/or the NTMA in or by this Agreement; and (c) remedy any breach of this Agreement which is related to any absence of authority or the existence of any impediment in regard to the performance of the obligations of the Bank pursuant to this Agreement and pursuant to the terms of its articles of association.

14.10	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair: (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement. If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the parties will negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the parties’ original commercial intention.

15.	ASSIGNMENT OR NOVATION

The Minister, the Commission and the NTMA will be permitted to transfer, wholly or partially, its rights and/or obligations under this Agreement, including by way of assignment and/or novation and/or contribution, to any State Entity, and the Bank hereby:

15.1	consents to any such assignment and/or novation and/or contribution; and

15.2	agrees to do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the Minister and/or the Commission and/or the NTMA which the Minister and/or the Commission and/or the NTMA may reasonably consider necessary for giving full effect to this Agreement and securing to the Minister and/or the Commission and/or the NTMA or any person to whom the Minister and/or the Commission and/or the NTMA has transferred or proposes to transfer its rights and obligations under this Agreement the full benefit of the rights, powers and remedies conferred upon the Minister and/or the Commission and/or the NTMA in or by this Agreement; and

15.3	irrevocably appoints the Minister and/or the Commission and/or the NTMA as its attorney to sign, execute and deliver on its behalf all deeds and documents and to do all acts and things necessary for giving full effect to this Clause 15.

For the avoidance of doubt, the Bank will not be permitted to assign, novate, transfer or otherwise alienate in any way whatsoever, wholly or partially, all or any of its rights, interests and/or obligations under this Agreement.

16.	NOTICES

16.1	Subject to Clause 16.2, any notice or other communication under this Agreement will only be effective if it is in writing.

16.2	Communication by email will not be effective under this Agreement.

16.3	Any notice or other communication given or made under this Agreement will be addressed as provided in Clause 16.5 and, if so addressed, will, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

(a)	if sent by personal delivery, on delivery at the address of the relevant party;

(b)	if sent by pre-paid post, two (2) clear Business Days after the date of posting; or

(c)	if sent by facsimile, when transmitted.

16.4	Any notice or other communication given or made, or deemed to have been given or made, outside Working Hours will be deemed not to have been given or made until the start of the next period of Working Hours.

16.5	The relevant notice details are:

	Address	Fax No.
The Minister

Marked for the attention of: The Secretary General Department of Finance	Upper Merrion Street Dublin 2	+353 1 678 9936

The Commission

Marked for the attention of: Commission Secretary National Pensions Reserve Fund Commission	Treasury Building Grand Canal Street Dublin 2	+353 1 6766483

The NTMA

Marked for the attention of: Head of Banking National Treasury Management Agency	Treasury Building Grand Canal Street Dublin 2	+353 1 676 6639

The Bank

Marked for the attention of: The Group Law Agent	Bankcentre Ballsbridge Dublin 4	+353 1 668 9677

16.6	A party may notify the other parties of a change to its notice details. That notification will only be effective on:

(a)	any effective date specified in the notification; or

(b)	if no effective date is specified or the effective date specified is less than five (5) clear Business Days after the date when notice is received, the date falling five (5) clear Business Days after the notification has been received.

17.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

17.1	This Agreement and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the laws of Ireland.

17.2	Subject to Clause 17.3, each of the parties to this Agreement irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Subject to Clause 17.3 any proceeding, suit or action arising out of or in connection with this Agreement (the “Proceedings”) will therefore be brought in the courts of Ireland.

17.3	Notwithstanding the provisions of Clause 17.2, in the event that any Indemnified Government Person becomes subject to proceedings brought by a third party (the

“Foreign Proceedings”) in the courts of any country other than Ireland (including, without prejudice to the generality of the foregoing, in any court of competent jurisdiction in the United States) (the “Foreign Jurisdiction”), such Indemnified Government Person will be entitled, without objection by the Bank, to take such steps as are available in the Foreign Jurisdiction, in the circumstances of the Foreign Proceedings, including (if reasonably necessary) the issuing of separate proceedings, to ensure that any issues between any such Indemnified Government Person and the Bank are determined in the Foreign Jurisdiction as part of, or as closely connected (as the procedure of the Foreign Jurisdiction will permit) with, the Foreign Proceedings and the Bank hereby submits to the Jurisdiction of the Foreign Jurisdiction for this purpose.

17.4	Each of the parties to this Agreement irrevocably waives any objection to Proceedings or Foreign Proceedings in the courts referred to in Clause 17.2 or 17.3 on the grounds of venue or on the grounds of forum non conveniens.

17.5	The Bank agrees to appoint an agent for service of process in any Foreign Jurisdiction other than Ireland in which any other party is subject to legal suit, action or proceedings based on or arising under this Agreement within 14 days of receiving written notice of such legal suit, action or proceedings and the request to appoint such agent for service, in the event that the Bank does not appoint such an agent within 14 days of the notice requesting it to so, such other party may appoint a commercial agent for service for the Bank on the Bank’s behalf and at the Bank’s expense and the Bank agrees that subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon the Bank.

SCHEDULE 1

DOCUMENTS TO BE DELIVERED ON THE CLOSING DATE

The following documents are to be delivered by the Bank to the NTMA (for itself and on behalf of the Minister) and the Commission on the Closing Date:

1.	three (3) certified copies of the minutes of a meeting of the Board (or of the duly authorised committee of such Board), or of a resolution of the Board (or of the duly authorised committee of such Board), approving and authorising the steps to be taken by the Bank to effect the Transaction, pursuant to this Agreement, the issue and/or execution of this Agreement and the Transaction Announcement (and, if the said resolution is of such a committee, a certified copy of the resolution of the Board appointing such committee);

2.	three (3) certified copies of the Transaction Announcement;

3.	a legal opinion from McCann Fitzgerald, addressed to Alpha (with a copy to the Financial Regulator, the Minister, the Commission and the NTMA) confirming that the CNV Shares will upon their allotment and issue, constitute Core Tier 1 Securities of the Bank;

4.	an accounting opinion from KPMG, addressed to Alpha (with a copy to the Financial Regulator, the Minister, the Commission and the NTMA) as to the accounting treatment of the CNV Shares as at the date of the Agreement; and

5.	three (3) copies of such other documents as may be reasonably required by the Minister, the Commission, and/or the NTMA.

SCHEDULE 2

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE BANK

1.	Corporate and Compliance

(a)	Each Group Company has been duly incorporated and is validly existing as a company under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and carry on its business as presently carried on and as intended to be carried on. The Bank has the capacity and power to enter into and perform its obligations pursuant to this Agreement and any of the Transaction documents.

(b)	The issued ordinary share capital of the Bank, as at the date of this Agreement, is 1,080,845,303 ordinary shares of EUR 0.32 each. All sums due in respect of the issued share capital of the Bank at the date of this Agreement have been paid to and received by the Bank. Except for the Commission, no owner or holder of any of the share capital of the Bank has any right, in his capacity as such, in relation to the Group other than as set out in the memorandum and articles of association of the Bank, the Incentive Schemes or the terms of the Preferred Securities (as defined in the Articles of Association).

(c)	All sums due in respect of the issued share capital of each Group Company (other than the Bank) at the date of this Agreement have been paid to and received by the relevant Group Company. The Bank is the legal and/or beneficial owner free from all Encumbrances of the shares or other securities that it holds in each Group Company.

(d)	All licences, permissions, authorisations and consents or any other approval (whatsoever) which are material for carrying on the business of the Group have been obtained and are in full force and effect and the Bank is in full compliance with them. So far as the Bank is aware, there are no circumstances which might lead to any of such licences, permissions, authorisations and consents being revoked, suspended, varied or refused renewal to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction or post-Admission dealing in the Ordinary Shares.

(e)	The Bank and each Group Company has at all times complied with:

(i)	the provisions of all agreements or instruments to which it is party, or by which the Bank or any Group Company is bound, or to which any of their assets or properties is subject, the breach or default of which would give rise to a Material Adverse Effect; and

(ii)	any applicable law, statute, rule, licence, regulation, judgement, order, writ, claim form or decree of any government, government instrumentality or court having jurisdiction over the Bank or any Group Company or any of their assets or properties, the violation of which would, singly or in aggregate, give rise to a Material Adverse Effect.

(f)

Each Group Company has conducted its business in all material respects in accordance with all applicable laws and regulations, and there is no order, decree or judgment of any court or any governmental or other competent authority or agency outstanding against any Group Company or any person for whose acts any Group Company is vicariously liable which in any of the foregoing cases would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

(g)	The Bank is not aware of any breach by it, any relevant Group Company or the relevant third party of any term in any material contract.

(h)

The Bank and the Directors have at all times complied with the provisions of the Bank’s memorandum and articles of association and the Companies Acts and, have or will have the right, power and authority under the memorandum and articles of association of the Bank, or pursuant to a direction order issued by the High Court under the terms of the Credit Institutions (Stabilisation) Act 2010 on 23rd December 2010, to enter into this Transaction, to perform this Agreement (including, without limitation, the power to pay commissions, fees, costs and expenses provided for in this Agreement), and any other Transaction Document by or on behalf of the Bank and to allot and issue the New Shares, without any sanction or consent by members of the Bank or any class of them and, subject to Admission, there are no other consents, authorisations or approvals required by the Bank in connection with the entering into and the performance of this Agreement and the actions referred to in this paragraph which have not been irrevocably and unconditionally obtained.

(i)	This Agreement and the other documents to be entered into by the Bank in connection with the Transaction have been or will be duly authorised, executed and delivered on behalf of the Bank and assuming due authorisation, execution and delivery by the other parties thereto, constitute, or will constitute when executed, valid and binding obligations of the Bank enforceable against it in accordance with their terms (subject to mandatory rules of law relating to insolvency).

(j)	The Transaction, the execution of this Agreement and the performance of the Bank’s obligations hereunder, and under any other Transaction Document:

(1)	will not breach:

(a)	any agreements to which any Group Company is a party or by which any Group Company, or its assets or properties, are bound; and

(b)	any applicable laws and regulations of Ireland and all applicable United Kingdom and United States laws and regulations and all applicable laws and regulations of any relevant jurisdiction; and

(c)	the memorandum and articles of association of the Bank; and

(2)	will not exceed or infringe any restrictions or the terms of any contract, indenture, security, obligation, commitment or arrangement by or binding upon the board of directors of any Group Company or their respective properties, revenues or assets or result in the implementation of any right of pre emption or any other material provision thereof, or result in the imposition or variation of any material rights or obligations of any Group Company.

(k)

There are no contracts or arrangements to which the Bank or any member of the Group (including any member of the Group that the Bank may have agreed to sell) are party which would become capable of being terminated by a party thereto (other than a Group Company), or would permit such a party to exercise a right against a member of the Group, or may otherwise give rise to adverse consequences for the Group, in each case as a result of the Transaction where each of the forgoing consequences would be reasonably likely to be material in the context of the business of the Group or the Transaction, or post-Admission dealings in the Ordinary Shares.

(1)	The Transaction will not have an adverse impact on the Bank’s ability to comply with applicable laws and regulations of Ireland and all applicable United Kingdom and United States laws and regulations and all applicable laws and regulations of any relevant jurisdiction.

(m)	The New Shares will:

(i)	when issued, be duly and validly issued, fully paid and free from all Encumbrances; and

(ii)	upon allotment, be free from all Encumbrance.

(n)	The New Ordinary Shares will, upon allotment, rank pari passu in all respects with the existing issued Ordinary Shares.

(o)	Each of the New Shares conforms to the rights set out in the Bank’s articles of association;

(p)	The Bank has not paid or agreed to pay to any person any compensation for soliciting another to purchase any New Shares (except as contemplated in this Agreement).

(q)	The Bank’s existing Ordinary Shares are participating securities in, and have not been suspended from, CREST.

(r)	The Bank has complied in all material respects with the requirements of Euroclear and the Regulations.

(s)	Other than pursuant to this Agreement, the Articles of Association, options or other rights granted under the Group’s Incentive Schemes, or the Preferred Securities or the Warrant Instrument, there are no rights (conditional or otherwise) (i) to require the issue of any shares or other securities (including without limitation, any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same, or (ii) to sell or otherwise dispose of any shares or other securities of a Group Company (other than to another Group Company, as the case may be) which are outstanding and in force.

(t)	There is no agreement, undertaking, instrument or arrangement requiring the creation, allotment, issue, redemption, repayment, sale or transfer or the grant to any person of a right (whether conditional or not) to require the allotment, issue, redemption, repayment, sale or transfer of any shares in any Group Company (including, without limitation, an option or right of pre-emption or conversion) provided by this Agreement, the Articles of Association or otherwise material in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

(u)	No member of the Group or any person acting on its behalf has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any security of the Bank or has otherwise engaged in conduct that is misleading or deceptive or is likely to mislead or deceive.

(v)	The statutory books, books of account, registers and other statutory records of the Bank are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be disclosed or dealt with in them.

(w)	The Bank has not given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf, other than any authority to employees to execute documents or enter into routine trading contracts in the normal course of their duties.

2.	Announcements

With respect to all Previous Announcements and the Half-Year Report, all statements of fact contained therein were at the date of the relevant Previous Announcement and the Half-Year Report, and (save to the extent corrected in any document or announcement issued or made by or on behalf of the Bank subsequent thereto) remain, true and accurate in all material respects and not misleading, and all forecasts, estimates, expressions of opinion or intention or expectation contained therein were made on reasonable grounds and were honestly held by the Directors and were fairly based and there were no facts known (or which could have been known on due and careful enquiry) the omission of which would make any statement of fact or estimate or statement or expression of opinion, intention or expectation in any of the Previous Announcements or the Half-Yearly Report misleading. All Previous Announcements and the Half-Year Report complied with the memorandum and articles of association of the Bank, all applicable rules and requirements of the Irish Stock Exchange, the London Stock Exchange, and the FSA and all applicable Irish, United Kingdom and United States laws and regulations and all other applicable requirements of statute, statutory regulation or any regulatory body. There is no existing profit forecast outstanding in respect of the Bank, the Group taken as a whole, or any Group Company.

3.	Provision of Information

All information provided by the Bank, its subsidiary undertakings or any of its or their officers or employees to the Minister, the Commission, and/or the NTMA in connection with the Transaction has been supplied in good faith and such information was when supplied, and remains (save to the extent that it has been corrected or updated), true and accurate in all material respects and not misleading and no information requested has been withheld, the absence of which might reasonably be considered to make such information materially misleading, or might be material in the context of the Transaction, post-Admission dealings in the Ordinary Shares, due diligence enquiries or requests for information.

4.	Accounts

(a)	The Accounts:

(i)	have been prepared and audited in accordance and comply with IFRS, the Companies Acts and all applicable laws and regulations and all applicable statements of standard accounting practice and generally accepted accounting principles and practices in Ireland, which have been consistently applied;

(ii)	give a true and fair view of the financial condition and of the state of affairs of the Bank and the Group as at the end of each of the relevant financial periods (including the Accounts Date) and of the profit, loss, cash flow and changes in equity of the Bank and the Group for such periods;

(iii)	either make proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities (which includes, for the avoidance of doubt, Tax liabilities) or commitments, whether actual, deferred, contingent or disputed, of the Group;

(iv)	fairly present all off balance sheet arrangements, investments or liability of all Group Companies; and

(v)	have been prepared after due and careful enquiry by the Bank and, where applicable, the relevant Group Companies and are presented on the same basis as set out in the Accounts, which is consistent with the accounting policies of the Group.

(b)	The Interim Accounts:

(i)	have been prepared in accordance with, and comply with, IFRS and all applicable laws and regulations;

(ii)	present fairly in all material respects the financial position of the Bank and the Group as at 30 June 2010 and of the profit, loss, cash flow and changes in equity of the Bank and the Group for the financial period ended on 30 June 2010; and

(iii)	either make proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities or commitments, whether actual, deferred, contingent or disputed, of the Group.

(c)	The Management Accounts:

(i)	have been prepared with due care and attention;

(ii)	have been prepared on a basis consistent with that adopted and on the same assumptions as those made in preparing previous management accounts of the Bank for the year immediately preceding the date of the Management Accounts; and

(iii)	show a reasonably accurate view of the state of affairs and profit or loss of the Bank as at and for the period in respect of which they have been prepared.

(d)	The Directors have established procedures which provide a reasonable basis for them to make proper judgements on an ongoing basis as to the financial position and prospects of the Bank and each Group Company and each Group Company maintains a system of internal financial and accounting controls sufficient to provide reasonable assurance that:

(i)	transactions are executed in accordance with management’s general or specific authorisation;

(ii)	transactions are recorded as necessary to permit the preparation of returns and reports which are complete and accurate in all material respects to regulatory bodies as and when required by them and the preparation of financial statements in accordance with IFRS, the European Communities (Credit Institutions: Accounts Regulations 1992) and the Companies Acts; and

(iii)	the Group’s asset records are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(e)	There are no, and during the past five years have been no (i) material weaknesses in the Bank’s internal controls over financial reporting (whether or not remediated) of the Bank or the Group, (ii) changes in the Bank’s internal controls over financial reporting of the Bank or the Group that have materially affected, or would be reasonably likely to materially affect, the Bank’s internal controls over financial reporting of the Bank or the Group; or (iii) fraud that involves any current Senior Executive of the Bank or of any member of the Group and no material fraud that involves any employee of the Bank or of any member of the Group.

(f)	The Auditors, who have audited the Bank’s consolidated financial statements and supporting notes as at and for the years ended 31 December 2007, 2008 and 2009, are independent auditors with respect to the Group, as required by the Listing Rules and the Securities Act and the rules thereunder, including Rule 2-01 of Regulation S-X.

5.	Position since Accounts Date

Since the Accounts Date

(a)	the Group has carried on its business in the ordinary course in all respects, and there has been no Material Adverse Effect;

(b)	there has been no material impairment charges that are not in line with the Previous Announcements in respect of any assets of the Bank or of any Group Company, and there has been no increase in the provisions in respect of losses in relation to any mortgage, loans or other assets of the Bank or of any Group Company that, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction or post-Admission dealings in the Ordinary Shares;

(c)	other than as disclosed in the circular dated 11 October 2010 relating to the disposal of the Bank’s shareholding in M&T Bank Corporation and in relation to the BZWBK Disposal, no Group Company has, otherwise than in the ordinary course of business, entered into or assumed or incurred any contract, commitment (whether in respect of capital expenditure or otherwise), borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or any other agreement or obligation that, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction or post-Admission dealings in the Ordinary Shares;

(d)	other than pursuant to the scheme operated pursuant to the National Asset Management Agency Act 2009, no debtor has been released by the Bank to an extent which (singly or in the aggregate) is material in the context of the Transaction or post-Admission dealings in the Ordinary Shares on terms that he pays less than the book value of his debt and no debt of such material amount owing to the Bank or any Group Company has been deferred, subordinated or written off or has proven irrecoverable to any material extent;

(e)	no Group Company has been involved in any transaction which has resulted or would be reasonably likely to result (singly or in the aggregate) in any liability for Tax on the Bank or any Group Company, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction or post-Admission dealings in the Ordinary Shares other than a transaction in the ordinary course of business or a transaction which is provided for in the Accounts;

(f)

no Group Company has been in violation or default in any material respect under any agreement or arrangement to which any Group Company is a party, or under any statute, law, rule, regulation, judgement, order or decree applicable to any Group

Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any Group Company or any of its or their properties, as applicable, and there are no circumstances likely to give rise to such default, to an extent which (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Transaction or post-Admission dealings in the Ordinary Shares;

(g)	there has been no occurrence which has, or could reasonably be expected to, (either itself or together with any other occurrence) materially and adversely affect the value of the New Shares, the business, assets, liabilities, financial position, profitability or prospects of any Group Company or any of the property or assets of the Group; and

(h)	save for the bonus shares issued to the Commission on 13 May 2010, there has been no dividend or distribution of any kind (other than intra-group dividends) declared, paid or made by any Group Company on any class of its securities.

6.	Guarantees, Indemnities, Borrowings and Default

(a)	Save for:

(i)	guarantees or indemnities given by any Group Company in the ordinary course of business (including, for the avoidance of doubt, indemnities given to advisers in letters of engagement); and

(ii)	any indemnities given by the Bank pursuant to this Agreement,

no Group Company has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party other than as disclosed in the circular dated 5 November 2010 relating to the disposal of M&T Bank Corporation and in the Accounts, and no Group Company has any current or prospective liability, howsoever arising which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

(b)	No event has occurred nor have any circumstances arisen (and the allotment and issue of the New Shares will not give rise to any such event or circumstance) so that any person is or would be entitled, or could, with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any indebtedness of any member of the Group and no person to whom any indebtedness of any member of the Group, which is payable on demand, has demanded or threatened to demand repayment of, or taken or threatened to take any step to enforce any guarantee, indemnity or other security for, the same, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material or have material consequences in each case in the context of the Transaction or post-Admission dealings in the Ordinary Shares or the business of the Group.

(c)	There are no companies, undertakings, partnerships or joint ventures in existence in which any Group Company has an ownership interest but whose results are not consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

(d)	No event or circumstance exists, has occurred or arisen or, so far as the Bank is aware, is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, termination of or a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Company is a party or by which any such Group Company or any of its properties, revenues or assets are bound, in any of the foregoing cases to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

(e)	All of the Group’s borrowing facilities are in full force and effect. All matters and events which could entitle the providers of facilities to refuse to make any moneys available are entirely within the control of the Bank or the control of other persons over whom the relevant Group Company is, or its Directors are, able to exercise control and management. There is nothing known, or which could on due and careful enquiry be known to the Bank that might cause it to believe that any drawn amounts would be subject of a request for repayment or that undrawn amounts under any facilities might not be available for drawing as and when required.

(f)	The amounts borrowed by each Group Company do not exceed any limitation on its borrowing contained in such Group Company’s articles of association or other governing or constitutional document, or any debenture or other deed or document binding upon it and no Group Company has outstanding any loan capital, nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in audited accounts, or borrowed any money which it has not repaid when due, save for borrowings specified in the Accounts.

7.	Assets

The assets owned or used by each Group Company include all rights, properties, facilities and services materially necessary for carrying on the business of that Group Company in the manner in which it is currently carried on.

8.	Taxation

(a)	Each Group Company (duly and within appropriate time limits) has made all material returns, given all material notices and supplied all information required to be supplied to all relevant Tax authorities and maintained all records required to be maintained for tax purposes and all such information, returns and notices were complete and accurate in all material respects and were made on a proper basis. Each Group Company has paid or provided for all material Tax required to be paid by it and any other assessment, fine or penalty levied against it to the extent that any of the foregoing is due and payable, save where the same is being contested.

(b)	All liabilities of each Group Company for Tax and deferred Tax as determined in accordance with IFRS and measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are provided for or (as appropriate) disclosed in the Accounts.

(c)	No Group Company is involved in any dispute or investigation with any Tax Authority in respect of any material issue. No enquiry been raised by any Tax Authority in respect of any Group Company, which could, so far as the Bank is aware, give rise to a Material Adverse Effect.

(d)	No taxes are payable in Ireland or the UK in connection with the execution of this Agreement or in connection with the Transaction.

(e)	The Bank is a company incorporated in Ireland and the share register of the Bank is at all times kept in Ireland and outside the United Kingdom.

(f)	The Bank does not believe that it is, and does not expect to become, a passive foreign investment company within the meaning of Section 1297 of the US Internal Revenue Code of 1986.

9.	Intellectual Property

(a)	Each Group Company beneficially owns, or has had licensed to it or otherwise has the benefit or use under the authority of the owners or licensees thereof of all Intellectual Property Rights that are material to the operations of the Group and the carrying out of the business of each Group Company, including registered trade marks of the Bank’s name.

(b)	Except to an extent that would not (singly or in the aggregate) be material in the context of the Transaction, or post-Admission dealings in the Ordinary Shares, and so far as the Bank is aware, the Group does not infringe the Intellectual Property Rights of any third party nor so far as the Bank is aware does any third party infringe the Intellectual Property Rights owned or used by the Group.

(c)	All material Intellectual Property Rights used by the Group are not subject to any Encumbrances to an extent that would or might (singly or in the aggregate) be material in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

(d)	Save as would not (singly or in the aggregate) be material in the context of the Transaction or post-Admission dealings in the Ordinary Shares, (i) all Intellectual Property Rights registered in the name of a Group Company (if any) are beneficially owned by it and subsisting and if granted not subject to revocation and (ii) all requisite registration and renewal fees in respect thereof have been duly paid in a timely fashion.

(e)	Save as would not (singly or in the aggregate) be material in the context of the Transaction or post-Admission dealings in the Ordinary Shares, (i) all Intellectual Property Rights owned and used or reasonably likely to be used by the Group and capable of legal protection are subject to appropriate and enforceable protection (including, where reasonably appropriate, by registration), and (ii) so far as the Bank is aware there is no restriction of the Group’s rights to use any Intellectual Property Rights owned by or licensed to the Bank to engage in any of the activities presently or proposed to be undertaken by it.

(f)

The Group complies in all material respects with all applicable data protection laws and guidance from the Office of the Data Protection Commissioner in Ireland and the United Kingdom Office of the Information Commissioner relevant to its processing of personal data and, to the extent it is aware of any non-compliance, having made due and careful enquiry, such non-compliance would not lead to a Material Adverse Effect. No Group Company has received any written notice from a competent authority alleging that the Group has not complied with applicable data protection legislation, where such notice has resulted or may result in any compensation being awarded or other enforcement order made against the Group which would be material in the context of any of the Proposals. No individual has claimed, and no grounds exist for an individual to claim, compensation from the Group for breaches of applicable data protection laws, the payment of which compensation would result in a Material Adverse Effect.

10.	Information Technology

(a)	Save as otherwise would not (singly or in the aggregate) be material in the context of the Transaction or post-Admission dealings in the Ordinary Shares, information technology systems (“systems”) used in connection with the businesses of the Group are all the systems required for the present needs of the business of the Group, including, without limitation, as to system capacity and ability to process current peak volumes and anticipated volumes in a timely manner. The systems are subject to ongoing review, upgrade/development to align to current and changing business needs.

(b)	Save as otherwise would not (singly or in the aggregate) be material in the context of the Transaction or post-Admission dealings in the Ordinary Shares, in the 12 (twelve) months prior to the date of this Agreement, the Group has not suffered any failures or bugs in or breakdowns of any systems used in connection with the businesses of the Group which have caused any substantial disruption or interruption in or to its use. The Bank is not aware of any fact or matter which may so disrupt or interrupt or affect the use of such equipment following the date of this Agreement on the same basis as it is presently used. Each Group Company undertakes, on an ongoing basis, precautions to preserve the availability, security and integrity of the systems, including in the event of failure of the systems. The systems have adequate security, back-ups and hardware support disaster recovery.

(c)	All hardware comprised in any systems, excluding any software and any external communications lines, used in the businesses of the Group are owned (except those Items which are subject to finance leases) and operated by and are under the control of a Group Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Group or (where governed by outsourcing or other similar arrangements) are otherwise openly accessible to the Group.

(d)	Each Group Company owns, or is validly licensed to use, or leases, the systems used in its business.

11.	Pension Schemes

Save as disclosed in the Accounts or the Interim Accounts:

(a)	the Group is not paying, and is not under any liability (actual or contingent) to fund, to pay or secure (other than by payment of employers’ contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service; and

(b)	there are no material liabilities associated with or arising from any Group Company participating in, or contributing to, either currently or in the past, any retirement benefits scheme or arrangement (occupational or personal) which are not funded, insured or provided for on a generally accepted basis either through a separate trust, insurance policy or provision in the accounts of the relevant Group Company. All amounts due to the trustees (or other relevant person) of each of the retirement benefit schemes or arrangements (occupational or personal) and to any insurance company in connection with such retirement benefit scheme or arrangements (occupational or personal) have been paid or provided for.

12.	Employment

(a)	No industrial action has taken place between the Bank and any of its employees or former employees in the last three years nor is the Bank aware that such industrial action is imminent, which, singly or in the aggregate, could in any of the foregoing cases reasonably be expected to give rise to a Material Adverse Effect.

(b)	No variable pay components, whether performance based or otherwise, or performance based or other bonus payments are due or payable (or may fall due or become payable) to any Director, Senior Executive or employee of any Group Company other than those set out at Schedule 6.

13.	Competition

(a)	No Group Company is, or has been, a party to (or is, or has been, concerned in) any agreement, arrangement, concerted practice or course of conduct which infringes, is invalidated by, or of which particulars have or should have been delivered to any relevant governmental or other authority in any jurisdiction under, any anti-trust, competition, fair trading, consumer protection or similar legislation in any territory including, without limitation Articles 81, 82, 101 and/or 102 of the Treaty on the Functioning of the European Union and sections 4 and/or 5 of the Competition Act, 2002.

(b)	No Group Company is, or has been, in connection with its business or that of any other Group Company, engaged in any practice which contravenes any such legislation as is referred to in the preceding paragraph or which is under investigation by any authority referred to in the preceding paragraph or which is the subject of undertakings to any such authority and, so far as the Bank is aware, none of the practices carried on by any Group Company contravenes or may contravene any such legislation or is reasonably likely to be subject to such investigation.

(c)	Every relevant arrangement in which any Group Company has been involved and which required notification under Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings (the “Merger Regulation”), the Competition Act 2002 or any other applicable merger control legislation in any jurisdiction, has been validly notified, cleared and put into effect in all respects in compliance with the terms of the Merger Regulation, the Competition Act 2002 or the relevant merger control legislation as applicable and the conditions and obligations (if any) attached to the relevant clearance decision.

(d)	Other than as approved by the European Commission, no Group Company has ever received, nor is a Group Company proposing to receive, any aid that is incompatible with the Common Market for the purposes of Articles 107 to 109 of the Treaty on the Functioning of the European Union, from a Member State of the European Union or from State resources.

14.	Environment

(a)

No Group Company is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including ambient air, noise, surface water, groundwater, land surface or subsurface strata) or wildlife, including laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, biological materials, wastes, toxic substances, hazardous substances, petroleum or petroleum products or nuclear or radioactive material (collectively “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”).

(b)	All Group Companies have all permits, licenses, authorisations and approvals for their respective businesses required under any applicable Environmental Laws and are each in compliance with their requirements.

(c)	There are no pending or, to the knowledge of the Bank, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Law against any Group Company.

(d)	To the knowledge of the Bank, there are no events, facts or circumstances that might reasonably be expected to form the basis of any order, decree, plan or agreement for clean-up or remediation, or any action, suit or proceeding by any private party or governmental body or agency, against or affecting the Bank or any other Group Company relating to Hazardous Materials or Environmental Laws which, in any such case would be material in the context of the Group or in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

15.	Insurance

(a)	Each Group Company maintains, from well established reputable insurers, insurance to adequate levels against all risks which the Bank reasonably believes to be commonly insured against by persons carrying on the same or similar businesses as those carried on by the Group or owning assets of a similar nature and against all risks against which the Group might reasonably be expected to insure in the particular circumstances of the businesses carried on by each Group Company. All such insurances are in full force and effect and to the best knowledge, information and belief of the Bank, there are no circumstances which could render any such insurances void or voidable and there is no material insurance claim, pending, threatened or outstanding against any Group Company and all premiums due in respect of all insurances have been duly paid.

(b)	No Group Company has been refused any insurance sought or applied for in the 12 (twelve) months prior to the date of this Agreement; and no Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have, or could not reasonably be expected to have, a Material Adverse Effect. The Group has appropriate disaster recovery arrangements in place to prevent any Material Adverse Effect in the event that its premises or systems become unusable for any reason.

16.	Rating

The Bank has not received notice of any intended or potential downgrading of the rating assigned to any of the Bank’s (or any other member of its Group’s) credit or debt by a ratings agency, and has no knowledge from which it could reasonably expect such a downgrade to be threatened or to occur.

17.	Insolvency

(a)	Neither the Bank nor any Group Company is insolvent or unable to pay its debts or:

(i)	is in liquidation, in provisional liquidation, under examinership or administration or wound up or has had a receiver appointed to any part of its property;

(ii)	is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this Agreement);

(iii)	has an application or order been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of sub-paragraphs (i) or (ii) above;

(iv)	is otherwise unable to pay its debts when they fall due within the meaning of Section 214 of the Companies Act 1963;

(v)	has had an order made against it under Section 21 of the Central Bank Act, 1971; and

nothing having a substantially similar effect to (i) to (v) has happened to the Bank or any Group Company under the law of any jurisdiction.

(b)	Save in the context of a solvent voluntary winding up or otherwise as would not (singly or in the aggregate) be material in the content of the Transaction or post-Admission dealings in the Ordinary Shares, no order has been made, petition presented or resolution passed for the winding up of any Group Company and no meeting has been convened for the purpose of winding up any Group Company. No Group Company has been a party to any transaction that could be avoided in a winding up.

(c)	No Group Company has taken any action (including the convening of meetings to vote on relevant resolutions), nor have any other steps been taken or legal proceedings commenced or been threatened against any Group Company, for its winding-up or dissolution (including pursuant to Section 48 of the Central Bank Act, 1989) or for any similar or analogous proceeding in any jurisdiction or for any Group Company to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver (including an administrative receiver), administrator, provisional liquidator or similar officer.

(d)	There is not outstanding any liability, obligation or commitment of any kind on the part of the Directors, the Bank or any Group Company in relation to any current or pending insolvency proceedings in relation to the Bank or any Group Company.

(e)	By reason of actual or anticipated financial difficulties, no Group Company has commenced negotiations with its creditors or any class of its creditors with a view to rescheduling any of its indebtedness or has made or proposed any arrangement or composition with its creditors or any class of its creditors.

18.	Regulatory

(a)	Each Group Company required to be licensed (as a bank or otherwise) is duly licensed in its jurisdiction of incorporation and domicile and, except as would not reasonably be expected to be material, is duly licensed or authorised in each other jurisdiction where it is required to be licensed or authorised to conduct its business.

(b)	As far as the Bank is aware, no Group Company is subject to any special or additional surveillance or supervision by the Central Bank or any other regulatory body having jurisdiction over any Group Company or to any special or additional reporting requirements in relation to its assets, liquidity position, funding position or otherwise and the Bank has not been subject to any visits, beyond customary visits, and has not been requested or required to attend meetings with, beyond customary meetings, the Central Bank, or the FSA or any other regulatory body.

(c)	As far as the Bank is aware: (i) no Group Company is the subject of any investigation, enforcement action (including to vary the terms of any permission of licence) or disciplinary proceeding by the Central Bank or any other regulatory body having jurisdiction over such Group Company; and (ii) no such investigation, enforcement action or disciplinary proceeding has been threatened by any such regulatory body or is pending.

(d)	The operations of each Group Company have been conducted at all times in material compliance with the money laundering statutes of Ireland, the UK and the United States, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, including, but not limited to, those of the Criminal Justice (Terrorist Offences) Act 2005 of Ireland, the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 of Ireland and the Money Laundering Regulation 2007 (SI 2007/2057) of the United Kingdom and the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Bank, threatened.

(e)	other than as a result of the Bank’s participation in the scheme operated pursuant to the National Assets Management Agency Act 2009 no Group Company nor any of its officers has failed to comply with any statutory provision or any rules, regulations, directions, requirements, notices and provisions of the Central Bank or any other regulatory body applying to such Group Company in relation to its business including in respect of the maintenance of its capital and any obligation to make a notification to the Central Bank or any other regulatory body, save in each case to an extent which would not (singly or, in the aggregate) be material in the context of the Transaction or post-Admission dealing in the Ordinary Shares.

(f) (i)	Neither the Bank nor any of its subsidiaries nor, to the knowledge of the Bank, any director, officer, employee, affiliate, agent or representative of the Company or any of its subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)	the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the EU, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor

(B)	located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii)	The Bank covenants that it will not, directly or, to its knowledge, indirectly, use the proceeds of the Transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)	to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)	in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(g)	Neither the Bank nor any of its subsidiaries, nor, as far as the Bank is aware, any affiliate, director, officer, employee, agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Bank and its subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws.

(h)	Save as disclosed in the Accounts and the Half-Year Report, no Group Company has entered into any related party transaction (within the meaning set out in the IFRS) in the period since 1 January 2007 up to, and including, the date of this Agreement.

19.	United States Securities Regulations

(a)	None of the Bank, any of its Affiliates or any person acting on its or their behalf has (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the New Shares in a manner that would require the registration under the Securities Act of the New Shares or (ii) offered, solicited offers to buy or sold the New Shares by any form of general solicitation or general advertising (as those terms are used in Regulation D) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(b)	None of the Bank, its Affiliates or any person acting on its or their behalf has engaged in any directed selling efforts (as defined in Regulation S) with respect to the New Shares and the Bank and its Affiliates and any person acting on its or their behalf have complied the offering restrictions requirement of Regulation S.

(c)	It is not necessary in connection with the offer, sale and delivery of the New Shares to the Commission in the manner contemplated by this Agreement to register the New Shares under the Securities Act.

(d)	The Bank is a foreign issuer (as defined in Regulation S under the Securities Act).

(e)	The Bank is not, and, immediately after giving effect to the offering and sale of the New Shares and the application of the proceeds thereof, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act.

(f)	There are no persons with registration rights or other similar rights to have any shares registered by the Bank under the Securities Act.

(g)	The Bank has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities (except as contemplated in this Agreement).

20.	Litigation

(a)	Save as disclosed in the Accounts, the Interim Accounts or as publicly disclosed in Previous Announcements, no Group Company nor any of its Directors or Senior Executives is involved, or has during the recent past (being not less than 12 (twelve) months ending on the date of this Agreement) been involved in any civil, criminal, arbitration, administrative, governmental or other proceedings or governmental regulatory or similar investigation or enquiry, whether as plaintiff, defendant or otherwise which, by itself or with other proceedings, which would be, or is reasonably likely to be, material in the context of the Transaction or post-Admission dealings in the Ordinary Shares which for the avoidance of doubt shall include proceedings in relation to the payment of variable pay components, whether performance based or otherwise, or performance based or other bonus payments.

(b)	Save as disclosed in the Accounts, the Interim Accounts or as publicly disclosed in Previous Announcements, no litigation or arbitration, administrative, governmental, civil, criminal or other proceedings nor governmental, regulatory or similar investigation or enquiry are pending or have been threatened by or against any Group Company or any of their respective officers, agents or employees in relation to the affairs of any Group Company and, to the best of the knowledge, information and belief of the Bank and the Directors, there are no facts or circumstances likely to give rise to any such litigation or arbitration, administrative, criminal, governmental, civil, or other proceedings or governmental, regulatory or similar investigation or enquiry, in each case, to an extent which, by itself or with other proceedings, would be, or is reasonably likely to be, material in the context of the Transaction or post-Admission dealings in the Ordinary Shares which for the avoidance of doubt shall include proceedings in relation to the payment of variable pay components, whether performance based or otherwise, or performance based or other bonus payments.

(c)	No Group Company nor any of its officers or agents or employees in relation to the affairs of any Group Company has been a party to any undertaking or assurance given to any court or governmental agency or the subject of any injunction which in any of the foregoing cases is still in force and which, by itself or with other proceedings, would be, or is reasonably likely to be, material in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

(d)	For the purpose of this paragraph 18, “proceedings” includes any action by any governmental, public or regulatory authority (including any investment exchange or any authority or body which regulates investment business or takeovers or which is concerned with regulatory, licensing, competition, Taxation matters or matters concerning Intellectual Property Rights).

21.	Share Options

Except as disclosed in the Accounts, or any Previous Announcement, and except for options granted under the Company’s approved share option schemes in accordance with normal practice, there are no arrangements which (contingently or otherwise) may give rise to an obligation on the Company or any Group Company to allot, issue or grant any relevant securities as defined in Section 20 of the Companies (Amendment) Act, 1983.

22.	Premises

(a)	No Group Company is under any obligation to purchase, lease, sublease or otherwise occupy or acquire any rights of any nature whatsoever in respect of any land or building other than the premises which it currently occupies.

(b)	No Group Company has received nor is it aware of any claim, demand or other notice, or of any circumstances which might give rise to the same, in relation to any material actual or contingent liability as an original contracting party, or as a guarantor of any party or as covenantor (express or implied), or is contractually liable in respect of any estate, interest or contractual right or obligation, in relation to any land, building or other real property which is or is reasonably likely to be material in the context of the Bank, the Group, or the Transaction.

(c)	All of the properties owned by any member of the Group or in respect of which any of them has a right of use, are in its possession, under its control or are subject to appropriate title protections, save as would not, singly or in the aggregate, or would not reasonably be expected to, give rise to a Material Adverse Effect. The assets owned or used by each member of the Group include all rights, properties, facilities and services materially necessary for carrying on the business of that member of the Group in the manner in which it is currently carried on.

23.	Arrangements with Directors and Shareholders

(a)	Other than in the ordinary course of business and on standard commercial terms, there are no loans made by any Group Company to any of the directors of any Group Company and/or (so far as the Bank is aware) any associate of any of them.

(b)	Other than in the ordinary course of business and on standard commercial terms, there are no debts owing to any Group Company by any of the directors of any Group Company and/or (so far as the Bank is aware) any associate of any of them.

(c)	Save for the articles of association of the Bank, any service agreement with a Director and any contracts entered into in the ordinary course of business, there are no existing contracts or engagements or other arrangements to which any Group Company is a party and in which any of the directors of any Group Company and/or any person connected with any of any of them is interested which would be material in the context of the Transaction or post-Admission dealings in the Ordinary Shares; and to the extent that any such contracts, engagements or other arrangements exist they were entered into in compliance with the related party requirements of the Listing Rules.

(d)	Apart from the Commission no Shareholder has any rights, in his capacity as such, in relation to any Group Company other than as set out in the Articles of Association, the Incentive Schemes or the Preferred Securities.

(e)	The Bank is not aware of any claim, demand or right of action against any Group Company otherwise than for accrued remuneration in accordance with their contracts of employment by any officer or employee (or former officer or employee) of the Group and/or any person connected with them in any of the foregoing cases, to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

(f)

So far as the Bank is aware, no Director nor any Senior Executive is in breach of any restrictive covenant, employment agreement or contract for services which would, or would be reasonably likely to, affect the Bank or any other Group Company and so far as the Bank is aware, there are no circumstances which might give rise to any claim of such a breach in any of the foregoing cases to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

(g)	Apart from Maeliosa O’Hogartaigh and Gerry Byrne, no Director or Senior Executive has given notice of termination of his contract of employment and, so far as the Bank is aware, no Director or senior employee has indicated an intention to resign.

(h)	Save as fairly disclosed in the Accounts, there are no loans made by any Group Company to, nor are their any debts owing to any Group Company from, any of the directors of any Group Company or (so far as the Bank is aware) any person connected to them save, in each case, to the extent (individually or in aggregate) as would not be material in the context of the Transaction or post-Admission dealings in the Ordinary Shares.

(i)	For the purpose of this paragraph 23, “connected” has the meaning given to it in Section 26 of the Companies Act 1990.

(j)	There is no agreement, undertaking, instrument or arrangement requiring the creation, allotment, issue, redemption, repayment, sale or transfer or the grant to any person of the right (whether conditional or not) to require the allotment, issue, redemption, repayment, sale or transfer of any shares in the capital of a Group Company (including, without limitation, an option or right of pre-emption or conversion) other than in favour of another Group Company.

SCHEDULE 3

COVENANTS BY BANK TO STATE ENTITIES

1.	Measures to Promote Availability of Credit

1.1	The Bank will use all reasonable efforts to comply, and procure compliance by the Group, with the following commitments:

(a)	to meet a lending target of EUR3 billion (three billion euro) per annum for new or increased credit facilities to SMEs in each of the two 12-month periods commencing on 1 January 2011 and on 1 January 2012. The Bank will produce an SME lending plan to the Minister, both by geography and sector, for each of these twelve (12) month periods to demonstrate the manner in which it intends to meet this target; and

(b)	to provide EUR20 million (twenty million euro) for seed capital to Enterprise Ireland supported ventures and EUR 100 million (one hundred million euro) for environmental, clean energy and innovation projects. For the avoidance of doubt, this is in addition to the commitments of the Bank under the terms of the 2009 Subscription Agreement.

1.2	The Bank will, and will procure that each Group Company will:

(a)	work with Enterprise Ireland and the Irish Bankers Federation to develop sectoral expertise in the modern growth sectors of the Irish economy, and with Enterprise Ireland to develop a range of banking services to meet the needs of Irish SMEs trading internationally; and

(b)	take other actions (as agreed with the Minister) to develop new credit products in areas where cashflow, rather than property or assets, is the basis for business lending.

1.3	The Bank will publish an annual report, for each year up to 31 March 2014, on its lending to SMEs and establish transparent public reporting on both SME and mortgage lending as agreed with the Minister.

1.4	To the extent not already performed, the Bank will use all reasonable efforts to comply, and to procure compliance by the Group, with all the commitments and undertakings on the part of the Bank in relation to the Banks Customer Package (as defined in the 2009 Subscription Agreement).

2.	Restructuring Plan

2.1	The Bank will, and will procure that the Group will:

(a)	co-operate fully with the Minister and the European Commission, including by promptly providing such assistance and information as is requested by the Minister and/or the European Commission, in connection with the European Commission’s assessment of the restructuring plan for the Group under EU State aid rules;

(b)	implement fully the final restructuring plan for the Group approved by the NTMA and the European Commission (“Restructuring Plan”); and

(c)	co-operate fully, and consult where required, with the Minister and the European Commission (including by promptly providing such assistance and information as is requested by the Minister and/or the European Commission) in connection with the transactions, actions, covenants and undertakings contemplated by or referred to in the Restructuring Plan.

2.2	The Bank undertakes to, and to procure that each Group Company will, do all acts and things necessary to ensure that any State Entity is fully in compliance with its obligations under any decision by the European Commission to approve State aid to the Group, including providing any information, documentation or access to Group personnel to the Minister (including his agents and advisers) as is necessary to enable the Group’s compliance with such State aid approval to be monitored.

3.	Related Party Transactions

3.1	Before classifying any transaction or arrangement as a “related party transaction” involving or for the benefit of any State Entity for the purposes of the Listing Rules or the ESM Rules (as applicable), the Bank will consult with the NTMA and will ensure that the Minister and/or the Commission and/or the NTMA has the opportunity to make representations to the regulatory bodies or persons responsible for the enforcement of the Listing Rules or the ESM Rules (as applicable) in relation to such classification should the Minister and/or the Commission and/or the NTMA wish to do so.

3.2	No transaction or arrangement will be classified by the Bank as a “related party transaction” involving or for the benefit of any State Entity unless (a) the regulatory bodies or persons responsible for the enforcement of the Listing Rules or the ESM Rules (as applicable) have directed that the transaction or arrangement be so classified, or (b) in the absence of such a direction, the prior written consent of the NTMA is obtained.

4.	Dividends

4.1	The Bank will take all reasonable steps to remove any obstacles to the payment in cash of dividends on the 2009 Preference Shares on and following 13 May 2011 (including the release of “dividend stoppers” (whether contractual or otherwise) that are in place at the date of this Agreement). For the avoidance of doubt, this is without prejudice to the rights attaching to the 2009 Preference Shares in the Bank’s articles of association.

4.2	The Bank undertakes that it will not, and will procure that no Group Company will, until otherwise agreed by the NTMA, pay or make any dividends or other distributions or make any interest or coupon payment or payment of a similar nature or set aside any sum to provide for any such distribution or payment (in each case whether in cash or otherwise) on any shares, Innovative Tier 1 Instruments or Upper Tier 2 Instruments issued by any Group Company (other than Mandatory Securities) and that it will not, and will procure that no Group Company will set aside any sum for the payment of any such dividends or amounts, but this prohibition will not apply to the payment or making of any dividends or other distributions or the setting aside of any sum for the payment of such dividends or distributions:

(a)	by any wholly owned Group Company to any other wholly owned Group Company; and

(b)

by any non-wholly owned Group Company to any person which is not a wholly owned Group Company to the extent the payment or making of such dividends or other distributions or the setting aside of any sum for the payment of such dividends or distributions is required by the terms of any legally binding obligation in existence at the date of this Agreement.

5.	Reserves

The Bank will not, and will procure that no Group Company will, without the prior consent of the NTMA:

5.1	issue any convertible securities, the conversion of which would require the capitalisation of any amount standing to the credit of the Bank’s share premium account or any other distributable or undistributable reserve of the Bank; or

5.2	directly or indirectly take or omit to take any action designed to or which results in or which would reasonably be expected to cause or result in, the amount standing to the credit of its share premium account or any other distributable or undistributable reserve of the Bank being reduced.

6.	Corporate Governance

The Bank will, and to the extent relevant will procure that each Group Company will:

6.1	work with the Minister and the NTMA on the appointment of up to three (3) new independent non-executive Directors at the Bank’s next annual general meeting;

6.2	provide access to the Minister and the NTMA to the Group’s premises, books, records, senior executives, relevant personnel and professional advisers on reasonable terms;

6.3	develop and, subject to market conditions, implement a liability management plan which is designed to enable the Group to meet the Core Tier 1 Capital targets set by the Central Bank;

6.4	use best endeavours (having regard to reasonable operational requirements) to maintain regular, adequate and effective monitoring, reporting, risk management and audit controls and procedures in order, among other things, to ensure that risks relating to key business processes which affect its assets are identified, assessed and reported and are managed and mitigated appropriately; and

6.5	develop with the Central Bank, and implement, a medium term funding plan aimed at reducing dependence on short term funding to be regularly reviewed by the Central Bank; and

6.6	not enter into or vary any transaction or arrangement with a director or former director or any connected person of a director or former director on terms other than normal commercial arm’s length terms agreed in the ordinary course of business.

7.	Remuneration/Fees

7.1	The Bank will procure that, and to the extent relevant will procure that each Group Company will ensure that:

(a)

no variable pay components, whether performance based or otherwise, or bonus payments are awarded or paid to any Director, Senior Executive or employee of any Group Company from the date hereof to end of 31 December 2012 except with the prior consent of NTMA (which consent may be by way of a consent applicable to a category of persons or applicable only to a particular person or persons). Subject always to the foregoing, in the event that NTMA furnishes prior approval of any bonuses or variable payments to any Directors, Senior Executives or employees of any Group Company, such arrangements shall be structured in a manner agreed between NTMA and the Bank so as reward long-term value creation and which does not encourage excessive risk taking. Without limitation to the generality of the foregoing, in structuring such rewards short-term indicators would be taken into account only where such indicators are fully consistent with long-term value creation and they do not encourage excessive risk taking;

(b)	no cash allowances are paid to any employee or services provider or appointee or officer of any Group Company in compensation for the “pensions cap” imposed by the Finance Act 2006;

(c)	the total aggregate remuneration (excluding pension contributions) including without limitation annual base salary, bonuses and variable pay components of any person who is an employee or services provider or appointee or officer of any Group Company shall not, for a period of two (2) years from the date hereof, exceed a maximum amount equal to the lower of (i) the amount recommended by the Covered Institution Remuneration Oversight Committee in its report to the Minister dated 27 February 2009 in any financial year or (ii) EUR500,000 (five hundred thousand euro);

(d)	after two (2) years from the date hereof, any proposal to increase base salary for persons whose base salary would otherwise exceed the amount specified in paragraph 7.1(c) or to pay an annual bonus calculated on the basis of or related to the performance of any individual, any team or department or division, or the Bank or Group as a whole to any Director, Senior Executive or employee of any Group Company shall be subject to agreement between the Bank and the NTMA;

(e)	the remuneration packages and policies applicable to each Group Company comply with the provisions of this paragraph 7;

(f) (i)	no pension enhancement, improvement, augmentation or any commitment whatsoever which enhances the retirement benefits of any Director, Senior Executive or employee of any Group Company under the current rules of the Bank pension scheme of which he is a member (“Pension Improvement”) will be awarded by the Bank without the prior consent of the NTMA (which consent may be by way of a general consent to a Pension Improvement scheme or arrangement applicable to all members thereof or applicable to some or all such persons or a specific consent in a particular case with reference to particular such persons); and

(ii)	For the purposes of paragraph 7(f) the following shall not be considered a Pension Improvement:

(A)	an arrangement with a Director, Senior Executive or employee of any Group Company in respect of retirement benefits which does not involve a cost to the Bank or to the Bank’s pension fund over and above the cost of the then pension entitlements of the Senior Executive under statute or the current rules of the relevant Company pension scheme;

(B)	an arrangement with a Director, Senior Executive or employee of any Group Company the cost of which is borne exclusively by employee contributions made by the Director, Senior Executive or employee of any Group Company; or

(C)	(subject at all times to paragraph 77.2) the payment into the relevant pension fund of monies to which the Director, Senior Executive or employee of any Group Company is entitled.

7.2	The Bank shall not, without the prior consent of the NTMA enter into any contractual arrangement with a Director, Senior Executive or employee of any Group Company which provides for any compensation on termination or equivalent (which shall include any form of Pension Improvement).

7.3	The Bank shall not, in so far as such changes may enhance, improve or augment the retirement benefits of a Senior Executive, agree to or procure any changes to the trust deed and/or rules of any Company pension funds without obtaining the prior consent of the NTMA.

7.4	Where any conflict arises between the commitments given by the Bank in this paragraph 7 and the statutory or pre-existing contractual rights of any of the directors, officers, employees or services providers concerned, then insofar as the said conflict in respect of any individual has been disclosed by the Bank to the other parties to this Agreement no later than 21 days from the date of signature of this Agreement, the statutory or pre-existing contractual rights of that director, officer, employee or services provider will prevail and the Bank will, to that extent, be released from the relevant commitment contained in paragraph 7, provided always that said release shall be subject to confirmation by the NTMA no later than 21 days from the date of signature of this Agreement that it agrees to the said statutory or pre-existing contractual rights so prevailing.

7.5	The Bank will use its reasonable endeavours to secure the agreement of Senior Executives or other employees of any Group Company who have pre-existing contractual rights to remuneration which exceeds the amount specified at paragraph 7.1 (c) such that the revised remuneration is reduced, if possible to the levels set out in paragraph 7.1(c), and otherwise is reasonably reduced. The Bank agrees that in any such case where a relevant Senior Executive employee of a Group Company either:

(a)	refuses to agree to any such reduction in his/her remuneration, or

(b)	agrees only to a reduction and/or terms for a reduction which the Bank’s remuneration committee considers in all of the circumstances to be unreasonable, having regard to all relevant matters including Government policy with regard to remuneration, the remuneration of that person shall not, unless otherwise required by law (including any pre-existing contractual obligations), increase thereafter for a period of at least two (2) years from the date hereof and any proposal to increase it after that time will be subject to agreement between the Bank and the NTMA.

7.6	The Bank may remunerate at levels greater than those prescribed in this paragraph 7 in exceptional circumstances with the prior consent in writing of the NTMA.

7.7	The Bank will not, without the consent of the NTMA, make or create any new Incentive Schemes.

7.8	Where the consent or agreement of the NTMA is required and sought pursuant to any provision of this paragraph 7 the NTMA shall endeavour to deal with such request reasonably and without undue delay. The Bank agrees to give the NTMA reasonable notice of any request for a consent.

7.9	For the purpose of this paragraph 7, the term “services provider” means any person who is providing services to the Group that are analogous to services being provided or that have been provided by employees or former employees of the Group (without reference to the basis on which those services are or were provided by any such employee or former employee).

8.	Relationship Framework

8.1	In the context of EU competition law matters, the Minister and/or the Commission will specify the Relationship Framework. Subject to compliance by the Bank with applicable law and regulation, the Bank hereby agrees to be bound by and to comply in all respects with the terms of any such Relationship Framework.

8.2	The Minister (or the NTMA as agent for the Minister) may from time to time specify any amendments to, or revoke or replace, the Relationship Framework. Any such amendment, revocation or replacement of the Relationship Framework will be specified or made upon the instruction, or with the agreement, of the European Commission and will be notified to the Bank in writing.

9.	Disclosure of Information

9.1	Subject to the Bank’s obligations to comply with applicable law, the Bank will

(a)	on request, provide such information (whether in written or oral form) to the NTMA, and arrange for access to the personnel or records of any Group Company, as the NTMA reasonably requires for the purposes of performing its statutory functions.

(b)	ensure that a copy of any information provided to the Minister or the Central Bank is provided to the Commission at the same time, to enable the Commission to perform its statutory functions.

9.2	The Bank acknowledges and agrees that the Minister, the Central Bank, the NTMA and the Commission may disclose to each other any information which they receive or are in possession of (including information relating to a period prior to the execution of this Agreement) concerning any Group Company.

10.	Matters of Public Interest

The Bank will consult with the Minister for a reasonable period prior to taking any material action based on any fact or proposal which may be reasonably expected to have a public interest dimension. To the extent that the Bank requires any clarification in respect of what constitutes the public interest for the purposes of fulfilling this obligation, the Bank will seek guidance from the Minister prior to taking any material action. This provision is without prejudice to the Minister’s statutory and other rights and obligations and is subject at all times to compliance with applicable legal and regulatory requirements.

11.	Use of Proceeds

The Bank agrees that it will, after completion of the Placing and Open Offer, apply the net proceeds of the subscription for New Shares by the Commission for the purpose of increasing its Core Tier 1 Capital and, in particular, that such proceeds will not be used to make any contribution(s) to any pension fund operated or contributed to by any Group Company in excess of the amount(s) such Group Company is required by law or by the Pensions Board or any other applicable regulatory authority to contribute. The Bank agrees that it will not consent to any significant changes to the trust deeds or rules of any pension fund operated or contributed to by any Group Company without the consent of the NTMA.

12.	Prohibition on the Use of “Cash Box” Structures

Irrespective of the provisions of Section 60(12) of the Companies Act 1963, the Bank shall not give, and shall procure that no member of the Group shall give, directly or indirectly, financial assistance (including, without limitation, any indemnities or undertakings, or the payment of any fees, expenses, or commissions) for the purpose of or in connection with any issue of shares in the Bank or any member of the Group for non-cash consideration to any person or entity anywhere in the world, or enter into any put and/or call option arrangements, or acquire any subsidiary, or issue any shares in the Bank or any member of the Group where such financial assistance or options or acquisition or share issue is for the purpose of or in connection with a “cash box” structure or an arrangement having, in the sole opinion of the Minister or the NTMA, a similar aim or effect.

13.	Equity Transactions

13.1	The Bank will, from time to time on request and at its own expense, do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the NTMA that the NTMA reasonably considers necessary to effect and/or facilitate:

(a)	the placing, or the offer to the public, or the admission to trading of the CNV Shares held by the Commission (or any other State Entity who acquired the CNV Shares from the Commission or from another State Entity who originally acquired the CNV Shares from the Commission); or

(b)	the placing, or the offer to the public, or the admission to trading of the Ordinary Shares held by the Commission (or any other State Entity who acquired the Ordinary Shares from the Commission or from another State Entity who originally acquired the Ordinary Shares from the Commission)

(each an “Equity Transaction”), including:

(i)	entering into an underwriting agreement, sale and purchase, placing or equivalent agreement on market terms, and entering into such other customary agreements as are reasonably required to effect the Equity Transaction;

(ii)	providing any information necessary for the purposes of due diligence, or the drafting or verification of any document required in connection with the Equity Transaction;

(iii)	preparing and publishing an information memorandum, listing particulars, offering circular, admission document, prospectus or similar document (an “Offer/Listing Document”) in compliance with the applicable laws, provided that the Bank shall not be required to publish a prospectus more than once in any twelve (12) month period and that the final form of the Offer/Listing Document will be subject to the approval of the NTMA;

(iv)	permitting the use of any Offer/Listing Document prepared and published by the Bank in compliance with the applicable laws for the purposes of a Equity Transaction;

(v)	making any applications or submissions required by any statutory or regulatory authority in Ireland or elsewhere in connection with the Equity Transaction;

(vi)	procuring that its directors accept responsibility for the contents of any Offer/Listing Document and any marketing materials relating to the transaction described therein in accordance with customary market practice and applicable law and regulation;

(vii)	publishing any notices or advertisements required in connection with the Equity Transaction; and

(viii)	assisting the NTMA and any relevant State Entity in relation to the effective marketing of the Equity Transaction, and co-operating with them in progressing and consummating the transaction.

13.2	Where the Bank proposes to offer or sell (whether by way of public offer, private placement or otherwise) any of its Securities in any jurisdiction (except for a routine offering or sale by the Bank of debt securities in terms of a customary debt issuance programme) (a “Company Offering”), the Bank shall:

(a)	consult with the NTMA at the earliest opportunity as to the intended timing, size and structure of the proposed Company Offering; and

(b)	if required by the NTMA, at the Bank’s expense, do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the NTMA that the NTMA reasonably considers necessary to effect and/or facilitate the sale of some or all of the Ordinary Shares or CNV Shares held by the Commission (or any other State Entity who acquired the CNV Shares from the Commission or from another State Entity who originally acquired the CNV Shares from the Commission) as part of the Company Offering.

13.3	Subject to compliance with Section 60 of the Companies Act 1963, all expenses of the Minister, the Commission, the NTMA or any other State Entity holding Securities that will be offered or sold in the Equity Transaction or Company Offering will be borne by the Bank, and the provisions of this Agreement in relation to the expenses of the Transaction incurred by State Entities will apply to any Equity Transaction or Company Offering mutatis mutandis.

13.4	The foregoing provisions of this paragraph 13 shall not apply to a Equity Transaction or a Company Offering that is conducted or proposed to be conducted in the United States as a public offering registered under the Securities Act (each, a “US Offering”). The Bank and each of the State Entities that is a party hereto hereby acknowledge and agree that any US Offering shall be governed by and conducted in accordance with the provisions of the Registration Rights Agreement.

14.	Reference to Subscription Amount for Promotional Purposes

The Company agrees that it shall not use, and that it shall procure that no Group Company shall use, the fact that the Company has received any subscription monies for New Shares

58

from the Commission pursuant to this Agreement for any advertisement or promotional purposes at any time without the prior written consent of the NTMA.

15.	Acquisitions, Disposals, Investments or Other Transactions

The Bank will, and will procure that each Group Company will, obtain the prior consent of the NTMA for any material acquisitions, disposals, investments, realisations, reorganisations, restructurings or other material transactions, other than in the ordinary course of the Bank’s banking business.

16.	Confidentiality

All information provided or disclosed to the Minister, the Commission and/or the NTMA pursuant to this Agreement shall be treated as confidential by its recipient, save that this restriction shall not apply where:

16.1	the information, at the time of disclosure, is in the public domain; or

16.2	the information, following its disclosure, becomes generally available to third parties through no breach of this Agreement by the recipient; or

16.3	the information was lawfully in the possession of the recipient prior to its receipt or disclosure; or

16.4	the disclosure of the information is required by law.

59

SCHEDULE 4

CNV SHARES

1.	Share Capital

The Bank will:

1.1	not make any issue, grant, reorganisation, capitalisation or distribution or take or omit to take any other action if the effect thereof would be (or is reasonably foreseeable to be) that an Ordinary Share cannot be legally issued as fully paid on the redesignation of each CNV Share;

1.2	other than pursuant to the terms of the 2009 Preference Shares and the CNV Shares, not without the prior consent of the NTMA issue or pay up any Securities, other than:

(i)	the issue of Securities to holders of shares in the capital of the Bank who have a mandatory entitlement under the terms of those shares to receive Securities in lieu of cash dividends that would otherwise be payable; or

(ii)	the issue of ordinary shares by any wholly owned Group Company to any other wholly owned Group Company; or

(iii)	the issue of Ordinary Shares in accordance with the terms of an existing Incentive Scheme to, or for the benefit of, any employee or former employee or director or former director of the Bank or any of its subsidiary undertakings or any associated company or to trustees or nominees to be held for the exclusive benefit of any such person, provided that the NTMA is given full details (including the maximum number of Ordinary Shares to be issued, the issue price and reason for issue) in advance of any such issue;

1.3	not without the prior consent of the NTMA in any way modify the rights attaching to, or nominal value of, the Ordinary Shares or issue any other Securities carrying any rights which are more favourable than such rights, or take any steps that could lead to the liquidation or winding-up of the Bank;

1.4	procure that no Securities issued without rights to convert into, or exchange or subscribe for, Ordinary Shares shall subsequently be granted such rights and that at no time shall there be in issue Ordinary Shares of differing nominal values;

1.5	not without the prior consent of the NTMA:

(a)	redeem, purchase or otherwise acquire for any consideration any Securities; or

(b)	reduce its issued share capital, share premium account, capital redemption reserve, merger reserve, revaluation reserve or any other reserve (whether distributable or undistributable) or any uncalled liability in respect thereof; or

(c)	effect any return of capital.

2.	Listing

The Bank will:

2.1	use all reasonable endeavours to ensure that any Ordinary Shares issued upon conversion of CNV Shares will, as soon as is practicable, be admitted to trading on

60

the ESM and will be listed, quoted or dealt in, as soon as is practicable, on any other stock exchange or securities market on which the Ordinary Shares are then listed or quoted or dealt in (including the New York Stock Exchange); and

2.2	use all reasonable endeavours to ensure that its issued and outstanding Ordinary Shares continue to be admitted to trading on the ESM, or listed, admitted to trading, quoted or dealt in on such other principal stock exchange or securities market on which the Ordinary Shares are currently listed, admitted to trading or quoted or dealt in (including the New York Stock Exchange).

3.	Transactions

The Bank will:

3.1	in relation to any offer to acquire a majority of the Ordinary Shares in the Bank (other than those held by the offeror), tender offer, takeover bid, takeover scheme of arrangement (excluding a Newco Scheme), merger or analogous transaction, procure (so far as is within its power to do so) that the offeror or acquirer shall make an offer for, or seek to acquire, the CNV Shares on the same terms offered or put to the holders of the Ordinary Shares, and procure (so far as is within its power to do so) that in relation to the conduct of the transaction there is equal treatment of the holders of CNV Shares and the holders of Ordinary Shares (including, but not limited to, the consideration offered, timing and contents of communications to, and rights and options accruing to their holders);

3.2	in the event of a Newco Scheme, agree in advance with the NTMA the actions that will be taken (or procured by the Bank to be taken) to ensure that, immediately after completion of the Newco Scheme, such amendments are made to the terms of the CNV Shares as are necessary or desirable in the opinion of the NTMA to enable the CNV Shares to be converted or exchanged into Ordinary Shares or units or the equivalent in Newco;

(k)	if an offer is made to all (or a majority) of the holders of the Ordinary Shares other than the offeror and/or any associates of the offeror to acquire all or a majority of the issued ordinary share capital of the Bank, or if a scheme (other than a Newco Scheme) or merger is proposed with regard to such acquisition, give notice in writing of such offer or scheme or merger to the holders of the CNV Shares, in their capacity as the holder of the CNV Shares, no later than when notice thereof is sent to the holders of the Ordinary Shares; and

(1)	give notice in writing to the holders of the CNV Shares, in their capacity as the holder of the CNV Shares, pursuant to this paragraph if an offer is made to all (or a majority) of the holders of the Ordinary Shares other than the offeror and/or any associate of the offeror to acquire all or a majority of the issued ordinary share capital of the Bank or if any person proposes a scheme or merger with regard to such acquisition and, such offer or scheme or merger having become or been declared unconditional in all respects, the right to cast more than 50 per cent, of the votes which may ordinarily be cast on a poll at a general meeting of the Bank has or will become unconditionally vested in the offeror and/or an associate. Such notice shall specify all information relevant to holders of CNV Shares concerning such offer or scheme or merger.

4.	Information

4.1	Notwithstanding that no voting rights shall attach to the CNV Shares, the Bank shall provide to the holders of the CNV Shares, in their capacity as holders of the CNV

61

Shares, notice of every general meeting of the Bank and a copy of every circular or like document sent out by the Bank to the holders of the Ordinary Shares.

5.	Transfer

5.1	The CNV Shares are freely transferable, and the Bank will, from time to time on request and at its own expense, do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the NTMA that the NTMA reasonably considers necessary to effect and/or facilitate the transfer of any CNV Shares and their registration in the name of the transferee in the register of members of the Bank.

62

SCHEDULE 5

ARTICLES OF ASSOCIATION

63

COMPANIES ACTS, 1963 to 2009

Allied Irish Banks,

public limited company

Memorandum

-AND-

Articles of Association

Adopted 21st May 1997

Amended 22nd April 1998

Amended 29th May 2002

Amended 22nd April 2008

Adopted 13 May 2009

Adopted 23 December 2010

Bryan Sheridan,

Solicitor,

Bankcentre, Ballsbridge,

Dublin 4.

CONTENTS

	Regulation (s)	Page
Memorandum of Association		1
Articles of Association		8
Subject
Preliminary	1 – 2	8
Capital	3 – 4	13
Variation of Rights	5 – 6	63
Share Capital	7 – 13	64
Lien	14 – 17	68
Calls on Shares	18 – 24	69
Forfeiture of Shares	25 – 30	70
Transfer of Shares	31 – 40	71
Transmission of Shares	41 – 43	72
Stock	44 – 47	73
Increase of Capital	48 – 50	73
Alteration of capital	51	73
Purchase of own Shares	52	74
Reissue of Treasure Shares	53	76
General Meetings	54 – 56	77
Notice of General Meetings	57 – 61	77
Proceedings at General Meetings	62 – 68	78
Votes of Members	69 – 82	80
Voting by the Government Preference Shareholder and	83	82
Capital Resolution Restrictions
Corporations Acting by Representatives	84	82
Directors	85 – 89	83
Appointment and Retirement by Rotation of Directors	90 – 96	83
Vacation of Office, Disqualification and Removal of	97 – 98	84
Directors
Directors Appointed by the Government Preference	99	86
Shareholder
Appointment of Directors to Executive Offices	100	89
Alternate Directors	101	89
Powers of Directors	102 – 105	90
Proceedings of Directors	106 – 113	93
Minutes and Execution and Authentication of	114 – 116	95
Documents etc.
Secretary	117	97
Register of Directors’ Share and Debenture Holdings	118	97
The Seal	119	97
Official Seals	120	98
Dividends	121 – 131	98
Reserves	132	102
Capitalisations of Profits	133 – 134	103
Capitalisations in respect of the 2009 Bonus Shares	135	103
Accounts	136 – 141	104
Auditors	142	105
Notices	143 – 152	105
Secrecy	153 – 154	108
Winding Up	155	108
Destruction of Documents	156	108
Indemnity	157	109
Record Dates	158	109

COMPANIES ACTS, 1963 to 2009

PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

of

ALLIED IRISH BANKS, public limited company

1.	The name of the Company is “ALLIED IRISH BANKS, public limited company”.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:-

(1)	To carry on the business of banking in all or any of its branches and departments and to provide and undertake all manner of financial services including (but without limitation to the generality of the foregoing), borrowing raising or taking up money; tending or advancing, with or without security money, securities and properly; making, drawing, accepting, indorsing, issuing discounting, buying, selling and generally dealing in bills of exchange promissory notes, coupons, bank orders, drafts, bills of lading, warrants, bonds’ debentures, certificates, scrip and other instruments and securities whether transferable or negotiable or not; granting and issuing bankers’ cards, cheque guarantee and cash cards, credit cards, debit cards and all other appropriate instruments, cards or devices; granting and issuing letters of credit, travellers cheques and circular notes; buying, selling, dealing and engaging in other transactions in any currencies, bullion and other commodities of any description; acquiring, holding, issuing on commission, underwriting and dealing with stocks, funds, shares, debentures, debenture stocks, bonds obligations, options, option certificates, securities and investments of all kinds; negotiating loans and advances; arranging and entering into transactions on and relating to the capital markets including, without limitation, derivatives transactions of any description (whether on an exchange or otherwise and whether or not collateralised), sale and repurchase transactions, sell/buy back transactions, securities lending and similar transactions; granting or contracting for open general credits, with or without security; receiving money on deposit or current account at interest or otherwise or for safe custody-receiving securities, valuables and other property on deposit, or for safe custody, or otherwise; transacting business in relation to all kinds of payment or transfer systems or other methods used by bankers or others for the transfer of funds and settlement of debts or transactions (whether in securities or otherwise); owning, controlling, managing, sponsoring or otherwise participating in any fashion whatsoever in electronic commerce initiatives or projects; managing property and generally transacting all kinds of business transacted by bankers; and, in relation to any of the foregoing, doing so by or through any medium or means.

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(2)	To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on, or possessed of property or rights suitable for the purposes of the Company and in particular the undertaking business and goodwill of any subsidiary company carrying on business independently of the Company or in competition with it.

(3)	To enter into partnership or into any arrangement for sharing profits, union of interest, co-operation, joint adventure, reciprocal concession, or otherwise with any person or company carrying on or engaged in or about to carry on or engaged in any business or transaction which the Company is authorised to carry on or engage in, or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company. To lend money to, guarantee the contracts of or otherwise assist any such person or company and to take or otherwise acquire shares (whether partly or fully paid) and securities of any such company, and to sell, hold, re-issue, with or without guarantee, or otherwise deal with the same.

(4)	To amalgamate with any other company having objects altogether or in part similar to those of the Company.

(5)	To promote any company or companies for the purpose of acquiring all or any of the property, rights and liabilities of the Company, or for any other purpose which may seem directly or indirectly calculated to benefit the Company.

(6)	To form, promote, acquire, finance, amalgamate with, subsidise and assist building societies, friendly societies, banks, unit trusts, insurance companies or other commercial undertakings of any kind, or any companies, corporations or syndicates of any kind, and to finance, subsidise or assist any firms or individuals, and to negotiate loans of every description with any government state, municipal or other authority, corporation, company, syndicate, firm or person.

(7)	To purchase, take on lease or in exchange, hire or otherwise acquire and hold for any estate or interest any real and personal property and any rights or privileges which the Company may think necessary or convenient for the purposes of its business, and in particular any land and buildings).

(8)	To erect, construct, lay down, enlarge, alter, reconstruct and maintain any buildings and works necessary or convenient for the Company’s business.

(9)	To pay for any business, property or rights acquired by the Company wholly or partially in shares, debentures, debenture stock or other securities or obligations of the Company or belonging to the Company, and whether fully or partly paid, and as part of terms of any such purchase or otherwise to grant options upon any unissued shares of the Company.

(10)	To sell, lease or otherwise dispose of the undertaking of the Company or any part thereof or all or any part of the property of the Company for such consideration as the Company may think fit, and in particular for shares (fully or partly paid), debentures, stocks or securities of any other company having objects altogether or in part similar to those of the Company and generally on such terms as the Company may determine, and to hold, deal with or dispose of arty consideration so received.

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(11)	Generally to sell, improve, manage, develop, exchange, lease, mortgage enfranchise, dispose of, turn to account or otherwise deal with all or any part of the property and rights of the Company including any investments and securities acquired or agreed to be acquired and generally to vary the investments and securities of the Company from time to time.

(12)	To take, accept, enforce, release or deal with any security for any moneys owing or to become owing to the Company, or for any liabilities incurred or to be incurred towards or by the Company by way of mortgage, pledge hypothecation, deposit or otherwise howsoever of every kind of property or rights (including the security of shares in the Company).

(13)	To hold, maintain, improve and deal with as may seem expedient any property which the Company may become entitled to by foreclosure or otherwise and for the purpose of better realising or dealing with any security to purchase or otherwise acquire the equity of redemption of any share or other interest in any property upon or in connection with which the Company may have any charge or lien.

(14)	To act as trustee for the holders of or otherwise in relation to any stocks shares debentures, debenture stock, bonds or other securities or obligations issued or to be issued by any government, state, principality, local or other authority municipal or other corporation, company or association, and generally to undertake and execute any trusts (whether public or private), the undertaking whereof it may seem desirable to undertake, and to undertake and execute in the Republic of Ireland, Great Britain, Northern Ireland or elsewhere in the world where it may be lawful to do so, and either alone or jointly with others and either in its own name or through or by means of a syndic or officer of or appointed by the Company, the office of receiver, trustee, custodian trustee executor, administrator, committee, treasurer, comptroller, registrar, curator, accountant, or any other office of trust or confidence, and gratuitously or otherwise to perform and discharge the duties incident to any such office and to transact all kinds of business arising in connection therewith, and to keep for any company, corporation, government, state, principality, authority or body (supreme, municipal, local or otherwise) any register relating to any stocks funds shares or securities, or any real or personal property of any kind and to undertake any duties in relation thereto or to the registration of transfers assignments, mortgages, charges, cautions, deeds, documents or things or the issue of certificates or otherwise, and to act as agent, attorney or nominee solely or jointly for any person or persons, company, corporation, government, state, principality, authority or body (supreme, municipal, local or otherwise).

(15)	To make deposits, enter into recognizances and bonds, and otherwise to give security for the due execution and performance (whether by the Company or any syndic or officer of the Company or by any other company or any person) of the duties of executors, administrators, trustees, receivers, managers committees or liquidators, or any other duties, or any contracts agreements or obligations, and to effect and obtain insurances of every description and (subject as hereinafter provided) generally to transact and carry on guarantee fidelity, indemnity or insurance business of all kinds, and to effect counter guarantees and counter indemnities, and to transact all kinds of agency business.

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(16)	To furnish or provide deposits, caution moneys and guarantee funds required in relation to any tender or application for any contract, concession decree enactment, property or privilege, or in relation to the carrying out of any contract, concession, decree or enactment.

(17)	To carry on the business of an investment and holding company and to invest the capital and other moneys of the Company in the purchase or upon the security of, or otherwise acquire and hold, any shares, stocks, debentures debenture stocks, bonds, mortgages, obligations and securities of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wheresoever constituted or incorporated or carrying on business and shares, stocks, debentures, debenture stocks, bonds, obligations and other securities issued or guaranteed by any government, sovereign ruler, commissioners, trust, local authority or other public body, whether at home or abroad; to acquire any such shares, stocks, bonds, mortgages, obligations and securities by subscription, syndicate participation, tender, purchase exchange or otherwise either conditionally or otherwise, and to underwrite or guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof and to act as managers of any syndicate.

(18)	To raise or borrow or secure the payment of money in such manner and on such terms as may seem expedient and in particular by the issue of mortgages charges, debentures or debenture stock (perpetual or otherwise), and charged or not charged upon the whole or any part of the undertaking and property of the Company both present and future, including its uncalled capital, or by the issue of circular notes, bills, drafts and other instruments and securities (whether payable to bearer or otherwise), and to make the same or any of them assignable free from equities.

(19)	To issue warrants, documents of title and other mercantile instruments or indicia of title or possession against deposits of all kinds made with the Company.

(20)	To give any guarantee or become liable for the payment of money or for the performance of any obligation or undertaking of any kind, including but not limited to the guarantee of the payment of principal or interest or principal and interest or dividends upon any bonds, debentures, debenture stocks mortgages, charges, obligations and securities or stocks or shares of any government, municipal, local or other authority, public or private body or company, whether incorporated or not incorporated and whether made or effected or acquired through the agency of the Company or otherwise.

(21)	To promote, seek, apply for and obtain any charter or letters patent to any Act Provisional Order or decree of the Oireachtas or any parliament or legislative assembly or sovereign or any provisional or other order of any supreme ministerial, municipal or local authority or other proper authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated, directly or indirectly, to prejudice the Interests of the Company.

(22)	To enter into any arrangements with any government, states, principalities or authorities (supreme, municipal, local or otherwise) which may seem

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conducive to the objects of the Company or any of them, and to obtain from any such government, state, principality or authority, and thereafter to carry out exercise develop and otherwise deal with and turn to account any concessions’ franchises, charters, patents, monopolies, privileges or rights whatsoever and wheresoever.

(23)	To procure the Company to be registered, licensed or recognised in Great Britain, in Northern Ireland and in any other country or place outside the Republic of Ireland.

(24)	To adopt such means of making known the business and services of the Company as may seem expedient, and in particular by advertising in the press and other accepted advertising media, by publishing brochures and by granting donations.

(25)	To take or concur in taking all such steps and proceedings as may seem best calculated to uphold and support the credit of the Company, and to obtain and justify public confidence, and to avert or minimise financial disturbances which might affect the Company.

(26)	To promote freedom of contract and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business, or providing or safeguarding against the same, or resisting or opposing any strike movement or organisation which may be thought detrimental to the interests of the Company or its employees and to subscribe to any association or fund for any such purposes.

(27)	To establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and to give or procure the giving of donations, gratuities, pensions allowances or emoluments to any persons who are or were at any time In the employment or service of the Company or of any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time Directors or officers of the Company or of any such other company, as aforesaid, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested and the wives, widows, families and dependants of any such persons, and also to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company or of any other such company as aforesaid or of any such persons as aforesaid, and to make payments for or towards the insurance of any such persons as aforesaid and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, and to do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid.

(28)	To carry on the business of a trustee savings bank in all branches of such business.

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(29)	To distribute any of the assets or property of the Company, whether upon a distribution of assets or a division of profits, among the members, in specie or otherwise, and to capitalise profits.

(30)	To do all or any of the above things in any part of the world and as principals agents, contractors, trustees, or otherwise and by or through trustees agents’ branches, or otherwise, and either alone or in conjunction with others.

(31)	To do all such other things as are incidental or conducive to the attainment of the above objects.

And it is hereby declared that the word “company” in this Clause except where used in reference to this Company shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated, and whether domiciled in the Republic of Ireland, Great Britain, Northern Ireland or elsewhere, and the intention is that the objects specified in each paragraph of this Clause shall except where otherwise expressed in such paragraph, be independent main objects and shall be nowise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company, but may be carried out in as full and ample a manner and construed in as wide a sense as if each of the said paragraphs defined the objects of a separate and distinct company provided always that the provisions of this Clause shall be subject to the Company’s obtaining, where necessary, for the purpose of carrying any of its objects into effect, such licence permit, or authority as may be required by law.

4.	The liability of the members is limited.

5.	The share capital of the Company is €4,457,002,371 divided into 2,535,107,845 Ordinary Shares of €0.32 each, 200,000,000 Non-Cumulative Preference Shares of €1.27 each, 3,500,000,000 2009 Non-Cumulative Preference Shares of €0.01 each, 10,489,899,564 Convertible Non-Voting Shares of €0.32 each, US$500,000,000 divided into 20,000,000 Non-Cumulative Preference Shares of US$25 each, Stg£200,000,000 divided into 200,000,000 Non-Cumulative Preference Shares of Stg£1 each and Yen 35,000,000,000 divided into 200,000 000 Non-Cumulative Preference Shares of Yen 175 each.

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WE, the several persons whose names and addresses are subscribed, wish to be formed into a Company, in pursuance of this Memorandum of Association, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Number of Shares taken by each Subscriber

MICHAEL PETER LAVELLE. 27 Anne Devlin Avenue, Rathfarnham, Dublin 14. Law Clerk.	One

IAN ALASTAIR McKENZIE, 32 Rathdown Park, Terenure, Dublin. Solicitor’s Assistant.	One

Dated this 19th day of September, 1966

Witness to the above signature:

G.G. OVEREND, 31 Fitzwilliam Square, Dublin 2. Solicitor.

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COMPANIES ACTS, 1963 to 2009

PUBLIC LIMITED COMPANY

ARTICLES OF ASSOCIATION

of

ALLIED IRISH BANKS, public limited company

PRELIMINARY

1.	The regulations in Table A in the First Schedule to the Companies Act, 1963 shall not apply to the Company.

2.	In these Articles the words standing in the first column of the table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof, if not inconsistent with the subject or context

WORDS	MEANINGS

2009 Bonus Shares	means Ordinary Shares which may be issued to the 2009 Preference Shareholder in accordance with Articles 4E. and/or 52.

2009 Issue Date	the date of issue of the 2009 Preference Shares.

acting in concert	persons who co-operate on the basis of an agreement, either express or tacit, either oral or written, aimed at acquiring control of the Company or at frustrating the successful outcome of a bid.

Business Day	any day on which banks are open for business in Ireland.

Chairman	a Director appointed by the Directors to be Chairman of the Board of Directors for the time being (except in reference to proceedings at a general meeting when it shall mean the Chairman of the Meeting).

Chief Executive	a person for the time being holding the office of Chief Executive Officer of the Company or Joint Chief Executive Officer under a contract of service with the Company.

Class Meeting	a separate General Meeting of holders of one class of shares in the Company.

Committee	a Committee of the Directors appointed pursuant to the Articles of Association of the Company in force immediately prior to the adoption of these Articles (and not dissolved at the date of such adoption) and a Committee of Directors or Directors and Officers of the Company appointed by the Directors pursuant to Article 111 of these Articles.

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Control	the holding, whether directly or indirectly, of securities of the Company that confer, in aggregate, more than 50 per cent, of the voting rights in the Company (excluding any voting rights conferred by Article 4E(F)(2)).

Control Resolution	a resolution of the shareholders of the Company for the approval of any agreement or transaction (including a merger) whereby, or in consequence of which, Control of the Company or ownership of all or substantially all of the Company’s business, is or may be acquired by any person or persons acting in concert (excluding in either case any Government Body or Government Concert Party) and which for the avoidance of doubt shall include any resolution of the shareholders of the Company to approve a scheme of arrangement pursuant to section 201 of the Companies Act 1963 pursuant to which a takeover of the Company (within the meaning of the Irish Takeover Panel Act 1997 Takeover Rules (as amended, replaced or substituted from time to time)) would be effected or approved or a merger or division involving the Company pursuant to the European Communities (Mergers And Divisions Of Companies) Regulations, 1987 (Statutory Instrument 137 of 1987) or a merger involving the Company pursuant to the European Communities (Cross-Border Mergers) Regulations 2008 (Statutory Instrument 157 of 2008).

Converting CNV Shares	has the meaning given to that term in Article 4F.(B)(2).

Core Tier 1 Securities	securities issued or guaranteed by the Company which, under the regulatory framework then applicable to the Company, are treated, or will upon issue be treated, as core tier 1 capital (within the meaning of the Financial Regulator’s requirements at such time or equivalent).

Deputy Chairman	a Director appointed by the Directors to be a Deputy Chairman or an additional Deputy Chairman of the Board of Directors for the time being.

Financial Regulator	the Irish Financial Services Regulatory Authority, as part of the Central Bank and Financial Services Authority of Ireland, which was replaced by the Central Bank of Ireland on 1 October 2010.

Government Body	any of the National Treasury Management Agency, the National Pensions Reserve Fund Commission in its capacity as controller and manager of the National Pensions Reserve Fund, the Minister for Finance or any Minister or Department of the Government of Ireland, and “Government Bodies” shall be construed accordingly.

Government Concert Party	any person, firm or body corporate acting in concert with any Government Preference Shareholder or with any Government Body holding shares in the capital of the Company, provided however this shall not include

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any occupational pension scheme approved by the Revenue Commissioners and registered with the Pensions Board and “Government Concert Parties” shall be construed accordingly.

Government Preference Shareholder	a Government Body holding 2009 Preference Shares or any custodian or nominee holding 2009 Preference Shares on behalf of a Government Body, provided however that where such custodian or nominee holds 2009 Preference Shares for any other person, such holding shall be not be taken into account for the purpose of determining the voting rights of the Government Preference Shareholder, and “Government Preference Shareholders” shall be construed accordingly.

Group Law Agent	a person (including the Group Law Agent for the time being at the date of adoption of these Articles) who, being a solicitor qualified to practise and practising as such, enters (or has entered) into a contract of service or a contract for services with the Company pursuant to which as a first and paramount claim on his services he has agreed to act as chief legal adviser to the Company either on a whole-time or part-time basis; and in the absence of the Group Law Agent, or pending the appointment of a person to fill a vacancy in that position, shall include the Law Agent for the time being at the date of adoption of these Articles or a person who, under a contract or arrangement with the Company as aforesaid, from time to time, holds the position of Law Agent or Deputy or Assistant Law Agent.

In writing	written, printed, or represented in visible and legible form or produced or re-produced or presented in such form by electronic, lithographic, manual, mechanical, photographic or photostatic means or process and in particular by electronic communication within the meaning of Section 2 of the Electronic Commerce Act 2000.

LP1	has the meaning given to that term in the definition of “Preferred Securities”.

Minority Interests	such minority interests in subsidiaries or limited partnerships of the Company as have been or may in the future be agreed between the Company and the Minister for Finance.

Officer	a person (including a Director, alternate Director, Chief Executive, and the Secretary) for the time being holding a recognised executive office under the Company or a person designated an Officer of the Company from time to time by resolution of the Directors.

Paid	paid and/or credited as paid.

Parity Core Tier 1 Securities	any securities issued or guaranteed by the Company that constitute Core Tier 1 Securities, but excluding the

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Ordinary Shares, CNV Shares and the Minority interests.

Preferred Securities	(i) the €500,000,000 7.5 per cent. Step-Up Callable Perpetual Reserve Capital Instruments issued by the Company on 5 February 2001;

(ii) the €1,000,000,000 Fixed Rate/Floating Rate Guaranteed Non-voting Non-cumulative Perpetual Preferred Securities having the benefit of a subordinated guarantee of the Company issued by AIB UK 1 LP on 17 December 2004 (“LP1”);

(iii) the €500,000,000 Fixed Rate/Floating Rate Guaranteed Non-voting Non-cumulative Perpetual Preferred Securities having the benefit of a subordinated guarantee of the Company issued by AIB UK 2 LPon 16 June 2006;

(iv) the £350,000,000 Fixed Rate/Floating Rate Guaranteed Non-voting Non-cumulative Perpetual Preferred Securities having the benefit of a subordinated guarantee of the Company issued by AIB UK 3 LPon 14 June 2006;

(v) any replacement securities issued by the Company in accordance with the terms and conditions of any of the securities referred to at sub-paragraphs (ii) to (iv) above;

(vi) the Dollar Preference Shares, the Sterling Preference Shares, the Yen Preference Shares and the euro Preference Shares (but only to the extent that such shares do not, upon issue, constitute Core Tier 1 Securities); and

(vii) any other preference shares, preferred securities, reserve capital instruments or other securities issued after 13 May 2009:

(A) directly by the Company and ranking pari passu with any of the securities referred to in paragraphs (i) to (vi) above; or

(B)   by any subsidiary of the Company or other entity (including, without limitation, a partnership) and entitled to the benefit of a guarantee or support agreement from the Company or from any subsidiary of the Company ranking pari passu with any of the securities referred to in paragraphs (i) to (vi) above.

Provisional Voting Rights	has the meaning given to that term in Article 4E.(F)(5).

Secretary	a person (including the Secretary for the time being at

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the date of adoption of these Articles) appointed by the Directors pursuant to Section 175 of the Companies Act, 1963 to be the Secretary for the time being of the Company and shall include a Joint Secretary for the time being and an Assistant Secretary or an Acting Secretary for the time being when discharging the duties of the Secretary or of a Joint Secretary.

Stock Exchange	a stock exchange upon which the Company has sought and obtained a listing for any of its shares.

the 1996 Regulations	the Companies Act, 1990 (Uncertificated Securities} Regulations 1996, as amended.

the Acts	the Companies Acts, 1963 to 2009 and every other Act or statutory instrument which is to be read or construed together, or as one with, any of those Acts.

these Articles	the new Articles of Association adopted by the Company on or about 23 December 2010 and as varied or altered from time to time by similar resolution or by Ordinary Resolution where so provided by the Acts.

the Directors	the Board of Directors of the Company or the Directors present at a duly convened meeting of Directors at which a quorum is present.

the Office	the registered office (or the time being of the Company.

the Official Seal	any seal adopted by the Company pursuant to Section 41 of the Companies Act, 1963 as an official seal of the Company for use abroad.

the Official Seal — Securities	the seal adopted by the Company pursuant to Section 3 of the Companies (Amendment) Act, 1977 as an official seal for use in sealing securities issued by the Company and documents creating or evidencing securities so issued.

the Seal	the common seal of the Company (sometimes referred to as the “Corporate Seal”) adopted pursuant to Section 18 of the Companies Act, 1963 in use at the date of adoption of these Articles or a common seal substituted therefor from time to time pursuant to the Acts.

Trading Day	a day on which The Irish Stock Exchange Limited or any successor exchange is open for trading of securities admitted to its official list or the Enterprise Securities Market or equivalent.

Words importing the singular number only shall include the plural number, and vice versa

Words importing the masculine gender only shall include the feminie gender

Words importing persons shall include corporations

References to any statute or statutory provision shall be construed as relating to any statutory modification or re-enactment thereof from time to time. In these Articles “€” and “c” shall refer to euro and cent respectively “Stg£” shall refer to pounds sterling and pence in United Kingdom Curremcy, “US$” and “$” shall refer to United States Dollars and “Yen”

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shall refer to Japanese Currency

A Special Resolution shall be effective for any purpose for which an Ordinary Resolution is expressed to be required under any provision of these Articles.

Subject as aforesaid, any words or expressions defined in the Acts shall if not inconsistent with the subject or context, bear the same meanings in these Articles.

CAPITAL

3.	The share capital of the Company is €4,457,002,371 divided into 2,535,107,845 Ordinary Shares of €0.32 each, 200,000,000 Non-Cumulative Preference Shares of €1.27 each (“euro preference shares”), 3,500,000,000 2009 Non-Cumulative Preference Shares of €0.01 each (“2009 Preference Shares”), 10,489,899,564 Convertible Non-Voting Shares of €0.32 each (“CNV Shares”), US$500,000,000 divided into 20,000,000 Non-Cumulative Preference Shares of US$25 each (“Dollar Preference Shares”), Stg£200,000,000 divided into 200,000,000 Non-Cumulative Preference Shares of Stg£1 each (“Sterling Preference Shares”) and Yen 35,000,000,000 divided into 200,000,000 Non-Cumulative Preference Shares of Yen 175 each (“Yen Preference Shares”).

4.	Subject to the provisions of the Acts and without prejudice to any special rights for the time being conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights, or such restrictions, whether in regard to dividend, return of capital, voting or otherwise as the Company may by Ordinary Resolution determine or as the Directors may from time to time determine pursuant to any power conferred on them by these Articles, and any preference share may be issued on the terms that it is, or at the option of the Company is to be liable, to be redeemed on such terms and in such manner as the Company may by Special Resolution determine.

4A.	The rights attaching to the Dollar Preference Shares shall be as follows:-

(A)	General

The Dollar Preference Shares shall rank pari passu inter se and with the Sterling Preference Shares, the euro Preference Shares and the Yen Preference Shares as regards the right to receive dividends and the rights on winding up of, or other return of capital by, the Company. Notwithstanding the provisions of Article 5 and subject as provided in paragraphs (B) to (H) of this Article, the Dollar Preference Shares may be issued with such rights and privileges, and subject to such restrictions and limitations, as the Directors shall determine in the resolution approving the issue of such shares and in particular (but without prejudice to the generality of the foregoing), the Directors may (without prejudice to the authority conferred by sub-paragraph (D)(5) of this Article), pursuant to the authority given by the passing of the resolution to adopt this Article, consolidate and divide and/or sub-divide any Dollar Preference Shares into shares of a larger or smaller amount (and so that the provisions of Article 51 shall where relevant, apply to any such consolidation, division or sub-division). Whenever Directors have power under this Article to determine any of the rights, privileges limitations or restrictions attached to any of the Dollar Preference Shares the rights, privileges, limitations or restrictions so determined need not be the same as those attached to the Dollar Preference Shares which have then been allotted or

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issued. Without prejudice to Article 5(b), each issue of Dollar Preference Shares carrying rights, privileges, limitations or restrictions that are not the same as those attached to the Dollar Preference Shares which have then been allotted or issued shall constitute a separate class of shares.

(B)	Income

(1)	The Dollar Preference Shares shall (subject to the further provisions of this paragraph) entitle the holders thereof (the “Dollar Preference Shareholders”) to receive a non-cumulative preferential dividend (the “Preference Dividend”) which shall be calculated at such annual rate (whether fixed or variable) and shall be payable on such dates and on such other terms and conditions as may be determined by the Directors prior to allotment thereof.

(2)	The following shall apply in relation to any particular Dollar Preference Shares (the “Relevant Dollar Preference Shares”) if so determined by the Directors prior to the allotment thereof: -

(a)	The Relevant Dollar Preference Shares shall rank as regards the right to receive dividends pari passu with the Sterling Preference Shares, the euro Preference Shares and the Yen Preference Shares and with any further preference shares created and issued pursuant to sub-paragraph (e) below and otherwise in priority to any Ordinary Shares in the capital of the Company,

(b)	If, on any date on which an instalment of the Preference Dividend would fall to be paid under sub-paragraph (B)(1) above on any Relevant Dollar Preference Shares, the distributable profits and distributable reserves of the Company are together insufficient to enable payment in full to be made of such instalment and, if applicable, of any instalments of dividends payable on such date on any other preference shares ranking pari passu with the Relevant Dollar Preference Shares as regards dividend, then none of the said instalments shall be paid. If it shall subsequently appear that any instalment of the Preference Dividend or of any such other preferential dividend which has been paid should not, in accordance with the provisions of this sub-paragraph, have been so paid, then, provided the Directors shall have acted in good faith, they shall not incur any liability for any loss which any shareholder may suffer in consequence of such payment having been made;

(c)	Where any instalment of the Preference Dividend on any Relevant Dollar Preference Shares is payable, the Directors shall, subject to sub-paragraph (b) above, resolve to make payment of such instalment in cash, provided however that such instalment shall not be payable in cash if, in the judgement of the Directors, after consultation with the Central Bank of Ireland, the payment of such instalment in cash would breach or cause a breach of the Financial Regulator’s capital adequacy requirements from time to time applicable to the Company;

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(d)	Subject to the right to be allotted additional Dollar Preference Shares in accordance with sub-paragraph (e) below, the Relevant Dollar Preference Shares shall carry no further right to participate in the profits and reserves of the Company other than the Preference Dividend and if on any occasion an instalment of the Preference Dividend is not paid in cash for the reasons described in sub-paragraph (b) or sub-paragraph (c) above, the Dollar Preference Shareholders shall have no claim in respect of such instalment;

(e)	(i)	The provisions of this sub-paragraph shall apply where any instalment of the Preference Dividend payable on a particular date on the Relevant Dollar Preference Shares is, for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above, not to be paid in cash and the amount (if any) standing to the credit of the profit and loss account of the Company together with the amount of the reserves of the Company available for the purpose are sufficient to enable the allotments of additional preference shares referred to in the further provisions of this sub-paragraph to be made in full;

(ii)	For the purposes of this sub-paragraph:-

“Relevant Shares” means Relevant Dollar Preference Shares and any preference shares of the Company carrying similar rights to those set out in this sub-paragraph (e) and ranking pari passu with the Relevant Dollar Preference Shares as regards dividend in respect of which an instalment of preference dividend which would have been payable on the same date as a Relevant Instalment on Relevant Dollar Preference Shares is not to be paid in cash; and

“Relevant Instalment” means an instalment of preference dividend which is not to be paid in cash on Relevant Shares on any occasion for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above;

and, where a member holds Relevant Shares of more than one class the provisions of this sub-clause shall be interpreted and applied separately in respect of each class of Relevant Shares held by him;

(iii)	Each holder of Relevant Shares shall, on the date for payment of the Relevant Instalment, had such instalment been paid in cash, be allotted such additional nominal amount of preference shares of the class in question, credited as fully paid, as is equal to an amount determined by multiplying the cash amount of the Relevant Instalment that would have been payable to him, had such instalment been payable in cash (exclusive of any associated tax credit) by a factor to be determined by the Directors prior to allotment of

15

the Relevant Shares. The Company shall not issue fractions of a preference share of any class (“Fractional Shares”) on any such allotment of additional preference shares. In lieu of any Fractional Shares each holder of Relevant Shares otherwise entitled to receive a Fractional Share shall receive a payment in cash equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Company, on behalf of all such holders, of the aggregate of the preference shares of the relevant class equal in nominal amount to the aggregate amount of all Fractional Shares of the relevant class otherwise payable as a dividend rounded down to the nearest integral multiple of the par value of such preference shares, provided that the Company shall not be obliged to make any such payment where the entitlement of the relevant holder is less than US$10. Such sale shall be effected promptly after the record date fixed for determining the holders entitled to payment of the Preference Dividend. A holder receiving an allotment of additional preference shares in terms of this sub-paragraph shall not be entitled to receive any part of the Relevant Instalment relating to Relevant Shares of that class in cash;

(iv)	For the purpose of paying up preference shares to be allotted on any occasion pursuant to this sub-paragraph, the Directors shall capitalise out of the sums standing to the credit of the profit and loss account of the Company and/or to the credit of the Company’s reserve accounts available for the purpose, as the Directors may determine (including any reserve denominated in euro and permitted by law to be so appropriated), a sum equal to the aggregate nominal amount of the additional preference shares then to be allotted and shall apply the same in paying up in full the appropriate amount of unissued preference shares of the class or classes in question. Any such capitalisation shall be deemed to be authorised by the resolution adopting this Article and the provisions of Article 134 shall apply mutatis mutandis to any such capitalisation;

(v)	The additional preference shares so allotted shall rank pari passu in all respects with the fully paid Relevant Shares of the same class then in issue save only as regards participation in the Relevant Instalment;

(f)

The Directors shall undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of sub-paragraph (e). In particular, but without limitation, the Directors shall maintain sufficient unissued share capital available and sufficient authority under Section 20 of the Companies (Amendment) Act, 1983 to enable additional preference shares to be allotted. If any additional preference shares falling to be allotted

16

pursuant to such sub-paragraph cannot be allotted by reason of any insufficiency in the Company’s authorised share capital or in the amount of relevant securities which the Directors are authorised to allot in accordance with Section 20 of the Companies (Amendment) Act, 1983, the Directors shall convene a General Meeting to be held as soon as practicable, for the purpose of considering a resolution or resolutions effecting an appropriate increase in the authorised share capital and granting the Directors appropriate authority to allot relevant securities. The Dollar Preference Shares shall not confer the right to participate in any issue of shares on capitalisation of reserves except as provided in sub-paragraph (e) above.

(C)	Capital

(1)	On a winding up of, or other return of capital (other than on a redemption of shares of any class in the capital of the Company) by, the Company, the Dollar Preference Shareholders shall in respect of the Dollar Preference Shares held by them be entitled to receive in US Dollars, out of the surplus assets available for distribution to the Company’s members, an amount equal to the amount paid up or credited as paid up on the Dollar Preference Shares (including any premium paid to the Company in respect thereof).

(2)	In addition to the amount repayable on the Dollar Preference Shares pursuant to sub-paragraph (1) above there shall be payable:-

(a)	a sum equal to the amount of any Preference Dividend which is due for payment after the date of commencement of the winding up or other return of capital but which is payable in respect of a period ending on or before such date and the amount of any Preference Dividend which would have been payable by the Company in accordance with paragraph (B) of this Article in respect of the period commencing with the fixed dividend payment date which shall most recently have occurred prior to the winding up of the Company or the date of return of capital, as the case may be, and ending with the date of such return of capital, whether on a winding up or otherwise, as though such period had been one in relation to which an instalment of the Preference Dividend would have been payable pursuant to paragraph (B), but subject always to the provisions of sub-paragraphs (2) (b), (c) and (d) of paragraph (B); and

(b)	subject thereto, such premium (if any) as may be determined by the Directors prior to allotment thereof (and so that the Directors may determine that such premium is payable only in specified circumstances and/or that such premium shall be of variable amount depending on the timing and circumstances of such return of capital).

(3)

The amounts payable or repayable under sub-paragraphs (1) and (2) of this paragraph (C) in the event of a winding up of, or other return of capital (other than on a redemption of shares of any class in the

17

capital of the Company) by, the Company, shall be so paid pari passu with any amounts payable or repayable in that event upon or in respect of any further preference shares of the Company ranking pari passu with the Dollar Preference Shares as regards repayment of capital, and shall be so paid in priority to any repayment of capital on any other class of shares of the Company. The Dollar Preference Shareholders shall not be entitled in respect of the Dollar Preference Shares held by them to any further or other right of participation in the assets of the Company (and Article 155 shall be construed accordingly).

(D)	Redemption

(1)	Unless otherwise determined by the Directors in relation to any particular Dollar Preference Shares prior to allotment thereof, the Dollar Preference Shares shall, subject to the provisions of the Acts, be redeemable at the option of the Company, in the case of any particular Dollar Preference Shares which are to be so redeemable;-

(a)	such shares shall be redeemable at par together with the sum which would have been payable pursuant to paragraph (C) of this Article (other than sub-paragraph (C) (2) (b)) if the date fixed for redemption had been the date of a return of capital on a winding up of the Company;

(b)	such shares shall be redeemable during such period as the Directors shall prior to allotment thereof determine, commencing with the first date on which a dividend is payable on such shares or with such later date as the Directors shall prior to allotment thereof determine; and

(c)	prior to allotment of such shares, the Directors shall determine whether the Company may redeem (i) all (but not merely some) of such shares or (ii) all or any of such shares, and the basis on which any necessary selection of such shares for redemption is to be made from time to time.

(2)	The Company shall give to the holders of the Dollar Preference Shares to be redeemed not less than 30 days’ and not more than 60 days’ notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the place at which the certificates for such Dollar Preference Shares are to be presented for redemption and upon such date each of such holders shall be bound to deliver to the Company at such place the certificates for such of those Dollar Preference Shares as are held by him. Upon such delivery, the Company shall pay to such holder the amount due to him in respect of such redemption and shall cancel the certificates so delivered. If any such certificate includes any Dollar Preference Shares not redeemable on that occasion, a fresh certificate for such shares shall be issued to the holder without charge upon cancellation of the existing certificate.

(3)

As from the date fixed for redemption, no Preference Dividend shall be payable on the Dollar Preference Shares to be redeemed except on any such shares in respect of which, upon due presentation of the

18

certificate relating thereto, payment of the moneys due at such redemption shall be improperly refused, in which event, the Preference Dividend shall continue to accrue on and from the date fixed for redemption down to, but not including, the date of payment of such redemption moneys.

(4)	The receipt of the registered holder for the time being of any Dollar Preference Shares or, in the case of joint registered holders, the receipt of any of them for the moneys payable on redemption thereof shall constitute an absolute discharge to the Company in respect thereof.

(5)	Upon the redemption of any Dollar Preference Share or Shares, the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Article) consolidate and divide and/or sub divide the authorised preference share capital existing as a consequence of such redemption into shares of any other class of share capital into which the authorised share capital of the Company is or may at that time be divided of a like nominal amount (as nearly as may be) and in the same currency as the Dollar Preference Shares so redeemed or into unclassified shares of the same nominal amount and in the same currency as the Dollar Preference Shares so redeemed (and so that the provisions of Article 51 shall, where relevant, apply to any such consolidation and division or sub-division).

(E)	Voting

(1)	The Dollar Preference Shareholders shall be entitled to receive notice of any General Meeting of the Company and a copy of every circular or other like document sent out by the Company to the holders of Ordinary Shares and to attend any General Meeting of the Company but shall not, in respect of the Dollar Preference Shares, be entitled to speak or vote upon any resolution other than:-

(a)	a resolution for winding up the Company; or

(b)	a resolution varying, altering or abrogating any of the rights, privileges limitations or restrictions attached to the Dollar Preference Shares;

unless at the date of such meeting the most recent instalment of the Preference Dividend due to be paid prior to such meeting shall not have been paid in cash in which event the Dollar Preference Shareholders shall be entitled to speak and vote on all resolutions proposed at such meeting. For the avoidance of doubt, unless otherwise provided by its terms of issue and without prejudice to the rights attached to the Dollar Preference Shares to participate in any return of capital, the rights attached to any Dollar Preference Share shall not be deemed to be varied, altered or abrogated by a reduction in any share capital ranking as regards participation in the profits and assets of the Company pari passu with or after such Dollar Preference Shares or by any redemption of any such share capital, unless, in either of the foregoing cases, the then most recent dividend due to be paid on each class of preference share in the capital of the Company prior to such reduction or redemption shall not have been paid in cash.

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(2)	(a)	At a separate General Meeting of the Dollar Preference Shareholders on a show of hands each Dollar Preference Shareholder present in person shall have one vote and on a poll each Dollar Preference Shareholder present in person or by proxy shall have one vote in respect of each US$1 of Dollar Preference Share capital held by him; and

(b)	Whenever the Dollar Preference Shareholders are entitled to vote at a General Meeting of the Company then, on a show of hands, each Dollar Preference Shareholder present in person shall have one vote and on a poll each Dollar Preference Shareholder present in person or by proxy shall have such number of votes in respect of each Dollar Preference Share held by him as the Directors may determine prior to the allotment of such shares.

(3)	On a relevant requisition given in accordance with the provisions of sub- paragraph (4) below, the Directors shall procure that an Extraordinary General Meeting of the Company shall be convened forthwith.

(4)	A “relevant requisition” is a requisition:-

(a)	which has been signed by or on behalf of the holders of a majority of the Dollar Preference Shares in issue at the date of such requisition; and

(b)	which states the objects of the meeting to be convened;

and a relevant requisition may consist of several documents in like form each signed by or on behalf of one or more of the requisitionists.

(5)	The right to requisition a General Meeting of the Company contained in this paragraph (E) shall be exercisable only at a time when the most recent instalment of the Preference Dividend due to be paid prior to such requisition shall not have been paid in cash.

(6)	The Directors shall procure that, on any resolution at a General Meeting of the Company upon which the Dollar Preference Shareholders are entitled to vote and on each resolution at a separate General Meeting of the Dollar Preference Shareholders, a poll is demanded by the Chairman of such meeting in accordance with these Articles.

(F)	Restriction on Capitalisations and Issues of Securities

The following shall apply in relation to any particular Dollar Preference Shares the (“Relevant Dollar Preference Shares”) if so determined by the Directors prior to allotment thereof. Save with the written consent of the holders of not less than 662/3% in nominal value of the Relevant Dollar Preference Shares or with the sanction of a resolution passed at a separate General Meeting of the holders of the Relevant Dollar Preference Shares where holders of not less than 662/3% in nominal value of the Relevant Dollar Preference Shares have voted in favour of such resolution, the Directors shall not (i) pursuant to Articles 133 and 134 capitalise any part of the amounts available for

20

distribution and referred to in such Articles if after such capitalisation the aggregate of such amounts would be less than a multiple, determined by the Directors prior to the allotment of the Relevant Dollar Preference Shares, of the aggregate amount of the annual dividends (exclusive of any associated tax credit) payable on the Dollar Preference Shares then in issue and any other preference shares then in issue ranking as regards the right to receive dividends or the rights on winding up of or other return of capital by, the Company, pari passu with or in priority to the Relevant Dollar Preference Shares, or (ii) authorise or create, or increase the amount of any shares of any class or any security convertible into the shares of any class ranking as regards the right to receive dividends or the rights on winding up of or other return of capital by, the Company, in priority to the Relevant Dollar Preference Shares.

(G)	Further Preference Shares

The Company may from time to time create and issue further preference shares ranking as regards participation in the profits and assets of the Company pari passu with the Dollar Preference Shares and so that any such further preference shares may be denominated in any currency and may carry as regards participation in the profits and assets of the Company rights identical in all respects to those attaching to the Dollar Preference Shares or rights differing therefrom (in any respect including, but without prejudice to the generality of the foregoing:-

(1)	the rate of dividend may differ and the dividend may be cumulative or non-cumulative;

(2)	the periods by reference to which dividend is payable may differ;

(3)	a premium may be payable on a return of capital or there may be no such premium;

(4)	the further preference shares may be redeemable at the option of the Company or the holder or may be non-redeemable or may be redeemable at different dates and on different terms from those applying to the Dollar Preference Shares; and

(5)	the further preference shares may be convertible into Ordinary Shares or any other class of shares ranking as regards participation in the profits and assets of the Company pari passu with or after such Dollar Preference Shares in each case on such terms and conditions as may be prescribed by the terms of issue thereof.

The creation or issue of, or the variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to, any shares of the Company ranking after the Dollar Preference Shares as regards participation in the profits and assets of the Company and, provided that, on the date of such creation or issue, the most recent instalment of the dividend due to be paid on each class of preference share in the capital of the Company prior to such date shall have been paid in cash, the creation or issue of further preference shares ranking pari passu with the Dollar Preference Shares as provided for above shall be deemed not to be a variation, alteration or abrogation of the rights, privileges limitations or restrictions attached to the Dollar Preference Shares if any further preference

21

shares of the Company shall have been issued, then any subsequent variation, alteration or abrogation of or addition to the rights, privileges limitations or restrictions attaching to any of such further preference shares shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Dollar Preference Shares provided that the rights attaching to such further preference shares thereafter shall be such that the creation and issue by the Company of further preference shares carrying those rights would have been permitted under this paragraph.

(H)	Variation of Class Rights

Subject to the Acts and without prejudice to Article 5 (b), the rights, privileges, limitations or restrictions attached to the Dollar Preference Shares (or any class thereof) may be varied, altered or abrogated, either whilst the Company is a going concern or during or in contemplation of a winding up, with the written consent of the holders of not less than 662/3% in nominal value of such class of shares or with the sanction of a resolution passed at a class meeting of holders of such classes of shares provided that the holders of not less than 662/3% in nominal value of such class of shares vote in favour of such resolution.

4B.	The rights attaching to the Sterling Preference Shares shall be as follows:-

(A)	General

The Sterling Preference Shares shall rank pari passu inter se and with the Dollar Preference Shares, the euro Preference Shares and the Yen Preference Shares as regards the right to receive dividends and the rights on a winding up of, or other return of capital by, the Company. Notwithstanding the provisions of Article 5 and subject as provided in paragraphs (B) to (G) of this Article, the Sterling Preference Shares may be issued with such rights and privileges, and subject to such restrictions and limitations, as the Directors shall determine in the resolution approving the issue of such shares and in particular (but without prejudice to the generality of the foregoing), the Directors may (without prejudice to the authority conferred by sub-paragraph (D) (5) of this Article), pursuant to the authority given by the passing of the resolution to adopt this Article, consolidate and divide and/or sub-divide any Sterling Preference Shares into shares of a larger or smaller (and so that the provisions of Article 51 shall, where relevant apply to any such consolidation, division or sub-division). Whenever the Directors have power under this Article to determine any of the Sterling Preference Shares, the rights, privileges, limitations or restrictions so determined need not be the same as those attached to the Sterling Preference Shares which have then been allotted or issued. Without prejudice to Article 5 (c), each issue of Sterling Preference Shares carrying rights, privileges, limitations or restrictions that are not the same as those attached to the Sterling Preference Shares which have then been allotted or issued shall constitute a separate class of shares.

(B)	Income

(1)

The Sterling Preference Shares shall (subject to the further provisions of this paragraph) entitle the holders thereof (the “Sterling Preference Shareholders”) to receive a non-cumulative preferential dividend (the “Preference Dividend”) which shall be calculated at such annual rate

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(whether fixed or variable) and shall be payable on such dates and on such other terms and conditions as may be determined by the Directors prior to allotment thereof.

(2)	The following shall apply in relation to any particular Sterling Preference Shares (the “Relevant Sterling Preference Shares”) If so determined by the Directors prior to the allotment thereof:-

(a)	The Relevant Sterling Preference Shares shall rank as regards the right to receive dividends pari passu with the Dollar Preference Shares the euro Preference Shares and the Yen Preference Shares and with any further preference shares created and issued pursuant to sub-paragraph (e) below and otherwise in priority to any Ordinary Shares in the capital of the Company;

(b)	If, on any date on which an instalment of the Preference Dividend would fall to be paid under sub-paragraph (B) (1) above on any Relevant Sterling Preference Shares, the distributable profits and distributable reserves of the Company are together insufficient to enable payment in full to be made of such instalment and, if applicable, of any instalments of dividends payable on such date on any other preference shares ranking pari passu with the Relevant Sterling Preference Shares as regards dividend then none of the said instalments shall be paid. If it shall subsequently appear that any instalment of the Preference Dividend or of any such other preferential dividend which has been paid should not, in accordance with the provisions of this sub-paragraph, have been so paid, then, provided the Directors shall have acted in good faith, they shall not incur any liability for any loss which any shareholder may suffer in consequence of such payment having been made;

(c)	Where any instalment of the Preference Dividend on any Relevant Sterling Preference Shares is payable, the Directors shall, subject to sub-paragraph (b) above, resolve to make payment of such instalment in cash, provided however that such instalment shall not be payable in cash if, in the judgement of the Directors, after consultation with the Central Bank of Ireland, the payment of such instalment in cash would breach or cause a breach of the Financial Regulator’s capital adequacy requirements from time to time applicable to the Company;

(d)	Subject to the right to be allotted additional Sterling Preference Shares in accordance with sub-paragraph (e) below, the Relevant Sterling Preference Shares shall carry no further right to participate in the profits and reserves of the Company other than the Preference Dividend and if on any occasion an instalment of the Preference Dividend is not paid in cash for the reasons described in sub-paragraph (b) or sub-paragraph (c) above, the Sterling Preference Shareholders shall have no claim in respect of such instalment;

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(e)	(i)	The provisions of this sub-paragraph shall apply where any instalment of the Preference Dividend payable on a particular date on the Relevant Sterling Preference Shares is, for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above, not to be paid in cash and the amount (if any) standing to the credit of the profit and loss account of the Company together with the amount of the reserves of the Company available for the purpose are sufficient to enable the allotments of additional preference shares referred to in the further provisions of this sub-paragraph to be made in full;

(ii)	For the purposes of this sub-paragraph:-

“Relevant Shares” means Relevant Sterling Preference Shares and any preference shares of the Company carrying similar rights to those set out in this sub-paragraph (e) and ranking pari passu with the Relevant Sterling Preference Shares as regards dividend in respect of which an instalment of preference dividend which would have been payable on the same date as a Relevant instalment on Relevant Sterling Preference Shares is not to be paid in cash; and

“Relevant Instalment” means an instalment of preference dividend which is not to be paid in cash on Relevant Shares on any occasion for the reasons specified In sub-paragraph (b) or sub-paragraph (c)

and, where a member holds Relevant Shares of more than one class the provisions of this sub-clause shall be interpreted and applied separately in respect of each class of Relevant Shares held by him;

(iii)

Each holder of Relevant Shares shall, on the date for payment of the Relevant Instalment, had such instalment been paid in cash, be allotted such additional nominal amount of preference shares of the class in question, credited as fully paid, as is equal to an amount determined by multiplying the cash amount of the Relevant Instalment that would have been payable to him, had such instalment been payable in cash, (exclusive of any associated tax credit) by a factor to be determined by the Directors prior to allotment of the Relevant Shares. The Company shall not issue fractions of a preference share of any class (“Fractional Shares”) on any such allotment of additional preference shares in lieu of any Fractional Shares each holder of Relevant Shares otherwise entitled to receive a Fractional Share shall receive a payment in cash equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Company, on behalf of all such holders, of the aggregate of the preference shares of the relevant class equal in nominal amount to the

24

aggregate amount of all Fractional Shares of the relevant class otherwise payable as a dividend rounded down to the nearest integral multiple of the par value of such preference shares, provided that the Company shall not be obliged to make any such payment where the entitlement of the relevant holder is less than Stg£4. Such sale shall be effected promptly after the record date fixed for determining the holders entitled to payment of the Preference Dividend. A holder receiving an allotment of additional preference shares in terms of this sub-paragraph shall not be entitled to receive any part of the Relevant Instalment relating to Relevant Shares of that class in cash;

(iv)	For the purpose of paying up preference shares to be allotted on any occasion pursuant to this sub-paragraph, the Directors shall capitalise out of the sums standing to the credit of the profit and loss account of the Company and/or to the credit of the Company’s reserve accounts available for the purpose, as the Directors may determine (including any reserve denominated in euro and permitted by law to be so appropriated), a sum equal to the aggregate nominal amount of the additional preference shares then to be allotted and shall apply the same in paying up in full the appropriate amount of unissued preference shares of the class or classes in question. Any such capitalisation shall be deemed to be authorised by the resolution adopting this Article and the provisions of Article 134 shall apply mutatis mutandis to any such capitalisation;

(v)	The additional preference shares so allotted shall rank pari passu in all respects with the fully paid Relevant Shares of the same class then in issue save only as regards participation in the Relevant Instalment;

(f)	The Directors shall undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of sub-paragraph (e). In particular, but without limitation, the Directors shall maintain sufficient unissued share capital available and sufficient authority under Section 20 of the Companies (Amendment) Act, 1983 to enable additional preference shares to be allotted. If any additional preference shares falling to be allotted pursuant to such sub-paragraph cannot be allotted by reason of any insufficiency in the Company’s authorised share capital or in the amount of relevant securities which the Directors are authorised to allot in accordance with Section 20 of the Companies (Amendment) Act, 1983, the Directors shall convene a General Meeting to be held as soon as practicable, for the purpose of considering a resolution or resolutions effecting an appropriate increase in the authorised share capital and granting the Directors appropriate authority to allot relevant securities. The Sterling Preference Shares shall not confer the right to participate in any issue of shares on

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(b)	all of the 2009 Preference Shares held by the Government Preference Shareholders are redeemed or purchased by the Company,

and for the avoidance of doubt once the 2009 General Voting Rights have been extinguished pursuant to this Article 4E.(F)(4) they shall not be capable of being reinstated in favour of any holder of the 2009 Preference Shares.

(5)	In the period between (A) a Relevant Instalment Date where 2009 Bonus Shares are not issued and (B) the relevant Bonus Shares Settlement Date, a 2009 Preference Shareholder shall be entitled to cast on a poll up to the number of votes capable of being cast at a General Meeting that would attach to the relevant 2009 Bonus Shares relating to the 2009 Preference Shares held by that 2009 Preference Shareholder as if those 2009 Bonus Shares were allotted and issued prior to the record date in respect of voting entitlements for that General Meeting of the Company (the “Provisional Voting Rights”). Provided however that such Provisional Voting Rights shall not be exercisable (1) to vote against any resolution proposed by the Directors and providing for any issue of shares constituting Core Tier 1 Securities by the Company for the purpose of redeeming or purchasing all or any of the 2009 Preference Shares or (2) on any resolution relating to anything required to done by the Company in relation to distributions, dividends or coupon payments pursuant to the terms and conditions of the Preferred Securities.

(6)	The Provisional Voting Rights relating to any 2009 Bonus Shares which have yet to be issued shall cease to apply once such 2009 Bonus Shares have been issued and any purported exercise of the Provisional Voting Rights after such rights have been extinguished shall be disregarded and void. The Provisional Voting Rights shall be unaffected in the event of the 2009 General Voting Rights ceasing to apply under Article 4E.(F)(4)(a), subject to Article 4.E(F)(9).

(7)	The Government Preference Shareholder (or all the Government Preference Shareholders together, where there is more than one Government Preference Shareholder) in respect of the 2009 Preference Shares, the 2009 Bonus Shares or any Provisional Voting Rights shall not be entitled to exercise its voting rights on any resolution having the purpose or effect, whether directly or indirectly, of authorising or restricting:

(a)	the declaration or payment of a dividend or distribution or the redemption, purchase or return of capital in respect of any share capital of the Company; or

(b)	the capitalisation of reserves or the bonus issue of shares in respect of any share capital of the Company,

that would directly or indirectly give rise to a right of payment of an instalment of the 2009 Preference Dividend or cause a Bonus Shares Settlement Date to occur, and any votes purported to be cast in contravention of this Article shall be disregarded and void. Nothing in this Article 4E.(F)(7) shall limit the ability of a Government Preference Shareholder to vote on a Control Resolution.

(8)	The 2009 General Voting Rights are exercisable by Government Preference Shareholders only. No voting rights attach to the 2009 Preference Shares at General Meetings of the Company except as conferred by Articles 4E.(F)(2), 4E.(F)(5) and 4E.(C)(8)(b).

(9)	The Provisional Voting Rights relating to any 2009 Bonus Shares which remain unissued together with the right to receive such 2009 Bonus Shares may be assigned by deed executed by the 2009 Preference Shareholder entitled thereto setting out the number of 2009 Bonus Shares the subject of the assignment provided however that:

(a)	the right to receive the 2009 Bonus Shares, the Provisional Voting Rights related thereto and at least 50,000 2009 Preference Shares are transferred to the same transferee;

(b)	such assignment shall be enforceable against the Company only where a counterpart of such deed of assignment is delivered to the Company and duly executed by the transferee of the 2009 Preference Shares; and

(c)	Provisional Voting Rights assigned pursuant to this Article shall, for the avoidance of doubt, be subject always to the provisions relating to the cessation of such Provisional Voting Rights pursuant to Article 4E.(F)(6).

Provisional Voting Rights and the right to receive 2009 Bonus Shares may not be assigned or transferred other than in accordance with this Article 4E.(F)(9)

(10)	For so long as the 2009 Preference Shares are beneficially owned and held by a Government Body, the requirement for the consent of the Minister for Finance set out in Articles 83(c) and 83(d) may not be amended without the approval of the Government Preference Shareholder.

(11)	Where 2009 Preference Shares are held by more than one Government Body, the 2009 General Voting Rights shall, if exercised, be exercised by one of them only and for that purpose, the Government Preference Shareholders shall, as between themselves, appoint one proxy to cast the 2009 General Voting Rights on behalf of all the Government Preference Shareholders at a General Meeting of the Company.

(12)

If the Government Preference Shareholder proposes to exercise the 2009 General Voting Rights, it shall, if requested in writing by the Company at least 10 Business Days prior to the relevant General Meeting of the Company, provide to the Company prior to the relevant General Meeting of the Company a document duly executed by or on behalf of the Minister for Finance certifying (i) that the 2009 Preference Shares held by it are beneficially owned by a Government Body as at the date of such meeting and (ii) if the business of such meeting as set out in the relevant notice includes a resolution to appoint, re-elect or remove a Director, the number of votes equal to “B” (as defined in Article 4.E(F)(3)(a)).

If the Government Preference Shareholder fails to provide a certificate when so requested in accordance with this Article 4E.(F)(12), the Company shall, for the purposes of the relevant General Meeting of the Company be entitled to (i) assume that the 2009 Preference Shares held by the Government Preference Shareholder (by reference to the Company’s share register on the record date for the relevant meeting) are beneficially owned by a Government Body at the date of the relevant meeting and (ii) calculate the number of votes equal to “B” on the basis of the number of shares in the Company registered in the name of (A) all Government Bodies by reference to the Company’s share register on the record date for the relevant meeting and (B) any number of shares in the Company held by a Government Concert Party which has been notified to the Company pursuant to a notification obligation on or prior to the record date for the relevant meeting.

The Company shall be entitled to rely on any certificate provided to it in accordance with this Article 4E.(F)(12) and any factual inaccuracy in such a certificate shall not invalidate the proceedings at the relevant General Meeting of the Company or any resolution passed at such a meeting. For the avoidance of doubt, the failure of the Government Preference Shareholder to provide a certificate under this Article 4E.(F)(12) shall not invalidate or prevent a Government Preference Shareholder from exercising any voting rights which it may hold in any capacity, but without prejudice to the Company’s entitlement to make the assumptions described in (i) or (ii) in the preceding paragraph.

(13)	The Directors shall procure that, on any resolution proposed at a General Meeting of the Company and upon which a 2009 Preference Shareholder is entitled to vote, a poll is demanded by the Chairman of such meeting in accordance with these Articles.

(G)	Variation of Class Rights

(1)

Subject to the Acts and every statutory modification or re-enactment thereof for the time being in force and without prejudice to Article 5(b) of these Articles, the rights, privileges, limitations or restrictions attached to the 2009 Preference Shares may be varied, altered or abrogated, either whilst the Company is a going concern or during or in contemplation of a winding-up, with the written consent of the holders of not less than 66 2/3 per cent, in nominal value of the 2009 Preference Shares or with the sanction of a resolution passed at a class meeting of the holders of the 2009 Preference Shares, provided that the holders of not less than 66 2/3 per cent, in nominal value of the 2009 Preference Shares vote in favour of such resolution.

(2)	The quorum for any class meeting of the holders of the 2009 Preference Shareholders shall be one 2009 Preference Shareholder present in person or by proxy.

(3)	At a separate general meeting of the holders of the 2009 Preference Shares, on a show of hands each holder of the 2009 Preference Shares, present in person or by proxy, shall have one vote and on a poll each holder of 2009 Preference Shares present in person or by proxy, shall have one vote in respect of each 2009 Preference Share held.

(4)	Without prejudice to Articles 83(a) and 83(b) the creation or issue of, or the variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attached to, Preferred Securities, Parity Core Tier 1 Securities or any other shares of the Company (other than the 2009 Preference Shares) shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attached to the 2009 Preference Shares. Anything required to be done by the Company pursuant to the terms and conditions of the Preferred Securities shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attached to the 2009 Preference Shares.

(H)	Transfer

The 2009 Preference Shares are freely transferable provided that the minimum number of 2009 Preference Shares transferred to any one person is not less than 50,000.

4F.	The rights attaching to the CNV Shares shall be identical to the rights attaching to the Ordinary Shares, and the CNV Shares shall rank pari passu with the Ordinary Shares, save as explicitly set out below:

(A)	Voting

(1)	The holders of CNV Shares shall not be entitled to vote at any General Meeting in their capacity as holders of CNV Shares until the “Voting Commencement Date”, which shall be the earlier of: (a) the date of completion of the proposed disposal of the 51,413,790 Bank Zachodni WBK S.A. shares held by the Group and the 67,500 BZWBK AIB Asset Management S.A. shares held by AIB Capital Markets p.l.c. to Banco Santander S.A. in accordance with the terms of an agreement dated 10 September 2010 among Allied Irish Banks, p.l.c, AIB European Investments Limited, AIB Capital Markets, p.l.c. and Banco Santander S.A. (the “Sale Agreement”); (b) the date when the Sale Agreement is terminated; and (c) 10 September 2011.

(2)	On and following the Voting Commencement Date, holders of CNV Shares shall not be entitled to vote at any General Meeting in their capacity as holders of CNV Shares other than in respect of a resolution proposed at such General Meeting that:

(a)	varies or abrogates any of the rights, privileges, limitations or restrictions attached to the CNV Shares; or

(b)	proposes the winding up or liquidation of the Company.

(3)	If holders of the CNV Shares are entitled to vote upon a resolution proposed at a General Meeting, on a show of hands every holder of

CNV Shares who is entitled to vote or any proxy or a corporate representative for that holder who is present in person will have one vote. On a poll, each holder of CNV Shares who is entitled to vote and who is present in person, by proxy or by corporate representative, will have two votes for each CNV Share of which he or she is the holder.

(B)	Conversion

(1)	Each CNV Share shall entitle the holder to convert, by means of redesignation, that CNV Share into one fully paid Ordinary Share, and any such conversion, by means of redesignation, shall be deemed to be authorised by the decision of the Minister for Finance of Ireland adopting this Article. For the purpose of securing this right to the CNV Shareholders, the Company shall procure that any change made by the Company to the ordinary share capital of the Company (including, but not limited to, a sub-division, consolidation, reorganisation, bonus or other capitalisation issue) is also made to the CNV share capital of the Company, and that the CNV Shares are granted the same protection from dilution as the Ordinary Shares, so that one CNV Share is at all times convertible into one Ordinary Share.

(2)	A holder of CNV Shares may at any time convert CNV Shares into Ordinary Shares by delivering written notice specifying the number of CNV Shares to be converted (the “Converting CNV Shares”) to the Company (a “Conversion Notice”), whereupon the directors of the Company shall re-designate the Converting CNV Shares into the appropriate number of Ordinary Shares, credited as paid up in full and enter the holder of the Converting CNV Shares into the register of holders of Ordinary Shares. The following provisions shall apply in respect of the delivery of a Conversion Notice and the conversion of the Converting CNV Shares:

(a)	If delivery of a Conversion Notice to the Company is made after the end of normal business hours or on a day which is not a Business Day, such delivery shall be deemed to have been made on the following Business Day.

(b)	The conversion date in respect of a Converting CNV Share (the “Conversion Date”) shall be the Business Day immediately following the date of the delivery of the Conversion Notice in respect of the relevant Converting CNV Shares in accordance with this Article 4F.(B)(2).

(c)	The Company shall pay any expenses of obtaining a listing for any Ordinary Shares arising from the Converting CNV Shares on the Stock Exchange.

(d)	Ordinary Shares resulting from the re-designation of Converting CNV Shares will be deemed to be created or issued as of the relevant Conversion Date.

Subject to the provisions of these Articles and any applicable laws or regulations, the Company shall have the right, at any time, to convert each CNV Share that is not held by a Government Body or a Government Concert Party into one Ordinary Share, credited as fully paid. Any such conversion of

CNV Shares (including by way of redesignation of such CNV Shares as Ordinary Shares) shall be deemed to be authorised by the decision of the Minister for Finance of Ireland adopting this Article.

VARIATION OF RIGHTS

5. (a)	Whenever the capital of the Company is divided into different classes of shares, the special rights attached to any class may, subject to the provisions of the Acts and subject as otherwise provided in these Articles, be varied or abrogated, either whilst the Company is a going concern or during or in contemplation of a winding up, with the sanction of a Special Resolution passed at a Class Meeting of the holders of the shares of the class but not otherwise. To every such Class Meeting all the provisions of these Articles relating to General Meetings of the Company and to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be two persons holding or representing by proxy at least one third in nominal amount of the issued shares of the class and if at any adjourned meeting of such holders a quorum as above defined is not present, any member of such class who is present in person or by proxy shall be a quorum. The holders of shares of the class shall, on a poll, have one vote in respect of every share of the class held by them respectively. Any holder of shares of the class in question present in person or by proxy at such meeting may demand a poll.

(b)	Whenever the rights, privileges, limitations or restrictions attached to any particular Dollar Preference Shares in issue differ from the rights, privileges, limitations or restrictions attached to any other Dollar Preference Shares in issue and:

(i)	some matter has arisen which would amount to a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attached to all those Dollar Preference Shares; and

(ii)	the effect of such variation, alteration or abrogation on all those Dollar Preference Shares is, in the opinion of the Directors, substantially the same,

such Dollar Preference Shares shall be treated as a single class for the purpose of applying the procedures in these Articles for the variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Dollar Preference Shares of such class.

(c)	Whenever the rights, privileges, limitations or restrictions attached to any particular Sterling Preference Shares in issue differ from the rights, privileges, limitations or restrictions attached to any other Sterling Preference Shares in issue and:

(i)	some matter has arisen which would amount to a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attached to all those Sterling Preference Shares; and

(ii)

the effect of such variation, alteration or abrogation on all those Sterling Preference Shares is, in the opinion of the Directors, substantially the same, such Sterling Preference Shares shall be treated as a single class for the purpose of applying the procedures in these Articles for the variation, alteration or abrogation of the rights, privileges, limitations or restrictions’ attached to the Sterling Preference Shares of such class.

(d)	Whenever the rights, privileges, limitations or restrictions attached to any particular euro Preference Shares in issue differ from the rights privileges limitations or restrictions attached to any other euro Preference Shares in issue and:

(i)	some matter has arisen which would amount to a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attached to all those euro Preference Shares; and

(ii)	the effect of such variation, alteration or abrogation on all those euro Preference Shares is, in the opinion of the Directors, substantially the same,

such euro Preference Shares shall be treated as a single class for the purpose of applying the procedures in these Articles for the variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the euro Preference Shares of such class.

(e)	Whenever the rights, privileges, limitations or restrictions attached to any particular Yen Preference Shares in issue differ from the rights, privileges, limitations or restrictions attached to any other Yen Preference Shares in issue and:

(i)	some matter has arisen which would amount to a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attached to all those Yen Preference Shares; and

(ii)	the effect of such variation, alteration or abrogation on all those Yen Preference Shares is, in the opinion of the Directors, substantially the same,

such Yen Preference Shares shall be treated as a single class for the purpose of applying the procedures in these Articles for the variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Yen Preference Shares of such class.

6.	The special rights attached to any class of shares in the capital of the Company shall not (unless otherwise expressly provided by the conditions of issue of such shares) be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or subsequent thereto.

SHARE CAPITAL

7.	Subject to Article 135, no share of the Company, other than a share allotted in pursuance of an employees’ share scheme, shall be allotted except as a share which has been paid up at least to 25 per cent, of the nominal amount of the share and the whole of any premium on it.

8.

(a) Subject to Article 83 and the provisions of the Acts relating to authority, pre-emption rights and otherwise and of any resolution of the Company in General Meeting passed pursuant thereto, all unissued shares shall be at the disposal of the Directors and they may allot (with or without conferring a right of renunciation) grant options over or otherwise dispose of them to such persons, at such times and on such terms as they think proper.

(b) (i)	Subject to Article 83, the Directors shall be generally and unconditionally authorised pursuant to and in accordance with Section 20 of the Companies (Amendment) Act, 1983 (“the Act”) to exercise for each prescribed period all the powers of the Company to allot relevant securities up to an aggregate nominal amount equal to the relevant Section 20 Amount.

(ii)	Subject to Article 83, the Directors may, by Special Resolution, be empowered for any prescribed period to allot equity securities wholly for cash pursuant to and within the terms of the said authority:-

(A)	in connection with a rights issue; and

(B)	otherwise than in connection with a rights issue, up to an aggregate nominal amount equal to the Section 23 Amount;

in each case as if Section 23(1) of the Act did not apply to any such allotment.

(c)	By such authority and power the Directors may during such period make offers or agreements which would or might require the allotment of securities after the expiry of such period.

(d)	For the purposes of this Article:-

(i)	“rights issue” means an offer of equity securities open for acceptance for a period fixed by the Directors to holders of equity securities on the Register of Members on a fixed record date in proportion to their respective holdings of such securities or in accordance with the rights attached thereto (but subject to such exclusions or other arrangements as the Directors may deem necessary or expedient in relation to fractional entitlements or legal or practical problems under the laws, regulations or requirements of any recognised regulatory body or any stock exchange in any territory or in order to comply with the anti-dilution protection for CNV Shares provided for in Article 4F (B)(1));

(ii)	“prescribed period” means any period (not exceeding five years on any occasion) for which the authority provided for by sub-paragraph (b) (i) above is conferred by Ordinary Resolution stating the Section 20 Amount for such period;

(iii)	“the Section 20 Amount” shall for any prescribed period be that stated in the relevant Ordinary Resolution or any increased amount fixed by Ordinary Resolution;

(iv)	“the Section 23 Amount” for any prescribed period shall be that stated in the relevant Special Resolution;

(v)	nominal amount of any securities shall be taken to be, in the case of rights to subscribe for or to convert any securities into shares of the

Company the nominal amount of such shares which may be allotted pursuant to such rights; and

(vi)	words and expressions defined in or for the purposes of the Act shall bear the same meanings herein.

9.	Any shares may be held in uncertificated form, subject to the Directors having made arrangements with the Operator of a relevant system for that class of shares to be admitted as a participating security for the purposes of that relevant system. The Directors shall have power to make such arrangements in their discretion without the consent of the shareholders. In the event that the Directors shall make such arrangements, and for so long as the relevant class of shares shall continue to be a participating security, these Articles shall not apply to shares of the relevant class which are held in uncertificated form, to the extent that these Articles are inconsistent with either the holding of title to such shares in uncertificated form or the transfer of title to such shares by means of the relevant system or any provision of the Companies Act, 1990 (Uncertificated Securities) Regulations 1996 (‘the 1996 Regulations’), which term shall include, where the context requires or admits the rules, facilities and requirements of the relevant system). For the purposes of these Articles, the expressions “in uncertificated form” and “in certificated form” are to be interpreted in the same manner as in the 1996 Regulations and the expressions ‘Operator’, ‘Operator-instruction’, ‘participating security’ and ‘relevant system’ shall bear the meanings respectively attributed to them in the 1996 Regulations. Where any class of shares is held in uncertificated form, the Register in relation to that class shall (notwithstanding any other provision of these Articles) be maintained in accordance with the 1996 Regulations.

10.	The Company may exercise the powers conferred by the Acts of paying commissions to persons subscribing or procuring subscriptions for shares of the Company or agreeing so to do, whether absolutely or conditionally, and any such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares of the Company, or partly in the one way and partly in the other: provided that the rate per cent, or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the Acts and shall not exceed 10 per cent of the price at which the shares in respect whereof the commission is paid are issued or an amount equivalent thereto. The Company may also, on any issue of shares pay such brokerage as may be lawful.

11. (a)	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any quotable, contingent, future or partial interest in any share or any interest in any fraction or part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

(b)

Without prejudice to the foregoing the Directors may by notice in writing addressed and sent to or left with any member require such member to inform the Company in writing not more than 14 days after service of the notice of the capacity in which such member holds any share of the Company and if such member holds any share otherwise than as beneficial owner to furnish in writing so far as it is within the member’s knowledge, the name and address of the person on whose behalf the member holds such share or, if the name or address of such person is not forthcoming, such particulars as will enable or assist in the identification of such person, and the nature of the interest of such person in such share and the Directors may by like notice or by a series of like notices require any person so named or identified to furnish information to the Company of the kind required to be furnished pursuant to the notice served on the member.

(c)	Where a notice is given pursuant to the previous paragraph and the member or person to whom such notice is given fails to furnish the Company with the information required by the notice in the time therein specified, the member shall not be entitled to attend meetings of the Company nor to exercise the voting rights attached to such share, and, if the member holds 0.25% or more of the issued Ordinary Shares of the Company, the Directors shall be entitled to withhold payment of any dividend payable on such shares (without liability to pay interest on the amount(s) withheld) and the member shall not be entitled to transfer such shares except by sale through a Stock Exchange to a bona fide unconnected third party. Sanctions imposed on a member pursuant to the foregoing shall cease to apply after not more than seven days from the earlier of:

(i)	receipt by the Company of notice that the member has sold the shares to an unconnected third party in the manner described above; or

(ii)	due compliance, to the satisfaction of the Company, with the notice served under (b) above.

(d)	In relation to any share which is held in uncertified form, the prohibition of transfers in paragraph (c) above shall not be effective to the extent that it is inconsistent with the 1996 Regulations, the transfer of title to such shares by means of a relevant system or the rules and requirements of the relevant system

(e)	If and to the extent that the prohibition in paragraph (c) above is not or may not be effective in relation to shares which are held in uncertified form, the Directors may take such further steps (including requiring that the shares are converted into certificated form) as the Directors shall think fit for giving effect so far as practicable to the prohibition in paragraph (c) above provided that such steps (i) are acceptable to the Operator of the relevant system ((ii) are not inconsistent with the 1996 Regulations, the transfer generally of title to such shares by means of the relevant system or the rules and requirements of the relevant system and (iii) do not have as their object or effect the imposition of a more onerous restriction on transfer than would apply to shares held in certified form.

12. (a)

Other than in relation to any shares which are held or to be held in uncertified form (in respect of which no share certificate shall be issued), every person whose name is entered as a member in the Register of Members shall be entitled without payment to one certificate issued in accordance with Article 119 of these Articles for all his shares of each class and, if he transfers part of his holding, to one certificate for the balance of such holding; and upon payment of such reasonable sum as may be determined by the Directors from time to time in respect of each certificate after the first, he shall also be entitled to several certificates, each for one or more of his shares. Every certificate for shares shall be issued within two months after allotment or, in the case of a transfer (not being a transfer to a Stock Exchange Nominee when other provisions apply) within two months after the lodgment with the Company of the transfer of the shares, unless the conditions of issue of such shares otherwise provide. The Company shall not be bound to register more than four persons as the joint holders of any share (except in the case of executors or trustees of a deceased member) and, in the case of a share held jointly by several persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

(b)	Conversion of shares from certificated form into uncertificated form and vice versa shall be effected in accordance with the 1996 Regulations and, subject thereto, in such manner as the Directors may determine.

(c)	Where a member transfers part only of the shares comprised in a share certificate (or requests in the manner required by the 1996 Regulations that part only of the shares comprised in a share certificate be converted from certificated to uncertificated form) the old certificate shall be cancelled and a new certificate for the balance of such shares shall be issued in lieu without charge.

(d)	Where any share is converted from uncertificated to certificated form the Company shall issue a certificate for that share (subject to the foregoing provisions of this Article) within two months after the date on which the Company received the relevant Operator-instruction.

13. (a)	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the holder upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and Indemnity and the payment of any exceptional out-of-pocket expenses of the Company in connection with the request as the Company may require.

(b)	In the case of shares held jointly by separate persons any such request may be made by any one of the joint holders.

LIEN

14.	The Company shall have a first and paramount lien on every share (not being a fully paid share) registered in the name of any member whether solely or jointly with others for all moneys due or presently to become due to the Company on foot of a call or at a fixed time, in respect of the share. The Company’s lien on a share shall extend to all dividends or other moneys payable thereon or in respect thereof. The Directors may at any time declare any share to be exempt, wholly or partially, from the provisions of this Article.

15.	For the purpose of enforcing such lien the Directors may sell all or any of the shares subject thereto at such time and in such manner as they think fit, but no sale shall be made until such time as the moneys in respect of which such lien exists, or some part thereof, are or is presently payable and until a notice in writing stating the amount due and demanding payment thereof and giving notice of intention to sell in default shall have been served in such manner as the Directors shall think fit on such member or the person (if any) entitled by transmission to the shares and default in payment shall have been made by him for seven days after the service of such notice.

16.	The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the amount in respect whereof the lien exists so far as the same is then payable and any residue shall, upon surrender to the Company for cancellation of the certificate for the shares sold if the shares be held in certified form a subject to a like lien for sums not presently payable as existed upon the shares prior to the sale, be paid to the person entitled to the shares at the time of the sale.

17.	For the purpose of giving effect to any such sale the Directors may by resolution or instrument under seal authorise some person in the name and on behalf of the member or the person (if any) entitled by transmission to the shares to execute a transfer of the shares sold to the purchaser. The Purchaser’s name shall be entered in the Register of Members as the holder of the shares and the purchaser shall not be bound to see the regularity or validity of, or be affected by any irregularity or invalidity in, the proceedings or be bound to see to the application of the purchase money, and after his name has been entered in the Register of Members the validity of the Sale shall not be impeached by any person aggrieved by the sale shall be in damages only and against the Company exclusively.

CALLS ON SHARES

18.	The Directors may, subject to the provisions of these Articles and to any conditions of allotment, from time to time make such calls upon the members in respect of all moneys unpaid on their shares (whether on account of the nominal amount of the shares or, where permitted, by way of premium) as they think fit, and each member shall subject to receiving at least 14 days’ notice specifying the time or times and place of payment) be liable to pay the amount of every call so made upon him to the Company and at the time or times and place so appointed by the Directors. A call may be made payable by instalments. A call may be revoked or postponed as the Directors may determine. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

19.	Where there is more than one holder of a share they shall be jointly and severally liable to pay all calls in respect thereof.

20.	If on the day appointed for payment thereof a call payable in respect of a share shall not have been paid, the person from whom the amount of the call is due shall pay interest on such amount from the day appointed for payment thereof to the time of actual payment at the rate fixed by the terms of the allotment or as the Directors shall determine, but the Directors may waive payment of such interest wholly or in part.

21.	On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the member sued is entered in the Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book, and that notice of such call was duly given to the member sued, in pursuance of these presents, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

22.	Any sum which by the terms of issue of a share is made payable upon allotment or at any fixed date, whether on account of the nominal amount of the share or the premium (if any) on such share shall, for all purposes of these Articles, be deemed to be a call duly made and payable on the date appointed for payment and, in case of non-payment, all the relevant provisions of these Articles as to payment of interest, forfeiture and the like shall apply as if such sum were a call duly made and notified.

23.	Subject to the terms of allotment the Directors may on the issue of shares make different arrangements as between holders of such shares as respects the amounts of calls to be paid and the time for payment of such calls on their shares.

24.	The Directors may, if they think fit, receive from any member willing to advance the same, all or any part of the moneys due upon his shares beyond the sums actually called up thereon, and such payment in advance of a call shall extinguish pro tanto the liability upon the shares in respect of which such call is made and upon all or any of the moneys so advanced the Directors may (until and to the extent that the same would, but for such advance, become presently payable) pay or allow such interest (not exceeding, without the consent of the Company by Ordinary Resolution, 12 per cent, per annum) as may be agreed between them and such member, but any sum paid in excess of the amount for the time being called up shall not be included or taken into account in ascertaining the amount of the dividend payable on the shares in respect of which such advance has been made.

FORFEITURE OF SHARES

25.	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on such member requiring him to pay so much of such call or instalment as remains unpaid together with any interest which may have accrued.

26.	The notice shall name a further day (not earlier than seven days from the date of service thereof) on or before which, and the place at which such payment is to be made and shall state that in the event of non-payment at or before the time and at the place appointed the shares on which the call was made will be liable to be forfeited.

27.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. A forfeiture of shares shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

28.	A forfeited share may be sold, re-issued, or otherwise disposed of, either to the person who was before forfeiture the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Directors shall think fit and whether with or without all or any part of the amount previously paid on the share being credited as paid, and at any time before such sale, re-issue or disposal the forfeiture may be cancelled on such terms as the Directors think fit. The Directors may if necessary, authorise some person to transfer in manner hereinbefore provided a forfeited share to any other person.

29.

A member whose share has been forfeited shall cease to be a member in respect of the forfeited share, but shall, notwithstanding the forfeiture, remain liable to pay to the Company all calls made and not paid on such share at the time of forfeiture with interest thereon to the date of payment at such rate not exceeding 12 per cent per annum as the Directors shall think fit, in the same manner in all respects as been forfeited and to satisfy all the claims and demands (if any) which the Company might have enforced in respect of the share at the time of forfeiture without any deduction or allowance for the value of the share at the time of forfeiture.

30.	A statutory declaration in writing that the declarant is a Director or the Secretary of the Company and that a share has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the facts therein stated against all persons claiming to be entitled to the share; such declaration shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the new holder of the share shall not be bound to see to the application of the consideration (if any) nor shall his title to the share be affected by any omission, irregularity or invalidity in or relating to or connected with the proceedings in reference to the forfeiture, sale, re-issue or disposal of the share.

TRANSFER OF SHARES

31. (a)	Transfers of shares held in certificated form shall be effected by instrument of transfer in any usual form or in any other manner which the Directors may approve and any such instrument shall be executed by or on behalf of the transferor and unless the share is fully paid, by or on behalf of the transferee.

(b)	Title to any share which is held in uncertificated form shall be transferred by means of the relevant system, in accordance with the 1996 Regulations and, accordingly, no provision of these Articles which requires a written instrument of transfer and the lodging of a share certificate with the Company shall apply to such a transfer. The Directors may make such arrangements as they think fit in relation to evidencing of title to and transfer of shares held in uncertificated form subject always to the 1996 Regulations.

32.	The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

33.	(1) Subject to paragraph (2) below, the Directors may decline to register any transfer of shares:—

(a)	upon which the Company has a lien and in the case of shares not fully paid up may refuse to register a transfer to any transferee of whom they do not approve without assigning any reason for such refusal; or

(b)	to an infant or a person declared by an Order of a Court or other competent authority to be mentally disordered and incapable for the time being of dealing with his affairs.

(2)	Notwithstanding paragraph (1) above, a transfer of title to shares held in uncertificated form in accordance with an Operator-instruction shall be registered where such registration is required under the terms of the 1996 Regulations. No transfer of title to shares held in uncertificated form shall be registered except in accordance with the provisions of the 1996 Regulations.

34.	The Directors may decline to register a renunciation of an allotment or transfer of shares (whether fully paid or not) in favour of more than four persons jointly.

35.

The Directors may decline to recognise any instrument of transfer of shares held in certificated form unless the instrument of transfer is in respect of only one class of share and is lodged at the Office or such other place as the Directors may appoint accompanied by the relevant share certificate(s) and such other evidence as the

Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do).

36.	If the Directors decline to register a transfer of any shares they shall, within two months after the date on which the transfer was lodged with the Company or on which the relevant Operator-instruction was received by the Company, as the case may be, send to the transferee notice of the refusal.

37.	The registration of transfers may be suspended at such times and for such periods (not exceeding thirty days in any year) as the Directors may from time to time determine but only with the prior consent of the Operator, if any shares shall be held in uncertificated form.

38.	All instruments of transfer which shall be registered shall be retained by the Company subject always as provided in Article 155 hereof.

39.	No fee will be charged by the Company in respect of the registration of any instrument of transfer or other document relating to or affecting the title to any shares or otherwise for making any entry in the Register of Members affecting the title to any shares.

40.	Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by the allottee in favour of some other person or in favour of not more than four persons jointly.

TRANSMISSION OF SHARES

41.	In the case of the death of a member, the survivors or survivor where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole or only surviving joint holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing in this Article shall release the estate of a deceased holder (whether sole or joint) from any liability in respect of any share held by him.

42.	Any person becoming entitled to a share in consequence of the death bankruptcy or insolvency of a member or otherwise by operation of law may, upon producing such evidence of title as may from time to time be properly required by the Directors and subject as hereinafter provided, elect either to be registered himself as the holder of the share upon giving notice in writing to the Company of such desire or transfer such shares to some other person. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the said notice or transfer were a transfer executed by the said member.

43.	A person becoming entitled to a share by transmission shall be entitled to receive and give a discharge for any dividends or other moneys payable on or in respect of the share, but he shall not be entitled to receive notices of, or to attend or vote at meetings of the Company or (save as aforesaid) to exercise any of the rights or privileges of a member in respect of the share, unless and until he shall be entered in the Register of Members as the holder thereof; however, the Directors may at any time give notice requiring any person to elect either to be registered himself or to transfer the share and, if the notice is not compiled with within 90 days, the Directors may thereafter withhold payment of all dividends, or other moneys payable in respect of the share until the requirements of the notice have been complied with.

STOCK

44.	The Company may by Ordinary Resolution convert any paid up shares into stock, and re-convert any stock into paid-up shares of any denomination.

45.	The holders of stock may transfer the same or any part thereof in the same manner and subject to the same regulations as and subject to which the shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances will admit, but the Directors may from time to time fix the minimum amount of stock transferable, provided that such minimum shall not exceed the nominal amount of the shares from which the stock arose.

46.	The holders of stock shall, according to the amount of the stock held by them have the same rights, privileges and advantages as regards dividends, participation in assets on a winding up, voting at meetings and other matters as if they held the shares from which the stock arose, but no such privilege or advantage (except participation in dividends and profits of the Company and in the assets on a winding up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred such privilege or advantage.

47.	Alt such provisions of these Articles as are applicable to paid up shares snail apply to stock, and in all such provisions the words “share” and “member” shall include “stock” and “stockholder” respectively.

INCREASE OF CAPITAL

48.	Subject to Article 83, the Company may from time to time by Ordinary Resolution increase its share capital by such sum, to be divided into shares of such amounts and denominated in such currency or currencies, as the resolution shall prescribe.

49.	The new shares shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the General Meeting resolving upon the creation thereof shall direct, and if no direction be given as the Directors shall determine and in particular such shares may be issued with a preferential or qualified right to dividends and in the distribution of assets of the Company and with a special, or without any, right of voting.

50.	Except so far as otherwise provided by the conditions of issue or by these Articles any capital raised by the issue of new shares shall be considered part of the preexisting capital and shall be subject to the provisions herein contained with reference to allotments, the payment of calls and instalments, transfer and transmission, forfeiture, lien and otherwise.

ALTERATION OF CAPITAL

51.	Subject to Articles 83(c), 83(d) and 135, the Company from time to time may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)

sub-divide its shares, or any of them, into shares of smaller amount so however that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived, and so that the resolution whereby the share is sub-divided may determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have such preferred or other special rights over, or may have such deferred rights, or be subject to such restrictions as compared with the others as the Company has power to attach to any unissued or new shares;

(c)	cancel shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled;

and may by Special Resolution reduce its share capital in any way and any capital redemption reserve fund and any share premium account in any manner authorised by the Acts. The Company may also, subject to the provisions of the Acts, purchase its own shares including redeemable shares. Unless otherwise provided by the terms of issue and without prejudice to the rights attached to any preference share to participate in any return of capital, the rights, privileges, limitations and restrictions attached to any preference share shall be deemed not to be varied, altered or abrogated by a reduction in any share capital ranking as regards participation in the profits and assets of the Company pari passu with or after that preference share.

PURCHASE OF OWN SHARES

52. (a)	Subject to the provisions of the Acts and to the extent permitted thereby, to any rights conferred on the holders of any class of shares and to the following paragraphs of this Article, the Company may purchase any of its shares of any class and may cancel any shares so purchased or hold them as Treasury Shares with liberty to re-issue any such share or shares on such terms and conditions and in such manner as the Directors may from time to time determine.

(b)	The Company may (subject to the prior consent of the Financial Regulator) purchase the 2009 Preference Shares in accordance with Article 52(e). Notwithstanding the provisions of Section 215 of the Companies Act, 1990, the Company shall not make market purchases of its own shares unless:

(i)	such purchases shall have been authorised by Special Resolution of the Company (a “Section 215 Resolution”); and

(ii)	the Minister for Finance shall have consented to the purchase, to the extent required in Article 83(a).

(c)	The Company shall not be required to select the shares to be purchased on a pro rata basis or in any particular manner as between the holders of shares of the same class or as between the holders of shares of different classes or in accordance with the rights as to dividends or capital attached to any class of shares. The Company shall be entitled to select all or any of the 2009 Preference Shares to be purchased by reference to the registered numbers of all or any of the 2009 Preference Shares or in any other manner as the Company may, in its absolute discretion, decide.

(d)	For the purposes of any Section 215 Resolution:-

(i)	the maximum number of shares authorised to be purchased shall be specified in the Section 215 Resolution;

(ii)	the minimum price which may be paid for any shares to be purchased shall be the nominal value thereof;

(iii)	the maximum price which may be paid for any shares to be purchased shall be 5 per cent above the average of the closing quotation prices of such shares on the Irish Stock Exchange for the five Business Days immediately preceding the day of purchase, and, in respect of any Business Day on which there shall be no dealing in such shares on the Irish Stock Exchange, the price which is equal to (i) the mid-point between the high and low market guide prices in respect of such shares for that Business Day, or (ii) if there shall be only one such market guide price so published, the market guide price so published; such prices shall be as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto or any equivalent publication for securities admitted to trading on the Enterprise Securities Market).

(e)	The Company may purchase the 2009 Preference Shares in accordance with a resolution approved for the purpose of sections 213 and/or 214 of the Companies Act 1990 at the Extraordinary General Meeting of the Company held on 13 May 2009. Without prejudice to Article 52(c), for so long as any 2009 Preference Shares are held by a Government Preference Shareholder, the Company shall be entitled to purchase all or any of the 2009 Preference Shares held by that Government Shareholder without being obliged to purchase all or any of the 2009 Preference Shares held by any other person. During the five year period commencing on the 2009 Issue Date, each 2009 Preference Share that the Company proposes to purchase in accordance with such authority shall be purchased at a price per share equal to the amount paid on subscription (including premium). On or after the fifth anniversary of the 2009 Issue Date, each 2009 Preference Share that the Company proposes to purchase pursuant to this authority shall be purchased at a price per share equal to 125 per cent of the amount paid on subscription (including premium).

(f)	On the purchase of 2009 Preference Shares, the Company shall issue any 2009 Bonus Shares that have remained unissued since one or more Dividend Payment Dates preceding the most recent Dividend Payment Date prior to the date of purchase and shall pay, on the 2009 Preference Shares to be purchased, an amount equal to the portion of the relevant 2009 Preference Dividend in relation to the period from the last Dividend Payment Date up to the date of purchase (calculated on the basis of the number of days in such period based on a 360 day year comprised of twelve 30 day months) (such amount being the “Purchase Dividend Payment”) or, at the option of the Company in accordance with these Articles, the Company shall issue in lieu of the Purchase Dividend Payment such number of 2009 Bonus Shares as is equal to the aggregate cash amount of the Purchase Dividend Payment divided by the Share Value.

(g)	In calculating the number of 2009 Bonus Shares to be issued pursuant to Article 52(f) the provisions of Article 4E.(C) (other than Article 4E.(C)(2)) shall apply mutatis mutandis, except that:

(i)	references to a “Relevant Instalment” shall be taken to refer to an amount equal to the Purchase Dividend Payment;

(ii)	references to “Dividend Payment Date”, “Bonus Shares Settlement Date” and the “Relevant Instalment Date” shall be taken to refer to the purchase date of the relevant 2009 Preference Shares;

(iii)	“Share Value” shall mean 100 per cent of the Average Share Price; and

(iv)	references to Article 4E.(C) in Articles 4E.(C)(4), (6), (8) and (9) shall be taken to be references to Article 4E.(E).

No other amount or dividend (including the 2009 Preference Dividend or part thereof) shall be paid on any purchase of the 2009 Preference Shares. The terms of the purchase of 2009 Preference Shares set out in this Article were approved for the purposes of Sections 213 and 214 of the Companies Act 1990 at the Extraordinary General Meeting of the Company held on 13 May 2009.

(h)	As from the date fixed for purchase of the 2009 Preference Shares in accordance with this Article 52, no 2009 Preference Dividend shall be payable on the 2009 Preference Shares to be purchased except on any such shares in respect of which, upon due presentation of the deed of transfer relating thereto, payment of the moneys due at such purchase shall be improperly refused, in which event, the 2009 Preference Dividend shall continue to be calculated on and from the date fixed for purchase down to, but not including, the date of payment of such purchase moneys.

REISSUE OF TREASURY SHARES

53.	For the purposes of any resolution of the Company proposing to determine, in accordance with Section 209 of the Companies Act, 1990, the reissue price range at which any treasury shares for the time being held by the Company may be reissued off-market:-

(a)	the minimum price at which a treasury share may be re-issued off-market for the purposes of any of the schemes (as defined below) shall be the issue price as provided for in such scheme and in all other circumstances shall be 95% of the Appropriate Price (which, for these purposes, shall mean the average of the closing quotation prices of the Ordinary Shares for the five Business Days immediately preceding the day on which the treasury share is reissued, as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto or any equivalent publication for securities admitted to trading on the Enterprise Securities Market) and, in respect of any Business Day on which there shall be no dealing in such shares on such Exchange, the price which is equal to (i) the mid-point between the high and low market guide prices in respect of such shares for such Business Day as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto or any equivalent publication for securities admitted to trading on the Enterprise Securities Market); or (ii) if there shall be only one such market guide price so published, the market guide price so published);

(b)	the maximum price at which a treasury share may be re-issued off-market shall be 120% of the Appropriate Price;

(c)	“schemes” shall mean the AIB Approved Employees’ Profit Sharing Scheme 1998, the Approved Employees’ Profit Sharing Scheme — U.K., the

Executive Share Option Scheme, the Dauphin Stock Option plans, the AIB Dividend Reinvestment Plan, the Long Term Incentive Plan and any other scheme or plan which involves the issue of Ordinary Shares and which has been approved by the shareholders in General Meeting.

GENERAL MEETINGS

54.	The Company shall in each year hold a General Meeting as its Annual General Meeting in addition to any other meetings in that year and not more than fifteen months shall elapse between the date of one Annual General Meeting and that of the next.

55. (a)	The Annual General Meeting shall be held at such time and place as the Directors shall determine. All General Meetings other than Annual General Meetings shall be called Extraordinary General Meetings.

(b)	Every Annual General Meeting shall be held in Ireland unless either all the members entitled to attend and vote at such meeting consent in writing to its being held elsewhere or a resolution providing that it be held elsewhere shall have been passed at the preceding Annual General Meeting.

56. (a)	The Directors may at any time call an Extraordinary General Meeting. Extraordinary General Meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as is provided by the Acts.

(b)	The Government Preference Shareholder may requisition an Extraordinary General Meeting in the manner provided by section 132 of the Companies Act 1963 for the purpose of exercising any voting rights it shall be entitled to exercise at such meeting in respect of the 2009 General Voting Rights or the Provisional Voting Rights (where such Provisional Voting Rights, together with other Ordinary Shares held by the Government Preference Shareholder, amount to at least one-tenth of the voting rights attaching to the Ordinary Shares in issue at such time).

NOTICE OF GENERAL MEETINGS

57.	In the case of an Annual General Meeting or of a meeting for the passing of a Special Resolution or the appointment of a Director, twenty-one clear days’ notice at the least, and in any other case fourteen clear days’ notice at the least, shall be given in writing in manner hereinafter mentioned to all the members (other than those who under the provisions of these Articles or the conditions of issue of the shares held by them, are not entitled to receive the notice) and to the Auditors for the time being of the Company.

58.	Such notice shall state:-

(a)	the place, the day and hour of the meeting;

(b)	in any case where there is to be special business, the general nature of such business;

(c)	that the Meeting is the Annual General Meeting, where such is the case; and

(d)	in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy (or more than one proxy as alternates) to attend, speak and vote in his place and that a proxy need not be a member of the Company.

59. (a)	A General Meeting other than a meeting for the passing of a Special Resolution shall, notwithstanding that it is called by shorter notice than that hereinbefore specified, be deemed to have been duly called if it is so agreed by the Auditors and by all the members entitled to attend and vote thereat.

(b)	A resolution may be proposed and passed as a Special Resolution at a meeting of which less than twenty-one days’ notice has been given if it is so agreed by a majority in number of the members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety per cent in nominal value of the shares giving that right.

60.	Where, by any provisions contained in the Acts, extended notice is required of a resolution, the resolution shall not be effective unless (except where the Directors of the Company have resolved to submit it) notice of the intention to move it has been given to the Company not less than twenty eight days (or such shorter period as the Act permits) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolutions as required by and in accordance with the provisions of the Acts.

61.	The accidental omission to give notice to, or the non-receipt of notice by, any person entitled to receive notice shall not invalidate the proceedings at any General Meeting.

PROCEEDINGS AT GENERAL MEETINGS

62.	All business shall be deemed special that is transacted at an Extraordinary General Meeting. All business that is transacted at an Annual General Meeting shall also be deemed special with the exception of declaring a dividend, receiving the accounts balance sheets and reports of the Directors and Auditors, electing Directors in the place of those retiring, voting additional remuneration for the Directors, appointing Auditors and fixing of the remuneration of the Auditors.

63.	No business shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business. Ten members present in person and entitled to vote at such meeting shall be a quorum.

64.	If within half an hour from the time appointed for the meeting (or such longer period as the Chairman may think fit to allow) a quorum is not present the meeting, if convened on the requisition of or by members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day and at such other time and place as the Chairman may determine and, if at such adjourned meeting a quorum is not present within fifteen minutes from the time appointed for holding the meeting, the members present in person or by proxy and entitled to vote at such meeting shall be a quorum, but so that no less than two individuals shall constitute the quorum.

65.

Without prejudice to any other powers which he may exercise, the Chairman may, with the consent of any meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting from time to time and from place to place. Whenever a meeting is adjourned for fourteen days or more, seven clear days’ notice at the least, specifying the place, the day and the time of the adjourned meeting shall be given as in the case of the original meeting, but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting. Save as aforesaid, no member shall be entitled to any notice of an adjournment. No business shall be transacted at the meeting from which the adjournment took place.

66.	The Chairman of the Board Directors, or in his absence any Deputy Chairman or if neither is present some other Director nominated by the Directors shall preside at every General Meeting, but if at any meeting neither the Chairman nor any Deputy Chairman nor such other Director be present within fifteen minutes after the time appointed for holding the same, or if, being present, none of them be willing to act as Chairman, the Directors present shall choose some Director present to be Chairman, or if no Director be present, or if all the Directors present decline to take the chair, the members present and entitled to vote at such meeting shall choose some member present to be Chairman.

67.	Save as otherwise herein expressly provided, at any General Meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless, before or upon the declaration of the result of the show of hands, a poll is demanded in accordance with the provisions hereinafter contained. Unless a poll be so demanded, a declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, and an entry to that effect in the book containing the minutes of proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

68. (a)	A poll may be demanded on any question by the Chairman, or:

(b)	A poll may also be demanded by any member on a special resolution authorising an off-market purchase of its own shares by the Company under Section 213 of the Companies Act, 1990, or:

(c)	A poll may also be demanded on any question other than the election of the Chairman or of adjournment of the meeting:—

(i)	by not less than five members having the right to vote at the meeting, or

(ii)	by a member or members representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting, or

(iii)	by a member or members holding shares in the Company conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

(d)	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

(e)	The demand for a poll may be withdrawn.

(f)	The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll, and for the purposes of this Article a demand by a person as proxy for a member shall be the same as a demand by the member.

(g)	A poll on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken either immediately or at such time (not being more than thirty days from the date of the meeting or adjourned meeting at which the poll was demanded) and place as the Chairman shall direct and shall be taken in such manner (including the use of ballot or voting papers) as the Chairman shall direct. The result of a poll shall be deemed to be the resolution of the meeting at which the poll was demanded. No notice need be given of a poll not taken immediately.

(h)	If any vote shall be counted which ought not to have been counted or might have been rejected or any vote shall not be counted which ought to have been counted, the error shall not vitiate the result of the voting unless it be pointed out at the meeting or adjourned meeting at which the vote is given and not in that case unless it shall in the opinion of the Chairman of the meeting be of sufficient magnitude to vitiate the result of the voting.

(i)	On a poll a member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

VOTES OF MEMBERS

69.	Subject to any special rights or restrictions as to voting attached to any share or class of shares, on a show of hands every member who is present in person or by proxy and entitled to vote shall have one vote, so, however, that no individual shall have more than one vote and subject to Articles 4E.(C)(8)(b), 4E.(F)(2), 4E.(F)(5) and 83 upon a poll every member present in person or by proxy shall have one vote for each share of which he is the holder.

70.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting shall be entitled to a further or casting vote.

71.	A member who is not sui juris may vote, whether on a show of hands or on a poll, by his committee, guardian, receiver, curator bonis or other person in the nature of a committee, guardian, receiver or curator bonis appointed by a court, and such committee, guardian, receiver, curator bonis or other person may on a poll vote by proxy, provided that such evidence as the Directors may require of the authority of the person claiming to vote shall have been deposited at the Office not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which such person claims to vote.

72.	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the joint holding.

73.	No member shall be entitled to vote, either personally or by proxy, at any General Meeting or to exercise any privilege as a member unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

74.	Votes may be given either personally or by proxy.

75.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

76.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointer is a corporation, either under its common seal or under the hand of an officer or attorney so authorised.

77.	Any person, whether a member of the Company or not, may be appointed to act as a proxy. A member may appoint more than one proxy as alternates to attend, speak vote but only one such alternate may attend, speak and vote.

78. (a)	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a notarially certified or office copy of such power or authority, shall be received at the Office or at such other place in Ireland as is specified for the purpose in the notice convening the meeting or in the instrument of proxy issued by the Company not less than forty-eight hours before that time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in the case of a poll not less than forty-eight hours before the time appointed for taking the poll and in default the instrument of proxy shall not be treated as valid. Instruments of proxy may, provided they are received in legible form, be submitted by telefax to such telefax number as may be specified by the Secretary for such purpose.

(b)	When two or more valid but differing instruments or proxy are received in respect of the same shares for use at the same meeting, the one bearing the later date shall be treated as replacing and revoking the other; if the instruments are undated the one last received shall be treated as valid and if the Company is unable to determine which was the last received, none shall be treated as valid.

79.	An instrument of proxy shall be in writing in any usual or common form or in such form as the Directors shall approve. Instruments of proxy need not be witnessed.

80.	The Directors may at the expense of the Company send, by post or otherwise, to the members instruments of proxy (with or without stamped envelopes for their return) for use at any General Meeting or at any Class Meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote thereat by proxy.

81.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or mental disorder of the principal, or the revocation of the instrument of proxy or of the authority under which the instrument of proxy was executed, or the transfer of the share in respect of which the instrument of proxy is given, provided that no intimation in writing of such death, mental disorder, revocation or transfer shall have been received by the Company at the Office three hours at least before the commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

82.	Article 69 to 81 are subject to the voting rights and restrictions on voting rights set out in Articles 4E.(C)(8)(b), 4E.(F)(2), 4E.(F)(5) and 83.

VOTING BY THE GOVERNMENT PREFERENCE SHAREHOLDER AND CAPITAL

RESOLUTION RESTRICTIONS

83.	(a)	No resolution at a General Meeting to alter the share capital of the Company, or to authorise the Directors to alter the capital of the Company, by way of:

(i)	an increase in the share capital of the Company, the reissue of treasury shares or the allotment of any unissued share capital of the Company, save for any increase, re-issue or allotment for the purpose of or in connection with:

(A)	2009 Bonus Shares; or

(B)	the purchase or redemption of all or any of the 2009 Preference Shares; or

(C)	obligations of the Company existing on the date of adoption of these Articles under the Company’s share option or other employee share schemes in place at the date of adoption of these Articles; or

(D)	anything required to be done pursuant to the terms and conditions of any of the Preferred Securities; or

(ii)	the redemption, consolidation, conversion or sub-division of the share capital of the Company, save for any purchase or redemption of the 2009 Preference Shares or the issue of 2009 Bonus Shares,

(each a “Capital Resolution”) shall be passed by the General Meeting without the prior consent in writing of the Minister for Finance.

(b)	The Directors shall not exercise any authority granted by a General Meeting pursuant to a Capital Resolution passed on or before 31 May 2009 without the consent in writing of the Minister for Finance, provided that the consent of the Minister for Finance to the issue of the 2009 Preference Shares pursuant to the authorities granted at the Extraordinary General Meeting held on the date of adoption of these Articles or any issue of shares referred to in Article 83(a)(i) above is not required.

(c)	The rights of the Minister for Finance set out in Articles 83(a) and 83(b) shall be extinguished and cease to be exercisable on the date which is the first in time to occur of either: (1) the Government Preference Shareholder (or all of the Government Preference Shareholders, where there is more than one Government Preference Shareholder) transfers, or otherwise disposes of, all of the 2009 Preference Shares to any person or persons who is not a Government Preference Shareholder or a Government Body, or (2) all of the 2009 Preference Shares held by the Government Preference Shareholders are redeemed or purchased by the Company.

CORPORATIONS ACTING BY REPRESENTATIVES

84.	Any corporation sole or body corporate which is a member of the Company may by a document executed by or on behalf of such corporation sole or resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation sole or body corporate which he represents as that corporation sole or body corporate could exercise if it were an individual member of the Company.

DIRECTORS

85.	Except as provided otherwise in these Articles, the Company may by Ordinary Resolution from time to time reduce the number of Directors and fix and vary the maximum number of Directors. Unless otherwise determined by the Company by Ordinary Resolution, the number of Directors shall in no event be less than seven.

86.	A Director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any General Meeting and at any Class Meeting.

87.	The remuneration of the Directors shall be determined from time to time by the Company in General Meeting. Any Director while holding the office of Chairman or Deputy Chairman shall be entitled to such additional remuneration as may be determined from time to time by the Directors. Remuneration granted under this Article may be by way of fees, salary, commission, participation in profits, or all or any of such modes, or by such other mode as the Company may from time to time consider appropriate. All remuneration fixed or granted under this Article shall accrue from day to day.

88.	The Directors shall also be entitled to be paid all travelling, hotel and other expenses incurred by them respectively in and about the performance of their duties as Directors, including their expenses of travelling to and from meetings of the Directors or Committees of the Directors or General Meetings.

89.	Any Director who serves on any Committee or who devotes special attention to the business of the Company or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director may be paid such extra remuneration by way of salary, commission, participation in profits or otherwise as the Directors may determine.

APPOINTMENT AND RETIREMENT BY ROTATION OF DIRECTORS

90.	Except as provided otherwise in these Articles and subject to the provisions of these Articles, one-third of the Directors for the time being, or, if their number is not three or a multiple of three, then not less than one-third shall retire from office at each Annual General Meeting.

91.	Except as provided otherwise in these Articles and subject to the provisions of these Articles, the Directors to retire at each Annual General Meeting shall be the Directors who have been longest in office since their last appointment. As between Directors of equal seniority, the Directors to retire shall in the absence of agreement be selected from among them by lot. Subject as aforesaid, a retiring Director shall be eligible for re-appointment and shall act as a Director throughout the meeting at which he retires.

92.	The Company may by Ordinary Resolution at the meeting at which any Director retires in manner aforesaid fill up the vacated office by appointing a person who is willing to act to be a Director, and in default the retiring Director, if willing to act, shall be deemed to have been re-appointed unless at such meeting it is expressly resolved not to fill such vacated office or a resolution for the re-appointment of such Director shall have been put to the meeting and lost.

93.	At a General Meeting a motion for the appointment of two or more persons as Directors of the Company by a single resolution shall not be made unless a resolution that it shall be so made has been first agreed to by the meeting without any vote being given against it and any resolution moved in contravention of this provision shall be void.

94.	Subject to the provisions of these Articles, no person, other than a Director retiring at the meeting shall, unless recommended by the Directors for appointment, be eligible for appointment to the office of Director any General Meeting unless, within the prescribed time before the day appointed for the meeting, there shall have been given to the Company notice in writing by a member duly qualified to be present and vote at the meeting, of his intention to propose such person (or appointment and also notice in writing signed by the person to be proposed of his willingness to act, if so appointed. A member may not propose himself for appointment. The prescribed time above mentioned shall be such that, between the date when the notice is served or deemed to be served and the day appointed for the meeting, there shall be not less than forty-two days. A proposal put to the meeting under this Article for the appointment of a person, not being a Director retiring at the meeting or a person recommended by the Directors, to be a Director shall be decided on a poll unless the Chairman of the meeting rules otherwise.

95.	Subject to the provisions of these Articles, where the Company by Ordinary Resolution in accordance with Article 86 reduces the number of Directors it may by such resolution determine in what rotation such reduced number shall retire from office.

96.	The Directors may from time to time and at any time appoint any person to be a Director either to fill a casual vacancy or as an additional Director. Subject to the provisions of the Acts, a Director so appointed shall hold office only until the conclusion of the Annual General Meeting following next after his appointment, when he shall retire. A Director who retires under this Article shall be eligible for re-appointment at the meeting at which he retires, but shall not be taken into account in determining the rotation of retirement of Directors or the number of Directors to retire at such meeting.

VACATION OF OFFICE, DISQUALIFICATION

AND REMOVAL OF DIRECTORS

97.	(a)	A person shall be disqualified from being a Director, and the office of a Director shall ipso facto be vacated forthwith, in any of the following circumstances:-

(i)	if he be or has been at any time adjudged bankrupt or has or had a receiving order made against him, or he make or has made any arrangement or composition with his creditors generally;

(ii)	if he be declared by an order of a court or other competent authority to be mentally disordered;

(iii)	if he be prohibited or restricted from being a Director or a director of any company by an order of a court of competent jurisdiction made under a provision of the Acts or of any statute or otherwise by law;

(iv)	if, without prior leave of the Directors, he be absent from meetings of the Directors for six successive months and his alternate Director (if any) shall not during such period have attended in his stead and the Directors resolve that his office be vacated on that account;

(v)	if, unless the Directors or the court otherwise determine, he be convicted of an indictable offence;

(vi)	except in the case of a Government Appointee, if he be requested by resolution of the Directors to resign his office as Director. To be valid for this purpose the resolution shall be passed without a dissenting vote (excluding the vote of the Director) at a specially convened meeting of the Directors at which every Director shall be present in person or be represented by an alternate and of which not less than seven days’ notice in writing of the intention to move the resolution and specifying the grounds therefor shall have been given to the Director. The notice shall request the Director to attend the meeting to show cause why, if such be his intention, the resolution should not be passed; any action taken by the Directors pursuant to this paragraph shall be without prejudice to the rights (if any) of the Director in question to seek compensation or damages from the Company In respect of the termination of his appointment as a Director or of any appointment terminating with that of Director;

(vii)	except in the case of a Government Appointee, if he has reached an age (the “specified age”) at which a person may not under these Articles be appointed a Director or, being already a Director, shall be required to relinquish office as a Director. A Director who reaches the specified age shall continue in office until the last day of the year in which the Director reaches that age. The specified age shall be fixed by the Directors;

(viii)	in the case of Government Appointee, if removed from office by the Government Preference Shareholder pursuant to Article 99

(b)	The office of a Director shall be vacated, subject to any right of appointment or re-appointment under these Articles, if :-

(i)	not being a Director holding for a fixed term an executive office in his capacity as a Director, he resign his office by notice in writing addressed to the Company and left at or sent to the Office; or

(ii)	being the holder of an executive office under the Company other than for a fixed term, he shall cease to hold such executive office on retirement or otherwise; or

(iii)	he tender his resignation to the Directors and the Directors resolve to accept the same; or

(iv)	he ceases to be a Director pursuant to any provision of these Articles.

98.	The Company may, by Ordinary Resolution, of which extended notice has been given in accordance with the provisions of the Acts, remove any Director before the expiry of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director and may, if thought fit, subject as provided in Article 95 hereof, by Ordinary Resolution appoint another Director in his stead. The person appointed shall be subject to retirement by rotation at the same time as if he had become a Director on the date on which the Director in whose place he is appointed was last appointed a Director. Nothing in this Article shall be taken as depriving a person removed thereunder of compensation or damages payable to him in respect of the termination of his appointment as Director or of any appointment terminating with that of Director.

DIRECTORS APPOINTED BY THE GOVERNMENT PREFERENCE SHAREHOLDER

99.	(a)	Following the adoption of this Article 99:

(i)	where the total number of Directors (including those to be appointed pursuant to this Article 99) is 16, 17 or 18, four persons;

(ii)	where the total number of Directors (including those to be appointed pursuant to this Article 99) is 15 or less, the number of persons equal to 25 per cent, of the total number of Directors (including those to be appointed pursuant to this Article 99) rounded up or down to the nearest integer (and for the avoidance of doubt the number 0.5 shall be rounded up to the nearest integer), may be appointed, maintained (subject to Section 182 of the Companies Act 1963, to the extent applicable to the Company) and removed as Directors by the Government Preference Shareholder (or the Government Preference Shareholders acting together, where there is more than one Government Preference Shareholder) in accordance with this Article 99 (together the “Government Appointees” and any one a “Government Appointee”).

(b)	Any person appointed as a Director pursuant to a requirement imposed on the Company pursuant to an agreement, condition or scheme pursuant to Section 6 of the Credit Institutions (Financial Support) Act 2008 (as may be amended or re-enacted from time to time or pursuant to any similar or substitute legislation from time to time), including the Credit Institutions (Financial Support) Scheme 2008, shall be deemed to be a Government Appointee for the purposes of this Article 99.

(c)	The Government Preference Shareholder may at any time designate a person who is at the time of such designation a Director of the Company as a Government Appointee, subject to the prior written agreement of such person.

(d)	A Government Appointee may be appointed a Director of the Company by the Government Preference Shareholder delivering a notice in writing of such appointment to the Company. If not previously effected as aforesaid, the appointment of the Government Appointee as a Director shall be deemed to have taken effect on the day specified in the notice or, if later, the date of receipt by the Company of such notice from the Government Preference Shareholder.

(e)	The Government Preference Shareholder shall be entitled at its discretion, but subject to law, to enter into and to vary from time to time, agreements and arrangements with the Government Appointees as to their terms of appointment, terms of office and their resignation or removal, provided that the Company shall not be required to be party to such agreements or arrangements and shall not be obliged to observe or perform them.

(f)	The Government Preference Shareholder may at any time, by notice in writing to the Company, with copies to the Chairman of the Board and to the Government Appointee concerned, remove from office as a Director of the Company (and/or any Committee to which such Government Appointee has been appointed) any of the Government Appointees and every such removal shall be deemed to take effect forthwith upon receipt of such notice by the Company. Subject to the Companies Act 1963 (to the extent applicable), a Government Appointee shall not be removed from the Board other than by the Government Preference Shareholder in accordance with this Article.

(g)	If there shall not at any time be in office all of the Government Appointees capable of appointment under this Article 99, the Company shall maintain sufficient vacancies on its Board to effect promptly the appointment(s) as Director(s) of any Government Appointee(s) in accordance with the provisions of this Article 99.

(h)	Nothing in Article 85 shall restrict the right of the Government Preference Shareholder to appoint a Government Appointee and if the appointment of a Government Appointee would result in the maximum number of Directors provided for in this Article 99 to be exceeded, the Directors of the Company (excluding the Chairman of the Board, Deputy Chairman of the Board and executive Directors) who are not Government Appointees shall unless otherwise agreed amongst such Directors draw lots to determine which of their number shall be deemed to have resigned upon the Government Appointee taking office and thereby cease to be a Director such that the maximum number of Directors provided for in Article 85 is not exceeded.

(i)	The Government Appointees shall not retire by rotation and the Government Appointees for the time being in office shall not be included in calculating the total number of Directors pursuant to Article 90, by reference to which the number of Directors who are to retire by rotation in any year is to be determined, and Articles 90 and 91 (Retirement of Directors) shall not apply to Government Appointees, provided that no Government Appointee may serve as a Director for a period longer than nine years after the date of his/her appointment and shall be deemed to have retired from office on the date that is nine years after the date of his/her first appointment as a Director.

(j)	If the Government Preference Shareholder removes any Government Appointee from office as a Director (and/or any Committee to which such Government Appointee has been appointed) or procures his/her resignation from office pursuant to this Article 99, or if the Company removes any Government Appointee from office as a Director (and/or any Committee to which such Government Appointee has been appointed) in accordance with Article 99(n) below, the Government Preference Shareholder shall indemnify the Company against all losses, liabilities, expenses, damages and costs incurred by it in connection with his/her removal or resignation.

(k)

The Government Preference Shareholder may elect to conduct a claim referred to in Article 99 (j), and if it so elects the Government Preference Shareholder shall keep the Company informed of such conduct of the claim and shall consult with the Company, so far as it is practicable for it to do so, as to the actions taken by him. The Company may, by agreement with the Government Preference Shareholder, assume control of such claim (whereupon it shall similarly keep the Government Preference Shareholder informed of such conduct of the claim and consult with it so far as it is practicable for it to do so).

(I)	Nothing in Article 104 shall restrict a Government Appointee from participating fully in any meeting of the Directors or voting on any matter unless the Government Appointee has an interest in the matter in a manner which concerns him personally. For the avoidance of doubt none of the following shall be regarded as giving rise to such an interest:-

1.	the fact that he or she was appointed by the Government Preference Shareholder;

2	the fact that a Government Preference Shareholder may have an interest in the matter;

3.	the matter relates to a matter that requires the consent of the Government Preference Shareholder;

4.	the matter relates to a circumstance that may entitle the Government Preference Shareholder to exercise the 2009 General Voting Rights or the Provisional Voting Rights;

5.	the payment of dividends on the 2009 Preference Shares or the issue of the 2009 Bonus Shares or redesignation of the CNV Shares;

6.	the matter concerns compliance with the laws or regulations of the State; or

7.	a Government Preference Shareholder has made or issued any statement or policy in respect of such matter.

(m)	The number of Directors shall not be increased to more than 18 Directors without the prior written consent of the Government Preference Shareholder.

(n)	The rights of the Government Preference Shareholder pursuant to this Article 99 shall cease to apply if:

(i)	the Government Preference Shareholder (or all of the Government Preference Shareholders, where there is more than one Government Preference Shareholder) transfers or otherwise disposes of, whether by one or more transfers or disposals, all of the 2009 Preference Shares (or any beneficial or legal interest in all of the 2009 Preference Shares) to any persons who are not a Government Preference Shareholder; or

(ii)	all of the 2009 Preference Shares held by the Government Preference Shareholder are redeemed or purchased by the Company,

and for the avoidance of doubt once the rights to appoint Government Appointees pursuant to this Article 99 have been extinguished pursuant to this Article 99(n) they shall not be capable of being reinstated in favour of any holder of the 2009 Preference Snares. If, at any time, the right to appoint

Government Appointees has been extinguished pursuant to this Article 99(n), the Government Preference Shareholder will promptly notify the Company of that fact and shall, if the Company, in its discretion, so requests, promptly remove, or procure the resignation of, each Government Appointee from office as a Director of the Company (and/or any Committee to which each Government Appointee has been appointed). If the Government Preference Shareholder fails to procure the removal of each Government Appointee from office as a Director of the Company and/or any Committee to which such Government Appointee has been appointed, (subject always to the Credit Institutions (Financial Support) Act 2008) within seven days of becoming required to do so, the Company shall be entitled (and the Government Preference Shareholder hereby irrevocably appoints the Company as its attorney) to procure the removal of each such Government Appointee from office as a Director of the Company and/or any Committee to which such Government Appointee has been appointed.

(p)	For the avoidance of doubt, no 2009 Preference Shareholder who is not a Government Preference Shareholder shall be entitled to exercise any rights of appointment, replacement or removal in respect of a Government Appointee pursuant to this Article 99.

(q)	Where there is more than one Government Preference Shareholder, the act of any one Government Preference Shareholder in exercising its rights under this Article 99 shall be deemed to be the act of all of the Government Preference Shareholders together and shall be binding on all of them.

APPOINTMENT OF DIRECTORS TO EXECUTIVE OFFICES

100. (a)	The Directors may from time to time appoint one or more of their body to be the holder of any executive office on such terms and for such period as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment.

(b)	A Director appointed to any executive office shall be subject to retirement by rotation and shall be taken into account in determining the rotation of retirement of Directors and the number of Directors to retire by rotation.

(c)	A Director holding any such executive office shall receive such remuneration, whether in addition to or in substitution for his ordinary remuneration as a Director and whether by way of salary, commission, participation in profits or otherwise or partly in one way and partly in another, as the Directors may determine.

(d)	The Directors may confer upon a Director holding any such executive office any of the powers exercisable by them as Directors (save the control of shares) upon such terms and conditions and with such restrictions as they think fit, and either collaterally with or to the exclusion of their own powers, and may from time to time revoke, withdraw or vary all or any such powers.

ALTERNATE DIRECTORS

101.

A Director may from time to time by writing under his hand appoint any other person to be his alternate but no such appointment, whereof the person appointed is not a Director or a director of a subsidiary of the Company, shall be operative unless and until approved by the Directors. Every such alternate shall (subject to his giving to the

Company an address within Ireland at which notices may be served upon him) be entitled to notice of meetings of the Directors and to attend and vote as a Director (having an additional vote for each Director for whom he acts as alternate) at any such meeting at which the Director appointing him is not personally present and generally at such meeting to have and exercise all the powers, rights, duties and authorities of the Director appointing him and the provisions of these Articles shall apply as if he (instead of his appointer) were a Director. Every such alternate shall also be entitled in the absence from Ireland of the Director appointing him to sign on his behalf a resolution in writing of the Directors. Every such alternate shall be an Officer of the Company and shall not be deemed to be the agent of the Director appointing him. The remuneration of an alternate shall be payable out of the remuneration payable to the Director appointing him, and shall consist of such portion of the last mentioned remuneration as shall be agreed between such alternate and the Director appointing him. A Director may by writing under his hand deposited at the Office at any time revoke the appointment of an alternate appointed by him. If a Director shall die or cease to hold the office of Director the appointment of his alternate shall thereupon cease and determine; provided that if any Director retires by rotation but is re-appointed by the meeting at which such retirement took effect, any appointment made by him pursuant to this Article which was in force immediately prior to his retirement shall continue to operate after his re-appointment as if he had not so retired. The appointment of an alternate Director shall also cease upon the happening of any event which if he were a Director would cause him to vacate such office.

POWERS OF DIRECTORS

102.	Subject to the provisions of the Acts, the Memorandum and Articles of Association and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Directors by these Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

103.	Without prejudice to the generality of the foregoing provisions:-

(a)	The Directors may make such arrangements as may be thought fit for the management, organisation and administration of the Company’s affairs in any place, whether at home or abroad, in which the Company carries on or intends to carry on business, or maintains or intends to maintain a presence, and may for this purpose establish such boards (including local, divisional or international boards, management and supervisory boards) and committees and appoint such executive and administrative officers, managers, attorneys, representatives and agents as they consider appropriate to the particular place and in the particular circumstances and fix the terms and conditions (including remuneration and perquisites) applicable to such boards, committees and appointments and delegate to them (with such powers of sub-delegation as they shall deem fit) such functions, powers and duties as to the Directors may seem requisite or expedient.

(b)

The Directors may from time to time and at any time by power of attorney under the Seal or under the Official Seal appoint any corporation or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

(c)	The Directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or of any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time Directors or Officers of the Company or of any such other company as aforesaid, and the wives, widows, families and dependants of any such persons, and may make payments for or towards the insurance of any such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid, subject always, if the Acts shall so require, to particulars with respect thereto being disclosed to the members and to the proposal being approved by the Company by Ordinary Resolution. A Director holding a salaried position of employment or office with or under the Company shall, notwithstanding, be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

(d)	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debts, liabilities, or obligation of the Company or of any third party,

104. (a)	A Director may hold any other office or place of profit under the Company (except that of Auditor) in conjunction with his office of Director, and may act in a professional capacity to the Company, on such terms as to remuneration and otherwise as the Directors shall arrange.

(b)	A Director may be or become a director or other Officer of, or otherwise interested in, any company holding shares in the Company or in any associated company or in any company promoted by the Company or in which the Company may be interested as member or otherwise, and unless otherwise determined by the Directors no Director shall be accountable for any remuneration or other benefits received by him as a director or officer of or from his interest in such other company. The Directors may also exercise the voting power conferred by the shares in any other company held or owned by the Company in such manner in all respects as they think fit, including the exercise thereof in favour of any resolution appointing them or any of their number directors or officers of such other company or voting or providing for the payment of remuneration to the Directors or Officers of such other company.

(c)	A Director who is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the

Company shall declare the nature of his interest at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration. If his interest then exists, or in any other case at the first meeting of the Directors after he becomes so interested. A general notice given by a Director to the effect that he is a member of a specified company or firm and is to be regarded as interested in all transactions with such company or firm shall be sufficient declaration of interest under this Article, and after such general notice it shall not be necessary to give any special notice relating to any subsequent transaction with such company or firm, provided that either the notice is given at a meeting of the Directors or the Director giving the same takes reasonable steps to secure that it is brought up and read at the next meeting of Directors after it is given.

(d)	(i)	Subject to Article 99 and save as herein provided, a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any material interest otherwise than by virtue of his interests in shares or debentures or other securities of or otherwise in or through the Company. A Director shall not be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

(ii)	A Director shall (in the absence of some other material interest than is indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters namely:-

(A)	the giving of any security or indemnity to him in respect of money lent or obligations incurred by him at the request of or for the benefit of the Company or any of its subsidiaries;

(B)	the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by giving of security;

(C)	any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiaries for subscription or purchase in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

(D)	any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he is not the holder of or beneficially interested in 1 per cent or more of any class of the equity share capital of such company (or of any third company through which his interest is derived) or of the voting rights available to members of the relevant company (any such interest being deemed for the purpose of this Article to be a material interest in all circumstances);

(E)	any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval by the Revenue Commissioners for taxation purposes or of any employees’ share scheme being a scheme for encouraging or facilitating employees (including Directors) of the Company or any of its subsidiaries to acquire shares, debentures or other securities of the Company or any of Its subsidiaries, provided that any such fund or scheme does not accord to any Director as such any privilege or advantage not generally accorded to the employees to whom the fund or scheme relates;

(F)	any other arrangement for the benefit of employees of the Company or any of its subsidiaries under which such Director benefits or stands to benefit in a similar manner as the employees concerned and which does not accord to any Director as such any privilege or advantage not generally accorded to the employees to whom the arrangement relates.

(iii)	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned (if not debarred from voting under the proviso to sub-paragraph (ii) (D) of this Article) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

(iv)	Subject to Article 99, if any question shall arise at any meeting as to the materiality of a Director’s interest or as to the entitlement of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the chairman of the meeting and his ruling in relation to any other Director shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned have not been fairly disclosed.

(v)	The Company may by Ordinary Resolution suspend or relax the provisions of this Article to extend or ratify any transaction not duly authorised by reason of a contravention of this Article.

105.	A copy of every declaration made and notice given under the preceding Article shall within three days after the making or giving thereof be entered in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, Auditor or member of the Company at the Office and shall be produced at every General Meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

PROCEEDINGS OF DIRECTORS

106.

The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. A Director who is also an alternate Director shall be entitled in the absence of the Director by whom he was appointed to a separate vote on behalf of such Director in addition to his own vote. In the case of an equality of votes the Chairman of the Meeting shall have a second or casting vote.

107.	The Chairman may, and on the request of a Director the Secretary shall, at any time summon a meeting of the Directors. It shall not be necessary to give notice of a meeting of Directors to any Director for the time being outside Ireland who has not left at the Office an address within Ireland to which any such notice may be delivered. Any Director may waive notice of any meeting and any such waiver may be retroactive. Notice of a meeting of the Directors shall be deemed to be duly given to a Director if it is given personally or by word of mouth or by telephone or sent in writing by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication to the Director at the last known address of such Director or any other address given by the Director to the Company for this purpose.

108.	(a)	The quorum necessary for the transaction of the business of the Directors shall be three or such lesser or higher number as from time to time may be fixed by the Directors. For the purposes of this Article an alternate Director shall be counted in a quorum, but so that not less than two individuals shall constitute the quorum;

(b)	A meeting of Directors shall be deemed to be validly held notwithstanding that Directors do not physically meet together in the same place provided that:

(i)	notice that a meeting will be held by telephone (or by some other means of electronic communication which permits all persons who will participate in such a meeting to hear each other) has been given to all Directors entitled thereto in accordance with these Articles specifying the date and time at which such meeting is to occur (the “Specified Time”) together with an agenda of all material matters to be considered at such meeting;

(ii)	the Chairman (or, as the case may be, the Deputy Chairman) has, within one hour of the Specified Time, contacted by means of a conference telephone call (or by any other communications equipment which allows all persons participating in the meeting to hear each other) as many Directors as are available to participate in such meeting and at least such number of Directors as are required to satisfy the quorum specified in (a) above.

A meeting under this provision may only be held if, in the opinion of the Chairman (or, as the case may be, of the Deputy Chairman), it is necessary in the interests of the Company to hold a meeting of the Directors forthwith and it is not practicable to have a meeting at which the Directors are physically present.

109.	The continuing Directors or Director may at any time act notwithstanding any vacancy in their body; provided that in case the Directors shall at any time be reduced in number to less than the minimum number fixed by or in accordance with these Articles, the continuing Directors or Director may act for the purpose of appointing an additional Director or Directors to make up such minimum, or of summoning a General Meeting of the Company, but for no other purpose.

110.

The Directors may from time to time appoint and remove a Chairman or Deputy Chairman. The Chairman shall preside at all meetings of the Directors, but if no such Chairman be appointed, or if at any meeting the Chairman be not present within five minutes after the time appointed for holding the same or for any reason be unwilling to preside the Deputy Chairman shall preside or if no such Deputy Chairman be appointed or if at any meeting the Deputy Chairman be not present within such five minutes or for any reason be unwilling to preside, the Directors present shall choose one of their number to be Chairman of such meeting.

111.	The Directors may from time to time appoint a Committee or Committees and delegate to it or them all or any of their authorities, discretions, functions and powers. Members of a Committee may be appointed by name or, without being named, on a numerical basis. Any Committee so appointed may consist of such Directors and Officers as the Directors shall think fit provided that the number of Officers (not being Directors) appointed to any such Committee shall be less than one-half of the total number of the Committee. No resolution of a Committee shall be effective unless a majority of the members of the Committee present at the meeting are Directors. Any Committee so appointed, whether for a particular purpose or for a fixed period or for an indefinite period, may at any time by resolution of the Directors be dissolved and the Directors may at any time by like resolution revoke or vary any authority, discretion, function or power delegated to any such Committee and appoint another Committee and nominate different Directors and Officers in the place of any existing Committee or the members of any such Committee. When considering the composition of any committee to be delegated with any powers pursuant to these Articles, the Directors may not determine that a Government Appointee is to be regarded as ineligible (whether by provisions in the Articles or for the purpose of the Company’s compliance with any corporate governance code) for appointment to any such committee (including any audit, remuneration or nomination committee of the Directors) by virtue of the fact that he or she was appointed by the Government Preference Shareholder or the committee may have to consider any of the matters in referred to in paragraphs 1 to 7 of Article 99.

112.	The meetings and proceedings of any such Committee shall be governed by the provisions of these Articles regulating the meetings of Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under or for the purpose of the last preceding Article.

113.	All acts done at or by any meeting of Directors or of a Committee, or by any person acting as a Director or Officer shall as regards all persons dealing in good faith with the Company, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, Committee or Officer or person acting as aforesaid or in the case of a Director that ha was disqualified or had vacated office or was not entitled to vote, be as valid as if every such person being a Director had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote and in the case of any Officer (not being a Director) that he had been duly authorised to so act.

MINUTES AND EXECUTION AND AUTHENTICATION

OF DOCUMENTS ETC.

114.	(a)	The Directors shall cause proper minutes to be made of all proceedings of General Meetings and Class Meetings of the Company and of meetings of Directors and of any Committee and of the attendances thereat and of all appointments of Officers made by the Directors.

(b)

Any register, index, minute book, book of account or other book required to be kept by or on behalf of the Company may be kept either by making entries in bound or loose-leaf books or by recording the entries in any other manner or using any system approved by the Directors from time to time. In any case in which bound books are not used, the Directors, in consultation with the Auditors, shall take adequate precautions for guarding against falsification and for facilitating its discovery.

115.	(a)	A resolution in writing signed by all the Directors or by all the members of a Committee shall be as effective for all purposes as a resolution duly passed at a meeting of the Directors or of the Committee, as the case may be, duly convened and held and may consist of several documents in the like form each signed by one or more Directors or members of the Committee.

(b)	Any Director, Officer or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Directors or any Committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and, where any books, records, documents or accounts are elsewhere than at the Office, the local manager or other official of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting of the Company or of the Directors or any Committee which is certified as aforesaid shall be conclusive evidence in favour of alt persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of proceedings at a duly constituted meeting.

116.	(a)	Any document (other than a document issued in the ordinary course of the banking business of the Company) which has been authorised or approved by the Directors or a Committee and which is not required by law to be executed under seal may be executed under hand by any Director or by the Chief Executive or by any Deputy Chief Executive, Assistant Chief Executive, Chief General Manager, General Manager, Assistant General Manager, Executive or by the Secretary provided such document shall be first endorsed with the certificate of the Group Law Agent or Law Agent or, if other, the solicitor representing or advising the Company in the transaction to which the document relates that the document may properly be executed by or on behalf of the Company.

(b)	A document issued in the ordinary course of the banking business of the Company may be signed on behalf of the Company by any official (or officials) of such rank and in accordance with such arrangements or directions as may be prescribed from time to time by the Directors, a Committee or, in the case of any delegated or sub-delegated function in accordance with such arrangements or directions as may be prescribed, by the Chief Executive, Deputy Chief Executive, Assistant Chief Executive, Chief General Manager, General Manager, Assistant General Manager, Executive or Manager or by any Management Committee having such delegated responsibility for the area or division of the business to which the document relates.

(c)

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner and by such persons whether Directors or Officers or not as the Directors shall from time to time determine.

(d)	An affidavit or declaration required to be given by or on behalf of the Company in relation to any matter not arising in the ordinary course of the banking business of the Company may be made by any Director or Officer competent to depose to the matters therein stated and in the case of an affidavit of ownership for the purposes of the Judgment Mortgage Act, 1850 (as amended) by the Group Law Agent or Law Agent or the Secretary, or a person appointed and designated by resolution of the Directors as a public officer of the Company authorised to make oaths on behalf of the Company and in the case of an affidavit or declaration in relation to any matter touching any account, dealing, transaction or matter arising in the ordinary course of the banking business of the Company or in connection therewith by any manager, assistant manager or other official who, from his own knowledge, or, where not within his own knowledge, from information derived by him from examination or inspection of the Company’s books or records in his lawful custody or under his control (or where such records are computerised, from examination or inspection of the relevant fiche or of written data produced or re-produced by the retrieval facility of such computer to which he has or has had lawful access in the ordinary course of his official duties) is competent to depose to the matter in question subject always to the rules of any court of competent jurisdiction or the Acts or any statute otherwise providing.

(e)	Save as excepted herein or the context otherwise requires, “document” shall include any authority, bill, certificate, confirmation, contract or agreement, guarantee, instrument, letter, minute, notice, power of attorney or letter of credit.

SECRETARY

117.	The Secretary shall be appointed by the Directors and any Secretary so appointed may be removed by them but without prejudice to any claim for damages for breach of any contract of service between him and the Company. Anything by the Acts required or authorised to be done by or to the Secretary may be done by or to any assistant or acting Secretary or, if there is no assistant or acting Secretary capable of acting, by or to any Officer of the Company authorised generally or specially in that behalf by the Directors; Provided that any provision of the Acts or these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as a Director and as, or in the place of, the Secretary.

REGISTER OF DIRECTORS’ SHARE AND DEBENTURE HOLDINGS

118.	A Register of Directors’ share and debenture holdings shall be kept at the Office and shall be open to the inspection of any member or holder of debentures of the Company on each day during which the same is bound to be open for inspection pursuant to the Acts.

THE SEAL

119.	(a)	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors dealing with the sealing of instruments generally or with any instrument in particular or of a resolution of a Committee authorised by the Directors in that behalf and, subject as provided in (c) of this Article, every instrument to which the Seal shall be affixed shall, as part of the sealing process, be signed by at least one Director, Officer or other person duly authorised in that behalf by the Directors and the Secretary or one of the persons authorised as aforesaid (who has not already signed) and, in favour of any purchaser or person bona fide dealing with the Company, such signatures shall be conclusive evidence of the fact that the Seal has been properly affixed.

(b)	The Directors may by resolution determine to have an Official Seal (“Official Seal — Securities”) for use generally in sealing certificates for shares and other securities of the Company and the Directors may make such regulations governing the custody and use of such Official Seal as they deem appropriate.

(c)	The Directors may by resolution determine, either generally or in any particular case, that in respect of certificates for shares or securities of the Company the signatures of any Director or the Secretary or other person as aforesaid forming part of the sealing, may be applied or effected by non-autographic means, or that such certificates, being sealed, shall bear no signatures and in favour of any registered holder or other person acquiring any such shares or securities in good faith a certificate executed in any of the modes of execution authorised herein shall be as valid and effective as If such certificate was issued under the seal or the Official Seal — Securities, as the case may be, of the Company pursuant to (a) or (b) of this Article.

OFFICIAL SEALS

120.	Subject to the provisions of the Acts the Directors may adopt an Official Seal or Official Seals for use in connection with the execution by the Company of documents abroad. The Official Seal for use in the United Kingdom (the “Official Seal — UK”) in the form in which it exists at the date of adoption of these Articles is, and until altered, varied or replaced by the Directors, shall constitute the Official Seal of the Company for use in the United Kingdom.

DIVIDENDS

121.	Subject to the provisions of the Acts, the Company may by Ordinary Resolution declare dividends provided that:

(a)	no dividend shall be payable otherwise than out of the profits available for distribution;

(b)	no higher dividend shall be paid than is recommended by the Directors; and

(c)	no dividend may be declared on the Ordinary Shares and/or the CNV Shares unless the dividend on the euro Preference Shares, the Dollar Preference Shares, the Sterling Preference Shares, the Yen Preference Shares and the 2009 Preference Shares most recently payable prior to the relevant General Meeting shall have been paid in cash.

No dividend or other monies payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

122.	Subject to any preferential or other special rights for the time being attached to any class of shares, the profits of the Company available for distribution which it shall from time to time be determined to distribute by way of dividend shall be applied in payment of dividends upon the shares of the Company in proportion to the amounts paid up thereon respectively otherwise than in advance of calls. All dividends shall be apportioned and paid pro rata according to the amounts for the time being paid up on the shares during the period in respect of which the dividend is paid except that if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.

123.	Subject to the provisions of the Acts, the Directors may, if they think fit, from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company available for distribution, provided that no such interim dividend may be paid on the Ordinary Shares and/or the CNV Shares if the dividends on the euro Preference Shares, the Dollar Preference Shares, the Sterling Preference Shares, the Yen Preference Shares and the 2009 Preference Shares most recently payable prior to the date of the Directors’ resolution to pay such interim dividend shall not have been paid in cash or where the payment of such interim dividend on the Ordinary Shares and/or CNV Shares would reduce the distributable reserves of the Company to such an extent that the Company would, in the opinion of the Directors, be unable to pay the next dividend due for payment on the euro Preference Shares, the Dollar Preference Shares, the Sterling Preference Shares, the Yen Preference Shares and the 2009 Preference Shares. Provided that the Directors act bona fide, they shall not incur any responsibility to the holders of any shares conferring a preference which may at any time be issued for any damage they may suffer by reason of the payment of an interim dividend on any shares ranking after such preference shares. A resolution of the Directors declaring any interim dividend shall (once announced) be irrevocable and shall have the same effect in all respects as if such dividend had been declared upon the recommendation of the Directors by an Ordinary Resolution of the Company. Subject as aforesaid, if at any time the share capital of the Company is divided into different classes, the Directors may pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non- preferred rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividends. The Directors may also pay half- yearly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate if they are of the opinion that the profits available for distribution justify the payment.

124.	The Directors may deduct from any dividend or other moneys payable on or in respect of any shares held by a member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

125.	The Directors may retain the dividends payable upon shares in respect of which any person is under Article 42 hereof entitled to become a member or which any person under such Article is entitled to transfer, until such person shall become a member in respect thereof or shall duly transfer the same.

126.	The Directors may, until claimed, invest or otherwise use all unclaimed dividends for the benefit of the Company but no such investment or use shall constitute the Company a trustee for the person entitled to such dividends or entitle such person to interest against the Company. A dividend declared under Article 121 or payable pursuant to Article 123 remaining unclaimed 12 years after the date the dividend became due for payment may be treated by the Company as having reverted, on forfeiture, to and to form part of the assets of the Company.

127.	(a)	Any dividend or other moneys payable on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the member or person entitled thereto, and in the case of joint holders to the first named of such joint holders whose name stands first in the Register of Members in respect of the joint holding, or to such person and such address as the holder or joint holders may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders may direct, and payment of the cheque or warrant shall be a good discharge to the Company. Any such dividend or other moneys payable in respect of a share may also be paid by any electronic funds transfer system or any other electronic means to an account or address designated by the holder or joint holders as the case may be. The Company shall have no responsibility for any such dividend or other moneys lost or delayed in the course of any such transfer. Every such cheque, warrant or payment shall be sent at the risk of the person entitled to the money represented thereby.

(b)	The Company may cease sending dividend cheques or warrants by post or making electronic payments to a member if such cheques or warrants have been returned undelivered or left uncashed or such electronic payment fails for any reason and reasonable enquiries have failed to establish any new address of or instruction from the registered holder,

128.	If several persons are registered as joint holders of any share, any one of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

129.	The Company, upon the recommendation of the Directors, may, by Ordinary Resolution declaring a dividend, direct payment of such dividend wholly or in part by the distribution of specific assets and in particular, of paid up shares or debentures of any other company, and the Directors shall give effect to such resolution. Where any difficulty arises in regard to the distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates in respect of shares held in certificated form and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of members and may vest any specific assets in trustees upon trust for the persons entitled to the dividend as the Directors think expedient and generally may make such arrangements for the allotment, acceptance and sale of such specific assets or fractional certificates, or any part thereof and otherwise as they think fit provided however that no part of the 2009 Bonus Shares shall be paid up out of the distributable reserves of the Company in contravention of Article 4A.(F), 4B.(F), 4C.(F) or 4D.(F).

130.	Subject to Article 83, the Directors may, with the authority of an Ordinary Resolution of the Company, offer to the holders of Ordinary Shares and the CNV Shares the right to elect to receive an allotment of additional Ordinary Shares and/or CNV Shares, credited as fully paid, instead of cash in respect of all or part of any dividend which is specified in the applicable Ordinary Resolution or such part of such dividend as the Directors may determine. The following provisions shall have effect:-

(a)

Any such Ordinary Resolution may specify a particular dividend or may specify all or any dividends falling to be declared or paid in favour of or to holders of Ordinary Shares and CNV Shares during a specified period, being a period expiring not later than five years from the date on which the resolution is passed.

(b)	The basis of allotment shall be determined by the Board so that as nearly as may be considered convenient, the value (calculated by reference to the average quotation or, at the discretion of the Directors, not more than 5% below such quotation) of the additional Ordinary Shares (including any fractional entitlement) to be allotted instead of any cash amount of dividend shall be equal to such amount. For such purpose the “average quotation” of an Ordinary Share shall be the average of the middle market quotations (less the relevant dividend unless the Ordinary Shares are already quoted ex such dividend) on the Irish Stock Exchange (derived from the Irish Stock Exchange Daily Official List or any similar publication or any equivalent publication for securities admitted to trading on the Enterprise Securities Market) on at least five consecutive dealing days selected by the Directors, but commencing no earlier than the day upon which the proposed relevant dividend is announced by the Directors (with the same value being applied in respect of any CNV Shares).

(c)	The Directors shall give notice in writing to the holders of the Ordinary Shares and CNV Shares of the rights of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective.

(d)	The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares and/or CNV Shares in respect of which the said election has been duly exercised (“the elected Ordinary Shares and/or CNV Shares”) and instead thereof additional Ordinary Shares and/or CNV Shares shall be allotted to the holders of the elected Ordinary Shares and/or CNV Shares on the basis of allotment determined as aforesaid. For such purpose the Directors shall capitalise, out of such of the sums standing to the credit of reserves (including any share premium account and capital redemption reserve) or profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of the additional Ordinary Shares and/or CNV Shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued Ordinary Shares and/or CNV Shares for allotment and distribution to and amongst the holders of elected Ordinary Shares and/or CNV Shares on such basis.

(e)	The additional Ordinary Shares and CNV Shares so allotted shall rank pari passu in all respects with the fully paid Ordinary Shares and CNV Shares (as the case may be) then in issue save only as regards participation in the relevant dividend (or share election in lieu).

(f)

The Directors may do all acts and things which they consider necessary or expedient to give effect to any such offer and capitalisation, with power to make such provisions as they think fit for dealing with shares becoming distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded or rounded up or the benefit of fractional entitlements accrues to the Company rather than to the Members concerned). The Directors may authorise any person on behalf of all the Members concerned to enter into an agreement with the Company providing for such capitalisation and matters incidental thereto and an agreement made under such authority shall be effective and binding on all persons concerned.

(g)	The Directors may also from time to time establish or vary a procedure for election mandates under which a holder of Ordinary Shares and/or CNV Shares may elect to receive additional ordinary shares credited as fully paid instead of cash in respect of all future rights offered to that holder under this Article until the election mandate is revoked or deemed to be revoked in accordance with the procedure.

(h)	Notwithstanding the foregoing the Directors may at any time prior to payment of the relevant dividend determine, if it appears to them desirable to do so because of a change in circumstances, that the dividend shall be payable wholly in cash and if they so determine then all elections made shall be disregarded.

(i)	Notwithstanding anything to the contrary in this Article, the Directors may make such exclusions from any offer of rights of election to holders of Ordinary Shares as they may think fit in the light of any legal or practical problems under the laws of any territory or the requirements of a Stock Exchange or of any regulatory authority.

131.	Subject to Article 83, notwithstanding anything contained in these Articles, unless otherwise prohibited by the Acts, the Company, on the recommendation of the Directors, may by Ordinary Resolution determine that any realised accretions of capital assets not required for paying the fixed dividends on any shares entitled to fixed preferential dividends with or without further participation in profits shall be divided amongst the members in the proportion in which the same would have been divisible amongst them had the same been applied or applicable in paying dividends.

RESERVES

132.	(a) The Directors may before recommending any dividend, whether preferential or otherwise, carry to reserve out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company or of its holding company, if any) as the Directors may from time to time think fit. The Directors may divide the reserve into such special funds and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide. Nothing in this Article 132 shall restrict or limit a capitalisation permitted by Article 4E.(C) or Article 135.

(b)	Notwithstanding the provisions of sub-paragraph (a) of this Article:

(i)	the Directors shall not set aside out of profits and carry to any reserve fund referred to in sub-paragraph (a) of this Article or carry forward in the manner described in sub-paragraph (a) of this Article any sum then required for payment of the dividend payable on any euro Preference Shares, Dollar Preference Shares, Sterling Preference Shares, Yen Preference Shares or the 2009 Preference Shares; and

(ii)	if at any time there shall be insufficient profits standing to the credit of the profit and loss account of the Company (or any other of the Company’s accounts or reserves and available for distribution) for the payment of any such dividend, the Directors shall withdraw from any such reserve fund referred to in sub-paragraph (a) of this Article such sums as may be required for the payment of any such dividend (and so that the Directors shall not require the consent of the Company in General Meeting to any such withdrawal). Subject to the Acts, any sum so withdrawn (and any profits previously carried forward pursuant to sub-paragraph (a) of this Article but subsequently required for the payment of any such dividend) may be applied in or towards payment of such dividends.

CAPITALISATION OF PROFITS

133.	Subject to Article 83 and subject as herein or by the Acts provided, the Directors may with the authority of an Ordinary Resolution of the Company resolve to capitalise all or any part of the undivided profits of the Company not required for paying any fixed dividends on any shares entitled to fixed preferential dividends (with or without further participation in profits) and whether or not such undivided profits are available for distribution, or any sum standing to the credit of the Company’s share premium account or capital redemption reserve; and having so resolved with the authority aforesaid appropriate the sum resolved to be capitalised to the holders of Ordinary Shares and/or CNV Shares on the Register at the close of business on the date of the resolution (or such other date as may be specified therein or determined as therein provided) in the proportion in which such profits or sum would have been divisible amongst them had the same been applied or been applicable in paying dividends and to apply such profits or sum on their behalf, either in or towards paying up the amounts (if any) for the time being unpaid on any Ordinary Shares and/or CNV Shares held by such members or in paying up in full unissued Ordinary Shares and/or CNV Shares (or, subject to any special rights previously conferred on any shares or class of shares for the time being issued, unissued shares of any other class not being redeemable shares) or debentures of the Company of a nominal amount equal to such profits or sum, or partly in one way and partly in the other, and allot such shares or debentures to be allotted and distributed credited as fully paid to and amongst such members in the proportion aforesaid.

134.	Whenever such a resolution as aforesaid shall have been passed, the Directors shall make all appropriations and applications of the profits or sum resolved to be capitalised thereby and all allotments and issues of fully paid shares and generally shall do all acts and things required to give effect thereto, with full power to the Directors to make such provision as they think fit for the case of shares becoming distributable in fractions including in respect of shares held in certificated form the issue of fractional certificates or by payment in cash or by declaring that the benefit of fractional entitlements of less than a specified amount shall accrue to the Company or otherwise and also to authorise any person to enter on behalf of all the members interested or who are entitled to the benefit of such appropriations and applications into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares to be issued upon such capitalisation or for the payment up by the Company on their behalf of the amounts or any part of the amounts unpaid on any existing shares and for matters incidental thereto and any agreement made under such authority shall be effective and binding on all such members.

CAPITALISATIONS IN RESPECT OF THE 2009 BONUS SHARES

135.	The Directors shall, pursuant to the Company’s obligations under Articles 4E. or 52, resolve that any sum standing to the credit of any of the Company’s undistributable reserves (including any share premium account) and, subject to there being no contravention of the provisions of Article 4A.(F), 4B.(F), 4C.(F) or 4D.(F), the distributable reserves of the Company be capitalised as a new issue of Ordinary Shares to the holders of the 2009 Preference Shares in accordance with Article 4E. or 52 in the proportions to which such holders are entitled pursuant to Articles 4E. or 52, as the case may be, such Ordinary Shares to be credited as paid up in full by such sum standing to the credit of the Company’s reserves in the manner set out in Article 4E.(C)(7)(a) and (b) as is equal to the nominal value of such Ordinary Shares, subject to the Company not being prohibited by law from doing so, provided however that where the Company has insufficient reserves to pay up in full any of the Ordinary Shares referred to above it may be required by the 2009 Preference Shareholder, as applicable, to issue his entitlement of such Ordinary Shares on the basis that the Company shall pay up the issue price of such 2009 Bonus Shares out of a portion of the available reserves of the Company corresponding to the percentage which such Ordinary Shares corresponds to the total number of Ordinary Shares which fall to be issued at such time and provided that such 2009 Preference Shareholder, as applicable, pays up the balance to be paid up on the Ordinary Shares he requires to be issued to him. Any capitalisation pursuant to this Article shall be deemed to be authorised by the resolution adopting this Article. For so long as a Government Body holds any 2009 Preference Shares, the Company may not reduce its share premium account and any capital reserve fund (excluding any property revaluation reserves) without the approval of the Government Preference Shareholder, except that nothing in this Article 135 shall restrict or prevent the Company from utilising or applying its share premium account and/or capital reserve fund for the purposes of:

(A)	issuing, allotting, paying-up, redeeming or purchasing (in accordance with sections 207(2)(d)(ii) and 207(2)(f) of the Companies Act 1990) 2009 Preference Shares, 2009 Bonus Shares, CNV Shares, Dollar Preference Shares pursuant to Article 4.A(B)(2)(e), Sterling Preference Shares pursuant to Article 4.B(B)(2)(e), euro Preference Shares pursuant to Article 4.C(B)(2)(e) or Yen Preference Shares pursuant to Article 4.D(B)(2)(e); or

(B)	writing off the expenses of, or the commission paid or underwriting discount allowed on, any issue of shares or debentures of the Company.

ACCOUNTS

136.	The Directors shall cause proper accounts to be kept in accordance with the provisions of the Acts.

137.	The books of account shall be kept at the Office or (subject to the provisions of the Acts or any other statute) at such other place as the Directors shall think fit and shall always be open to the inspection of the Directors. No member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or by statute or when authorised by the Directors or ordered by a Court of competent jurisdiction.

138.	The Directors shall from time to time, in accordance with the provisions of the Acts, cause to be prepared and to be laid before the Company in General Meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as are specified in the Acts and such accounts and balance sheets shall be signed in accordance with the Acts.

139.	A copy of the Directors’ and Auditors’ reports, accompanied by (a) copies of the balance sheet, profit and loss account and other documents required by the Act to be annexed to the balance sheet or (b) such summary financial statements as may be permitted by the Acts, shall, twenty-one days at the least before the Annual General Meeting, be delivered or sent by post to the registered address of every member and every holder of debentures of the Company (whether or not they are entitled to receive notice of meetings) and to the Auditors and, provided that if copies of such documents are sent less than twenty-one days before the date of the meeting, they shall, notwithstanding that fact, be deemed to have been duly sent if it is so agreed by all the members entitled to attend and vote at the Meeting. Whenever all or any of the shares or debentures of the Company shall for the time being be listed on a Stock Exchange there shall be forwarded to the appropriate officer of such Stock Exchange such number of copies of such documents as may for the time being be required under its regulations or practice. It shall not be necessary under these Articles for the Company to send a copy of the said documents to more than one joint holder of shares or debentures of the Company or to any person whose address is unknown to the Company but any such person shall be entitled to receive such documents free of charge on application to the Company in writing addressed to the Office.

140.	The Auditors’ Report shall be read before the Company in General Meeting and shall be open to inspection by any member.

141.	Every account of the Directors when audited and approved by an Annual General Meeting shall be conclusive except as regards any error discovered therein within three months next after the approval thereof. Whenever such an error is discovered within that period, the account shall forthwith be corrected and thereupon shall be conclusive.

AUDITORS

142.	The Auditors shall be appointed and their duties in regard to audit shall be regulated and carried out in accordance with the provisions of the Acts.

NOTICES

143.	A notice or other document may be served by the Company upon any member either personally, by sending it through the post in a prepaid envelope or wrapper addressed to such member at his address as appearing in the Register of Members, by an electronic communication as defined in, and permitted by, the Electronic Commerce Act 2000 and by electronic means as defined in, and permitted by, the Transparency (Directive 2004/109/EC) Regulations 2007. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding and notice so given shall be sufficient notice to all the joint holders.

144.	As regards those members (other than holders of euro Preference Shares, Dollar Preference Shares, Sterling Preference Shares or Yen Preference Shares) who have no registered address in Ireland or the United Kingdom, a notice posted up in the Office shall be deemed to be well served on them at the expiration of twenty-four hours after it is so posted up.

145.

Any member described in the Register of Members by an address not in Ireland or the United Kingdom who shall from time to time give the Company an address in Ireland or the United Kingdom at which notices may be served upon him shall be entitled to have notices served upon him at such address. Notwithstanding the foregoing, any holder of euro Preference Shares, Dollar Preference Shares, Sterling Preference Shares or Yen Preference Shares shall be entitled to have notices served upon him at his address as appearing in the Register of Members provided that such address is in Ireland or the United Kingdom or the United States of America or Japan.

146.	Any notice required to be given by the Company to the members or debenture holders or any of them, and not provided for by or pursuant to these Articles shall be sufficiently given if given by advertisement which shall be inserted once in one Dublin, one Belfast, one Cork and one leading London daily newspaper.

147.	(a)	If at any time the Company is unable effectively to convene a General Meeting by notices sent through the post either in Ireland, the United Kingdom, the United States of America or Japan (for the purposes of this Article, the “affected territory”) as a result of the suspension or curtailment of postal services, notice of such General Meeting may be sufficiently given to those members with registered addresses in the affected territory by advertisement in such affected territory. Any notice given by advertisement shall be advertised on the same date, in the case of Ireland, in at least two leading daily newspapers with appropriate circulation, of which one shall be a leading daily newspaper with general circulation in Ireland and, in the case of the United Kingdom, in one leading London daily newspaper and, in the case of the United States of America, in The Wall Street Journal and The New York Times and, in the case of Japan, in one leading Tokyo daily newspaper (but if any newspaper named herein shall by reason of industrial action or otherwise not be published on the date on which the advertisement is due to appear, publication in another leading newspaper shall be sufficient).

(b)	A notice given in accordance with the foregoing provisions shall be deemed to have been validly given in accordance with these Articles and shall be deemed to have been served at noon on the day on which the advertisement, or the last advertisement to be published, appears in the relevant daily newspapers.

(c)	Nothing in this Article is intended to restrict the right of the Company or the Directors to avail of the provisions of Section 135 of the Companies Act, 1963 for the purpose of convening a General Meeting if it should appear to the Directors that it would be more appropriate to apply to the Court for an order pursuant to that Section.

148.	(a)	Any notice or other document if served by post shall be deemed to have been served at the expiration of twenty-four hours after the envelope or wrapper containing the same was posted, and in proving such service it shall be sufficient to prove that the envelope or wrapper containing the notice was properly addressed, stamped and put into the post or accepted by the Post Office for delivery. A certificate in writing signed by the Secretary or any other clerk, official, officer or employee of the Company that the envelope or wrapper containing the notice was so addressed, stamped and put in the post or received by the Post Office shall be conclusive evidence of that fact.

(b)	Any notice or other document, if served by an electronic communication or by electronic means, shall be deemed to have been served at the time it is sent, and in proving such service, a certificate in writing signed by the Secretary or any other clerk, official, officer or employee of the Company that the notice or other document was so sent shall be conclusive evidence of that fact.

(c)	Any notice or other document, if served by being made available in an electronic communication or otherwise using electronic means, shall be deemed to have been served when notice of the fact that it has been made available is served.

(d)	A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

149.	A person entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also an address within Ireland or the United Kingdom for the service of notices, shall be entitled to have served upon or delivered to him at such address any notice or document to which the said member would have been entitled, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the address of any member in pursuance of these Articles shall, notwithstanding that such member be then dead or bankrupt or in liquidation, and whether or not the Company have notice of his death or bankruptcy or liquidation, be deemed to have been duly served or delivered in respect of any share registered in the name of such member as sole or first-named joint holder.

150.	The signature to any notice to be given by or in the name of the Company whether for the purpose of those Articles or otherwise may be written autographically or printed in facsimile.

151.	Where a given number of days’ notice, or notice extending over any other period, is required to be given, the day of service shall, unless it is otherwise provided, be counted in such number of days or other period.

152.	In the event of the winding up of the Company, every member of the Company who is not for the time being in Ireland shall be bound within fourteen days after the passing of an effective resolution to wind up the Company voluntarily, or the making of an order for the winding up of the Company, to serve notice in writing on the Company of his having appointed or appointing some householder or solicitor in Dublin upon whom all summonses, notices, processes, orders and judgments in relation to or under the winding up of the Company may be served, and in default of such nomination the liquidator of the Company shall be at liberty, on behalf of such member, to appoint some such person, and service upon any such appointee, whether appointed by the member or the liquidator, shall be deemed to be good personal service on such member for all purposes, and where the liquidator makes any such appointment, he shall with all convenient speed give notice thereof to such member by advertisement in at least one daily newspaper circulating in Dublin or by registered letter sent through the post and addressed to such member at his address as mentioned in the Register of Members of the Company as the liquidator may in his absolute discretion decide, and such notice shall be deemed to be served on the day following that on which the advertisement appears or the letter is posted.

SECRECY

153.	Every Director, Officer, member of a Committee, auditor, manager, trustee, adviser, consultant, representative, agent, accountant, or other person employed in or in connection with the business of the Company or engaged to provide a specialist service to the Company shall, unless exempted by the Directors, before entering upon his duties, sign a declaration pledging himself to observe a strict secrecy respecting all transactions of the Company with its customers and the state of accounts with individuals, and in matters relating thereto, and shall by such declaration pledge himself not to reveal any of the matters which may come to his knowledge in the discharge of his duties, except when required so to do by the Directors, or by any General Meeting, or by a Court of Law, or by the person to whom such matters relate, and except so far as may be necessary in order to comply with any of the provisions of these Articles.

154.	No member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the members of the Company to communicate to the public.

WINDING UP

155.	If the Company shall be wound up (whether the liquidation is voluntary or by the Court) the liquidator may, with the authority of a Special Resolution, divide among the members in specie the whole or any part of the assets of the Company, whether such assets shall consist of property of one kind or of properties of different kinds, and may for such purpose set such value as he deems fair upon each kind of property and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of members and for contributories as the liquidator, with the like authority, shall think fit and the liquidation of the Company may be closed and the Company dissolved, but so that no member shall be compelled to accept any shares in respect of which there is a liability.

DESTRUCTION OF DOCUMENTS

156.	Subject as herein provided, the Company shall be entitled, at any time after the expiration of six years from the date of registration thereof, to destroy all instruments of transfer of shares in the Company which shall have been then registered and, at any time after the expiration of three years (or such longer period as the Directors shall determine) from the date of cancellation or cessation thereof, all registered certificates for shares and dividend mandates which have been cancelled or have ceased to have effect and, after the expiration of three years (or such longer period as the Directors shall determine) from the date of recording thereof, all notifications of change of address and it shall be conclusively presumed in favour of the Company that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every certificate for shares so destroyed was a valid and effective instrument duly and properly cancelled and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company; Provided that:-

(i)	the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document is or might be relevant;

(ii)	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of sub-paragraph (I) of this proviso are not fulfilled.

(b)	For the purposes of this Article:-

(i)	references to the destruction of any document include references to the disposal thereof in any manner;

(ii)	references to an instrument of transfer shall be deemed to include references to any document constituting the renunciation of an allotment of any shares in the Company by the allottee in favour of some other person.

INDEMNITY

157.	Every Director and other Officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application in which relief is granted to him by the Court under the Acts.

RECORD DATES

158.	Subject to the rights attaching to, or the terms of issue of, any shares, any dividend on shares of any class or any distribution, allotment or issue to the holders of any shares of any class (whether to be paid or made pursuant to a resolution of the Company in General Meeting or a resolution of the Directors or otherwise) may be paid or made to the persons registered as the holders of such shares or the persons otherwise entitled thereto at the close of business on a particular date notwithstanding that it may be a date prior to that on which the dividend, distribution, allotment or issue is to be paid or made or on which any resolution relating thereto is passed and any such dividend, distribution, allotment or issue shall be paid or made to them in accordance with their respective entitlements thereto but without prejudice to the rights inter se, in respect of such dividend, distribution, allotment or issue, of any holder or former holder of any such shares.

SCHEDULE 6

BONUS PAYMENTS

None

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IN WITNESS WHEREOF this agreement has been entered into and delivered as a deed on the date which first appears on page 1 of this agreement.

PRESENT when the Official Seal of the MINISTER FOR FINANCE was affixed hereto and authenticated by the signature of:
A person authorised by Section 15(1) of the Ministers and Secretaries Act 1924 to authenticate the Seal of the Minister for Finance

The Seal of the NATIONAL PENSIONS RESERVE FUND COMMISSION was affixed in the presence of:
Chairman

Commissioner

The Seal of NATIONAL TREASURY MANAGEMENT AGENCY was affixed in the presence of:
Chief Executive

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Present when the common seal of ALLIED IRISH BANKS, P.L.C. was affixed to this deed and this deed was delivered:
Director

Director Secretary

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